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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
Check the appropriate box:
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

Liberty Interactive Corporation
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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LIBERTY INTERACTIVE CORPORATION
12300 Liberty Boulevard
Englewood, Colorado 80112
(720) 875-5300

April 19, 2017

Dear Stockholder:

        You are cordially invited to attend the 2017 annual meeting of stockholders of Liberty Interactive Corporation (Liberty Interactive) to be held at 8:15 a.m., local time, on May 24, 2017, at the Atlanta Braves Headquarters, 755 Battery Avenue, Atlanta, Georgia 30339, telephone (404) 614-2182.

        At the annual meeting, you will be asked to consider and vote on the proposals described in the accompanying notice of annual meeting and proxy statement, as well as on such other business as may properly come before the meeting.

        Your vote is important, regardless of the number of shares you own. Whether or not you plan to attend the annual meeting, please read the enclosed proxy materials and then promptly vote via the Internet or telephone or by completing, signing and returning by mail the enclosed proxy card. Doing so will not prevent you from later revoking your proxy or changing your vote at the meeting.

        Thank you for your cooperation and continued support and interest in Liberty Interactive.

Very truly yours,

Gregory B. Maffei President and Chief Executive Officer

        The proxy materials relating to the annual meeting will first be made available on or about April 24, 2017.

LIBERTY INTERACTIVE CORPORATION
12300 Liberty Boulevard
Englewood, Colorado 80112
(720) 875-5300

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be Held on May 24, 2017

        NOTICE IS HEREBY GIVEN of the annual meeting of stockholders of Liberty Interactive Corporation (Liberty Interactive) to be held at 8:15 a.m., local time, on May 24, 2017, at the Atlanta Braves Headquarters, 755 Battery Avenue, Atlanta, Georgia 30339, telephone (404) 614-2182, to consider and vote on the following proposals:

  1.
  A proposal (which we refer to as the election of directors proposal) to elect Evan D. Malone, David E. Rapley and Larry E. Romrell to continue serving as Class I members of our board until the 2020 annual meeting of stockholders or their earlier resignation or removal;

  2.
  A proposal (which we refer to as the auditors ratification proposal) to ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2017;

  3.
  A proposal (which we refer to as the say-on-pay proposal) to approve, on an advisory basis, the compensation of our named executive officers as described in this proxy statement under the heading "Executive Compensation"; and

  4.
  A proposal (which we refer to as the say-on-frequency proposal) to approve, on an advisory basis, the frequency at which future say-on-pay votes will be held.

        You may also be asked to consider and vote on such other business as may properly come before the annual meeting.

        Holders of record of our Series A QVC Group common stock, par value $0.01 per share, Series B QVC Group common stock, par value $0.01 per share, Series A Liberty Ventures common stock, par value $0.01 per share, and Series B Liberty Ventures common stock, par value $0.01 per share, in each case, outstanding as of 5:00 p.m., New York City time, on April 3, 2017, the record date for the annual meeting, will be entitled to notice of the annual meeting and to vote at the annual meeting or any adjournment or postponement thereof. These holders will vote together as a single class on each proposal. A list of stockholders entitled to vote at the annual meeting will be available at our offices at 12300 Liberty Boulevard, Englewood, Colorado 80112 for review by our stockholders for any purpose germane to the annual meeting for at least ten days prior to the annual meeting.

        We describe the proposals in more detail in the accompanying proxy statement. We encourage you to read the proxy statement in its entirety before voting.

        Our board of directors has unanimously approved each proposal and recommends that you vote "FOR" the election of each director nominee and "FOR" each of the auditors ratification proposal and the say-on-pay proposal. Our board of directors also recommends that you vote in favor of the "3 YEARS" frequency option with respect to the say-on-frequency proposal.

        Votes may be cast in person at the annual meeting or by proxy prior to the meeting by telephone, via the Internet, or by mail.

        Important Notice Regarding the Availability of Proxy Materials For the Annual Meeting of Stockholders to be Held on May 24, 2017: our Notice of Annual Meeting of Stockholders, Proxy Statement, and 2016 Annual Report to Stockholders are available at www.envisionreports.com/LIC.

        YOUR VOTE IS IMPORTANT.    Voting promptly, regardless of the number of shares you own, will aid us in reducing the expense of any further proxy solicitation in connection with the annual meeting.

By order of the board of directors,

Pamela L. Coe Senior Vice President, Deputy General Counsel and Secretary

Englewood, Colorado
April 19, 2017

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING, PLEASE VOTE PROMPTLY VIA TELEPHONE OR ELECTRONICALLY VIA THE INTERNET. ALTERNATIVELY, PLEASE COMPLETE, SIGN AND RETURN BY MAIL THE ENCLOSED PAPER PROXY CARD.

i

ii

LIBERTY INTERACTIVE CORPORATION
a Delaware corporation

12300 Liberty Boulevard
Englewood, Colorado 80112
(720) 875-5300

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS

        We are furnishing this proxy statement in connection with the board of directors' solicitation of proxies for use at our 2017 Annual Meeting of Stockholders to be held at 8:15 a.m., local time, at the Atlanta Braves Headquarters, 755 Battery Avenue, Atlanta, Georgia 30339 on May 24, 2017, or at any adjournment or postponement of the annual meeting. At the annual meeting, we will ask you to consider and vote on the proposals described in the accompanying Notice of Annual Meeting of Stockholders. The proposals are described in more detail in this proxy statement. We are soliciting proxies from holders of our Series A QVC Group common stock, par value $0.01 per share (QVCA), Series B QVC Group common stock, par value $0.01 per share (QVCB), Series A Liberty Ventures common stock, par value $0.01 per share (LVNTA), and Series B Liberty Ventures common stock, par value $0.01 per share (LVNTB). We refer to QVCA, QVCB, LVNTA and LVNTB together as our common stock.

THE ANNUAL MEETING

Electronic Delivery

        Registered stockholders may elect to receive future notices and proxy materials by e-mail. To sign up for electronic delivery, go to www.computershare.com/investor. Stockholders who hold shares through a bank, brokerage firm or other nominee may sign up for electronic delivery when voting by Internet at www.proxyvote.com by following the prompts. Also, stockholders who hold shares through a bank, brokerage firm or other nominee may sign up for electronic delivery by contacting their nominee. Once you sign up, you will not receive a printed copy of the notices and proxy materials, unless you request them. If you are a registered stockholder, you may suspend electronic delivery of the notices and proxy materials at any time by contacting our transfer agent, Computershare, at 866-367-6355 (outside the United States 1-781-575-3400). Stockholders who hold shares through a bank, brokerage firm or other nominee should contact their nominee to suspend electronic delivery.

Time, Place and Date

        The annual meeting of stockholders is to be held at 8:15 a.m., local time, on May 24, 2017, at the Atlanta Braves Headquarters, 755 Battery Avenue, Atlanta, Georgia 30339, telephone (404) 614-2182.

Purpose

        At the annual meeting, you will be asked to consider and vote on each of the following:

  •
  the election of directors proposal, to elect Evan D. Malone, David E. Rapley and Larry E. Romrell to continue serving as Class I members of our board until the 2020 annual meeting of stockholders or their earlier resignation or removal;

  •
  the auditors ratification proposal, to ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2017;

  •
  the say-on-pay proposal, to approve, on an advisory basis, the compensation of our named executive officers as described in this proxy statement under the heading "Executive Compensation"; and

  •
  the say-on-frequency proposal, to approve, on an advisory basis, the frequency at which future say-on-pay votes will be held.

        You may also be asked to consider and vote on such other business as may properly come before the annual meeting, although we are not aware at this time of any other business that might come before the annual meeting.

Quorum

        In order to conduct the business of the annual meeting, a quorum must be present. This means that the holders of at least a majority of the aggregate voting power represented by the shares of our common stock outstanding on the record date and entitled to vote at the annual meeting must be represented at the annual meeting either in person or by proxy. For purposes of determining a quorum, your shares will be included as represented at the meeting even if you indicate on your proxy that you abstain from voting. If a broker, who is a record holder of shares, indicates on a form of proxy that the broker does not have discretionary authority to vote those shares on a particular proposal or proposals, or if those shares are voted in circumstances in which proxy authority is defective or has been withheld, those shares (broker non-votes) will nevertheless be treated as present for purposes of determining the presence of a quorum. See "—Voting Procedures for Shares Held in Street Name—Effect of Broker Non-Votes" below.

Who May Vote

        Holders of shares of our common stock, as recorded in our stock register as of 5:00 p.m., New York City time, on April 3, 2017 (such date and time, the record date for the annual meeting), will be entitled to notice of the annual meeting and to vote at the annual meeting or any adjournment or postponement thereof.

Votes Required

        Each director nominee who receives a plurality of the combined voting power of the outstanding shares of our common stock present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors at the annual meeting, voting together as a single class, will be elected to the office.

        Approval of each of the auditors ratification proposal and the say-on-pay proposal requires the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of our common stock that are present in person or by proxy, and entitled to vote at the annual meeting, voting together as a single class.

        The say-on-frequency proposal provides for stockholders to vote for one of three potential frequencies (every one year, two years or three years) for future say-on-pay votes. Stockholders also have the option to abstain from such vote if they do not wish to express a preference. If one of such frequencies receives the affirmative vote of a majority of the votes cast on the say-on-frequency proposal by the holders of shares of our common stock that are present, in person or by proxy, and entitled to vote at the annual meeting, voting together as a single class, the frequency receiving such majority vote will be the frequency selected by our board of directors for future say-on-pay votes.

Votes You Have

        At the annual meeting, holders of shares of QVCA will have one vote per share, holders of shares of QVCB will have ten votes per share, holders of shares of LVNTA will have one vote per share, and holders of shares of LVNTB will have ten votes per share, in each case, that our records show are owned as of the record date.

Recommendation of Our Board of Directors

        Our board of directors has unanimously approved each of the proposals and recommends that you vote "FOR" the election of each director nominee and "FOR" each of the auditors ratification proposal and the say-on-pay proposal. Our board of directors also recommends that you vote in favor of the "3 YEARS" frequency option with respect to the say-on-frequency proposal.

Shares Outstanding

        As of the record date, an aggregate of 421,477,403 shares of QVCA, 29,411,867 shares of QVCB, 81,177,231 shares of LVNTA and 4,271,867 shares of LVNTB were issued and outstanding and entitled to vote at the annual meeting.

Number of Holders

        There were, as of the record date, 1,975 and 96 record holders of QVCA and QVCB, respectively, and 1,271 and 64 record holders of LVNTA and LVNTB, respectively (which amounts do not include the number of stockholders whose shares are held of record by banks, brokers or other nominees, but include each such institution as one holder).

Voting Procedures for Record Holders

        Holders of record of our common stock as of the record date may vote in person at the annual meeting, by telephone or through the Internet. Alternatively, they may give a proxy by completing, signing, dating and returning the proxy card by mail. Instructions for voting by using the telephone or the Internet are printed on the proxy voting instructions attached to the proxy card. In order to vote through the Internet, holders should have their proxy cards available so they can input the required information from the proxy card, and log onto the Internet website address shown on the proxy card. When holders log onto the Internet website address, they will receive instructions on how to vote their shares. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number, which will be provided to each voting stockholder separately. Unless subsequently revoked, shares of our common stock represented by a proxy submitted as described herein and received at or before the annual meeting will be voted in accordance with the instructions on the proxy.

        YOUR VOTE IS IMPORTANT.    It is recommended that you vote by proxy even if you plan to attend the annual meeting. You may change your vote at the annual meeting.

        If you submit a properly executed proxy without indicating any voting instructions as to a proposal enumerated in the Notice of Annual Meeting of Stockholders, the shares represented by the proxy will be voted "FOR" the election of each director nominee, "FOR" each of the auditors ratification proposal and the say-on-pay proposal and, in the case of the say-on-frequency proposal, will be voted in favor of the "3 YEARS" frequency option.

        If you submit a proxy indicating that you abstain from voting as to a proposal, it will have no effect on the election of directors proposal or the say-on-frequency proposal and will have the same effect as a vote "AGAINST" each of the other proposals.

        If you do not submit a proxy or you do not vote in person at the annual meeting, your shares will not be counted as present and entitled to vote for purposes of determining a quorum, and your failure to vote will have no effect on determining whether any of the proposals are approved (if a quorum is present).

Voting Procedures for Shares Held in Street Name

        General.    If you hold your shares in the name of a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee when voting your shares or to grant or revoke a proxy. The rules and regulations of the New York Stock Exchange and The Nasdaq Stock Market prohibit brokers, banks and other nominees from voting shares on behalf of their clients with respect to numerous matters, including, in our case, all of the proposals described in this proxy statement other than the auditors ratification proposal. Accordingly, to ensure your shares held in street name are voted on these matters, we encourage you to provide promptly specific voting instructions to your broker, bank or other nominee.

        Effect of Broker Non-Votes.    Broker non-votes are counted as shares of our common stock present and entitled to vote for purposes of determining a quorum but will have no effect on any of the proposals. You should follow the directions your broker, bank or other nominee provides to you regarding how to vote your shares of common stock or how to change your vote or revoke your proxy.

Revoking a Proxy

        If you submitted a proxy prior to the start of the annual meeting, you may change your vote by voting in person at the annual meeting or by delivering a signed proxy revocation or a new signed proxy with a later date to Liberty Interactive Corporation, c/o Computershare Investor Services, P.O. Box 30170, College Station, Texas 77842. Any signed proxy revocation or later-dated proxy must be received before the start of the annual meeting. In addition, you may change your vote through the Internet or by telephone (if you originally voted by the corresponding method) not later than 2:00 a.m., New York City time, on May 24, 2017.

        Your attendance at the annual meeting will not, by itself, revoke a prior vote or proxy from you.

        If your shares are held in an account by a broker, bank or other nominee, you should contact your nominee to change your vote or revoke your proxy.

Solicitation of Proxies

        We are soliciting proxies by means of our proxy statement and our annual report (together, the proxy materials) on behalf of our board of directors. In addition to this mailing, our employees may solicit proxies personally or by telephone. We pay the cost of soliciting these proxies. We also reimburse brokers and other nominees for their expenses in sending paper proxy materials to you and getting your voting instructions.

        If you have any further questions about voting or attending the annual meeting, please contact Liberty Interactive Investor Relations at (877) 772-1518.

Other Matters to Be Voted on at the Annual Meeting

        Our board of directors is not currently aware of any business to be acted on at the annual meeting other than that which is described in the Notice of Annual Meeting of Stockholders and this proxy statement. If, however, other matters are properly brought to a vote at the annual meeting, the persons designated as proxies will have discretion to vote or to act on these matters according to their best judgment. In the event there is a proposal to adjourn or postpone the annual meeting, the persons designated as proxies will have discretion to vote on that proposal.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

        The following table sets forth information concerning shares of our common stock beneficially owned by each person or entity known by us to own more than five percent of the outstanding shares of each series of our common stock. All of such information is based on publicly available filings, unless otherwise known to us from other sources.

        The security ownership information is given as of February 28, 2017 and, in the case of percentage ownership information, is based upon (1) 421,906,811 QVCA shares, (2) 29,358,638 QVCB shares, (3) 81,152,173 LVNTA shares and (4) 4,271,867 LVNTB shares, in each case, outstanding on that date. The percentage voting power is presented on an aggregate basis for all series of common stock.

Name and Address of Beneficial Owner	Title of Series	Amount and Nature of Beneficial Ownership		Percent of Series (%)	Voting Power (%)
John C. Malone	QVCA	392,730	(1)	*	37.9
c/o Liberty Interactive Corporation	QVCB	27,655,931	(1)	94.2
12300 Liberty Boulevard	LVNTA	606,989	(1)	*
Englewood, CO 80112	LVNTB	4,021,175	(1)	94.1
Jackson Square Partners, LLC	QVCA	29,271,045	(2)	6.9	3.5
101 California Street, Suite 3750
San Francisco, CA 94111
The Vanguard Group	QVCA	32,176,106	(3)	7.6	4.5
100 Vanguard Blvd.	LVNTA	5,938,101	(4)	7.3
Malvern, PA 19355
Harris Associates L.P.	QVCA	25,039,000	(5)	5.9	3.0
111 S. Wacker Drive, Suite 4600
Chicago, IL 60606
FPR Partners LLC	QVCA	8,742,932	(6)	2.1	2.0
199 Fremont Street, Suite 2500	LVNTA	8,114,308	(7)	10.0
San Francisco, CA 94105
T. Rowe Price Associates, Inc.	QVCA	347,849	(8)	*	*
100 E. Pratt Street	LVNTA	7,870,876	(9)	9.7
Baltimore, MD 21202

*
Less than one percent

(1)
Information with respect to shares of our common stock beneficially owned by Mr. Malone, our Chairman of the Board, is also set forth in "—Security Ownership of Management."

(2)
Based on Schedule 13G, filed February 13, 2017, by Jackson Square Partners, LLC (Jackson), which states that, with respect to QVCA, Jackson has sole voting power over 11,706,012 shares, shared voting power over 7,444,541 shares and sole dispositive power over 29,271,045 shares.

(3)
Based on Schedule 13G, filed February 10, 2017, by The Vanguard Group (Vanguard), which states that, with respect to QVCA, Vanguard has sole voting power over 358,771 shares, shared voting power over 76,956 shares, sole dispositive power over 31,765,687 shares and shared dispositive power over 410,419 shares.

(4)
Based on Amendment No. 1 to Schedule 13G, filed February 10, 2017, by Vanguard, which states that, with respect to LVNTA, Vanguard has sole voting power over 48,401 shares, shared voting power over 9,597 shares, sole dispositive power over 5,884,123 shares and shared dispositive power over 53,978 shares.

(5)
Based on Amendment No. 2 to Schedule 13G, filed February 10, 2017, jointly by Harris Associates L.P. (Harris L.P.) and Harris Associates Inc. (Harris Inc.), which states that, with respect to QVCA, each of Harris L.P. and Harris Inc. has sole voting power over 23,523,896 shares and sole dispositive power over 25,039,000 shares.

(6)
Based on Form 13F, filed February 14, 2017, by FPR Partners, LLC (FPR), which states that, with respect to QVCA, FPR has sole investment discretion and sole voting power over 8,742,932 shares.

(7)
Based on Amendment No. 4 to Schedule 13G, filed February 14, 2017, jointly by FPR, Andrew Raab (Mr. Raab) and Bob Peck (Mr. Peck), which states that, with respect to LVNTA, each of FPR, Mr. Raab and Mr. Peck has shared dispositive power and shared voting power over 8,114,308 shares.

(8)
Based on Form 13F, filed February 14, 2017, by T. Rowe Price Associates, Inc. (Price Associates), which states that, with respect to QVCA, Price Associates has sole investment discretion over 347,849 shares and sole voting power over 145,549 shares.

(9)
Based on Amendment No. 1 to Schedule 13G, filed February 7, 2017, jointly by Price Associates and T. Rowe Price New Horizons Fund, Inc. (New Horizons), which states that, with respect to LVTNA, Price Associates has sole voting power over 1,447,610 shares and sole dispositive power over 7,870,876 shares, and New Horizons has sole voting power over 5,784,377 shares.

Security Ownership of Management

        The following table sets forth information with respect to the ownership by each of our directors and named executive officers and by all of our directors and executive officers as a group of shares of each series of our common stock (QVCA, QVCB, LVNTA and LVNTB). The security ownership information with respect to our common stock is given as of February 28, 2017 and, in the case of percentage ownership information, is based upon (1) 421,906,811 QVCA shares, (2) 29,358,638 QVCB shares, (3) 81,152,173 LVNTA shares and (4) 4,271,867 LVNTB shares, in each case, outstanding on that date. The percentage voting power is presented in the table below on an aggregate basis for all series of common stock.

        Shares of restricted stock that have been granted pursuant to our incentive plans are included in the outstanding share numbers, for purposes of the table below and throughout this report. The table also includes performance-based restricted shares and performance-based restricted stock units that had been certified as earned by our compensation committee on or before February 28, 2017 that will be settled in shares of our common stock within 60 days of such date. Shares of common stock issuable upon exercise or conversion of options, warrants and convertible securities that were exercisable or convertible on or within 60 days after February 28, 2017 are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the percentage ownership of that person and for the aggregate percentage owned by the directors and named executive officers as a group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other individual person. For purposes of the following presentation, beneficial ownership of shares of QVCB or LVNTB, though convertible on a one-for-one basis into shares of QVCA or LVNTA, respectively, are reported as beneficial ownership of QVCB or LVNTB only, and not as beneficial ownership of QVCA or LVNTA, respectively. So far as is known to us, the persons indicated below have sole voting and dispositive power with respect to the shares indicated as owned by them, except as otherwise stated in the notes to the table.

        The number of shares indicated as owned by the persons in the table includes interests in shares held by the Liberty Media 401(k) Savings Plan as of February 28, 2017. The shares held by the trustee of the Liberty Media 401(k) Savings Plan for the benefit of these persons are voted as directed by such persons.

Name	Title of Series	Amount and Nature of Beneficial Ownership		Percent of Series (%)		Voting Power (%)
		(In thousands)
John C. Malone	QVCA	393	(1)(2)(3)	*		37.9
Chairman of the Board and Director	QVCB	27,656	(1)(4)(5)	94.2
	LVNTA	607	(1)(3)	*
	LVNTB	4,021	(1)(4)(5)	94.1
Gregory B. Maffei	QVCA	9,216	(2)(6)(7)(8)	2.2		2.9
President, Chief Executive Officer	QVCB	1,187	(7)(11)	3.9
and Director	LVNTA	1,421	(2)(7)(8)	1.7
	LVNTB	221	(7)(11)	5.0	(15)
Michael A. George	QVCA	2,770	(7)	*		*
Director; President and Chief	QVCB	—		—
Executive Officer, QVC, Inc.	LVNTA	399	(7)(9)	*
	LVNTB	—		—
Richard N. Barton	QVCA	**	(10)	*		*
Director	QVCB	—		—
	LVNTA	**	(10)	*
	LVNTB	—		—
M. Ian G. Gilchrist	QVCA	14	(7)	*		*
Director	QVCB	—		—
	LVNTA	3	(7)	*
	LVNTB	—		—
Evan D. Malone	QVCA	50	(7)	*		*
Director	QVCB	—		—
	LVNTA	8	(7)	*
	LVNTB	—		—
David E. Rapley	QVCA	26	(7)	*		*
Director	QVCB	—		—
	LVNTA	6	(7)	*
	LVNTB	—		—
M. LaVoy Robison	QVCA	48	(7)	*		*
Director	QVCB	—		—
	LVNTA	9	(7)	*
	LVNTB	—		—
Larry E. Romrell	QVCA	60	(7)	*		*
Director	QVCB	**		*
	LVNTA	10	(7)	*
	LVNTB	**		*
Mark C. Vadon	QVCA	5,882	(7)(11)(12)(13)	1.4		*
Director	QVCB	—		—
	LVNTA	492	(11)(13)	*
	LVNTB	—		—
Andrea L. Wong	QVCA	23		*		*
Director	QVCB	—		—
	LVNTA	4		*
	LVNTB	—		—
Richard N. Baer	QVCA	262	(7)	*		*
Chief Legal Officer	QVCB	—		—
	LVNTA	38	(7)	*
	LVNTB	—		—

Name	Title of Series	Amount and Nature of Beneficial Ownership		Percent of Series (%)	Voting Power (%)
		(In thousands)
Mark D. Carleton	QVCA	157	(7)(11)	*	*
Chief Financial Officer	QVCB	—		—
	LVNTA	26	(7)	*
	LVNTB	—		—
Albert E. Rosenthaler	QVCA	427	(2)(7)(11)	*	*
Chief Corporate Development Officer	QVCB	—		—
	LVNTA	65	(2)(7)	*
	LVNTB	—		—
Christopher W. Shean	QVCA	454	(2)(7)(11)	*	*
Senior Advisor and Former Chief	QVCB	—		—
Financial Officer(14)	LVNTA	115	(2)(7)	*
	LVNTB	—		—
All directors and executive officers (as a group (14 persons)	QVCA	19,329	(1)(2)(3)(6)(7)(8)(10)(11)(12)(13)	4.5	41.1
	QVCB	28,843	(1)(4)(5)(7)(11)	95.5
	LVNTA	3,088	(1)(2)(3)(7)(8)(9)(10)(11)(13)	3.8
	LVNTB	4,242	(1)(4)(5)(7)(11)	95.2

*
Less than one percent

**
Less than 1,000 shares

(1)
Includes 376,260 QVCA shares, 852,358 QVCB shares, 79,243 LVNTA shares and 123,847 LVNTB shares held by Mr. Malone's wife, Mrs. Leslie Malone, as to which shares Mr. Malone has disclaimed beneficial ownership.

(2)
Includes shares held in the Liberty Media 401(k) Savings Plan as follows:

	QVCA	LVNTA
John C. Malone	2,532	—
Gregory B. Maffei	7,249	878
Albert E. Rosenthaler	14,622	1,857
Christopher W. Shean	11,190	1,319

Total	35,593	4,054

(3)
Includes (i) 13,938 QVCA shares and 410,146 LVNTA shares pledged to Fidelity Brokerage Services, LLC (Fidelity) in connection with a margin loan facility extended by Fidelity and (ii) 117,600 LVNTA shares pledged to Merrill Lynch, Pierce, Fenner & Smith Incorporated (Merrill Lynch) in connection with a margin loan facility extended by Merrill Lynch.

(4)
Includes 458,946 QVCB shares and 66,683 LVNTB shares held by two trusts which are managed by an independent trustee, of which the beneficiaries are Mr. Malone's adult children and in which Mr. Malone has no pecuniary interest. Mr. Malone retains the right to substitute assets held by the trusts and has disclaimed beneficial ownership of the shares held by the trusts.

(5)
In February 1998, in connection with the settlement of certain legal proceedings relative to the Estate of Bob Magness, the late founder and former Chairman of the Board of Tele-Communications, Inc. (TCI), TCI entered into a call agreement with Mr. Malone and Mr. Malone's wife. In connection with the acquisition by AT&T of TCI, TCI assigned to our predecessor its rights under this call agreement. We have since succeeded to these rights. As a result, we have the right, under certain circumstances, to acquire QVCB and LVNTB shares owned by the Malones. The call agreement also prohibits the Malones from disposing of their QVCB and LVNTB shares, except for certain exempt transfers (such as transfers to related parties or public sales of up to an aggregate of 5% of their shares of QVCB or LVNTB after conversion to shares of QVCA or LVNTA) and except for transfers made in compliance with our call rights.

(6)
Includes 41,017 QVCA shares held by the Maffei Foundation, as to which shares Mr. Maffei has disclaimed beneficial ownership.

(7)
Includes beneficial ownership of shares that may be acquired upon exercise of, or which relate to, stock options exercisable within 60 days after February 28, 2017.

	QVCA	QVCB	LVNTA	LVNTB
Gregory B. Maffei	5,470,228	842,709	765,441	184,277
Michael A. George	1,719,843	—	302,467	—
M. Ian G. Gilchrist	10,524	—	2,185	—
Evan D. Malone	10,958	—	1,572	—
David E. Rapley	9,813	—	1,397	—
M. LaVoy Robison	34,156	—	5,175	—
Larry E. Romrell	25,452	—	3,632	—
Mark C. Vadon	864,737	—	—	—
Richard N. Baer	238,109	—	34,338	—
Mark D. Carleton	134,628	—	22,217	—
Albert E. Rosenthaler	238,240	—	34,901	—
Christopher W. Shean	238,240	—	67,047	—

Total	8,994,928	842,709	1,240,372	184,277

(8)
Includes 1,948,442 QVCA shares and 288,344 LVNTA shares pledged to Morgan Stanley Private Bank, National Association in connection with a loan facility.

(9)
Includes 30,600 LVNTA shares held by The George Family Foundation.

(10)
Includes 17 QVCA shares and 64 LVNTA shares held by the Barton Descendants' Trust 12/30/2004 over which Mr. Barton has investment power but not voting power.

(11)
Includes restricted shares, none of which has vested, as well as performance-based restricted stock units and performance-based restricted shares that had been certified as earned by our compensation committee on or before February 28, 2017 that will be settled in shares of our common stock within 60 days of such date, as follows:

	QVCA	QVCB	LVNTA	LVNTB
Gregory B. Maffei	—	53,229	—	9,792
Mark D. Carleton	22,205	—	4,021	—
Albert E. Rosenthaler	22,205	—	4,021	—
Christopher W. Shean	22,205	—	4,021	—
Mark C. Vadon	597	—	102	—

Total	67,212	53,229	12,165	9,792

(12)
Upon the completion of our acquisition of zulily, Liberty Interactive assumed Mr. Vadon's outstanding options to acquire 1,315,390 shares of zulily's Class B common stock and converted such options into 864,737 options to purchase QVCA shares.

(13)
Includes 2,461,950 QVCA shares and 491,211 LVNTA shares held by Lake Tana LLC for which Mr. Vadon serves as manager and retains full investment and voting control.

(14)
Mr. Shean ceased serving as our Chief Financial Officer and began serving as a Senior Advisor, effective October 1, 2016.

(15)
Represents a rounded figure. As of February 28, 2017, Mr. Maffei owned less than 5% of the outstanding shares of LVNTB.

Changes in Control

        We know of no arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of our company.

PROPOSALS OF OUR BOARD

        The following proposals will be presented at the annual meeting by our board of directors.

PROPOSAL 1—THE ELECTION OF DIRECTORS PROPOSAL

Board of Directors

        Our board of directors currently consists of eleven directors, divided among three classes. Our Class I directors, whose term will expire at the 2017 annual meeting, are Evan D. Malone, David E. Rapley and Larry E. Romrell. These directors are nominated for election to our board to continue serving as Class I directors, and we have been informed that Messrs. Evan D. Malone, Rapley and Romrell are each willing to continue serving as a director of our company. The term of the Class I directors who are elected at the annual meeting will expire at the annual meeting of our stockholders in the year 2020. Our Class II directors, whose term will expire at the annual meeting of stockholders in the year 2018, are Richard N. Barton, Michael A. George, Gregory B. Maffei and M. LaVoy Robison. Our Class III directors, whose term will expire at the annual meeting of our stockholders in the year 2019, are John C. Malone, M. Ian G. Gilchrist, Mark C. Vadon and Andrea L. Wong.

        If any nominee should decline election or should become unable to serve as a director of our company for any reason before election at the annual meeting, votes will be cast by the persons appointed as proxies for a substitute nominee, if any, designated by the board of directors.

        The following lists the three nominees for election as directors at the annual meeting and the eight directors of our company whose term of office will continue after the annual meeting, and includes as to each person how long such person has been a director of our company, such person's professional background, other public company directorships and other factors considered in the determination that such person possesses the requisite qualifications and skills to serve as a member of our board of directors. All positions referenced in the biographical information below with our company include, where applicable, positions with our predecessors. The number of shares of our common stock beneficially owned by each director, as of February 28, 2017, is set forth in this proxy statement under the caption "Security Ownership of Certain Beneficial Owners and Management—Security Ownership of Management."

  Nominees for Election as Directors

  Evan D. Malone

  •
  Age:  46

  •
  A director of our company.

  •
  Professional Background:  Dr. Malone has served as a director of our company since August 2008. He has served as President of NextFab Studio, LLC, a high-tech workshop offering technical training, consulting, product design and prototyping services, since June 2009 and has been an engineering consultant for more than the past five years. Since January 2008, Dr. Malone has served as the owner and manager of a real estate property and management company, 1525 South Street LLC. During 2008, Dr. Malone also served as a post-doctoral research assistant at Cornell University and an engineering consultant with Rich Food Products, a food processing company. Dr. Malone has served as co-owner and director of Drive Passion PC Services, CC, an Internet café, telecommunications and document services company, in South Africa since 2007 and served as an applied physics technician for Fermi National Accelerator Laboratory, part of the national laboratory system of the Office of Science, U.S. Department of Energy, from 1999 until 2001. He also is a founding member of Jet Wine Bar, a wine bar, and Rex 1516, a restaurant, both in Philadelphia.

  •
  Other Public Company Directorships:  Dr. Malone has served as a director of Liberty Media Corporation (including its predecessor) since September 2011 and Sirius XM Holdings Inc. (Sirius XM) since May 2013.

  •
  Board Membership Qualifications:  Dr. Malone brings an applied science and engineering perspective to the board. Dr. Malone's perspectives assist the board in developing business strategies and adapting to technological changes facing the industries in which our company competes. In addition, his entrepreneurial experience assists the board in evaluating strategic opportunities.

  David E. Rapley

  •
  Age:  75

  •
  A director of our company.

  •
  Professional Background:  Mr. Rapley has served as a director of our company since July 2002, having previously served as a director during 1994. Mr. Rapley founded Rapley Engineering Services, Inc. (RESI) and served as its Chief Executive Officer and President from 1985 to 1998. Mr. Rapley also served as Executive Vice President of Engineering of VECO Corp. Alaska (a company that acquired RESI in 1998) from January 1998 to December 2001. Mr. Rapley served as the President and Chief Executive Officer of Rapley Consulting, Inc. from January 2000 to December 2014. From 2003 to 2013, Mr. Rapley was a director of Merrick & Co., a private firm providing engineering and other services to domestic and international clients. From 2008 to 2011, Mr. Rapley was chairman of the board of Merrick Canada ULC.

  •
  Other Public Company Directorships:  Mr. Rapley has served as a director of Liberty Media Corporation (including its predecessor) since September 2011. He has served as a director of Liberty Global plc (LGP) since June 2013, having previously served as a director of Liberty Global, Inc. (LGI), LGP's predecessor, from June 2005 to June 2013 and as a director of LGI's predecessor, Liberty Media International, Inc. (LMI) from May 2004 to June 2005.

  •
  Board Membership Qualifications:  Mr. Rapley brings to our board the unique perspective of his lifelong career as an engineer. The industries in which our company competes are heavily dependent on technology, which continues to change and advance. Mr. Rapley's perspectives assist the board in adapting to these changes and developing strategies for our businesses.

  Larry E. Romrell

  •
  Age:  77

  •
  A director of our company.

  •
  Professional Background:  Mr. Romrell has served as a director of our company since December 2011, having previously served as a director from March 1999 to September 2011. Mr. Romrell held numerous executive positions with TCI from 1991 to 1999. Previously, Mr. Romrell held various executive positions with Westmarc Communications, Inc.

  •
  Other Public Company Directorships:  Mr. Romrell has served as a director of Liberty Media Corporation (including its predecessor) since September 2011. He has served as a director of LGP since June 2013, having previously served as a director of LGI from June 2005 to June 2013 and as a director of LMI from May 2004 to June 2005. Mr. Romrell has served as a director of Liberty TripAdvisor Holdings, Inc. (Liberty TripAdvisor) since August 2014.

  •
  Board Membership Qualifications:  Mr. Romrell brings extensive experience, including venture capital experience, in the telecommunications industry to our board and is an important resource with respect to the management and operations of companies in the media and telecommunications sector.

  Directors Whose Term Expires in 2018

  Richard N. Barton

  •
  Age:  49

  •
  A director of our company.

  •
  Professional Background:  Mr. Barton has served as a director of our company since December 2016. Mr. Barton is co-founder and Executive Chairman of Zillow Group, Inc. (Zillow Group) and was Chief Executive Officer from December 2004 to September 2010. He has also been co-founder and Chairman of Glassdoor since January 2008. Mr. Barton has served as a venture partner at Benchmark Capital, a venture capital firm, since February 2005. Mr. Barton founded Expedia as a group within Microsoft Corporation (Microsoft) in 1994, which was spun out as Expedia, Inc. in 1999. Mr. Barton served as Expedia, Inc.'s Chief Executive Officer and President from 1999 to 2003.

  •
  Other Public Company Directorships:  Mr. Barton has served as Executive Chairman of Zillow Group since September 2010 and has been a member of its board of directors since its founding in December of 2004. Mr. Barton has served on the board of directors of Netflix, Inc. since 2002. Mr. Barton also served on the board of directors of Expedia, Inc. from 1999 to 2003. Mr. Barton served on the board of directors of Ticketmaster from December 2001 to August 2002.

  •
  Board Membership Qualifications:  Mr. Barton brings to our board a broad range of relevant leadership and technical skills resulting from his roles as a founder and former chief executive officer of companies in the mobile and Internet industries. Mr. Barton also provides experience in launching and promoting new technologies and marketing internet-based products to consumers.

  Michael A. George

  •
  Age:  55

  •
  A director of our company.

  •
  Professional Background:  Mr. George has served as a director of our company since September 2011. He has served as the President of QVC, Inc. (QVC) since November 2005 and as its Chief Executive Officer since April 2006. Mr. George also serves on the board of directors of several non-profit organizations. Mr. George previously held various positions with Dell, Inc. (Dell) from March 2001 to November 2005, most notably as the chief marketing officer and general manager of Dell's U.S. consumer business.

  •
  Other Public Company Directorships:  Mr. George has served as a director of Brinker International, Inc. since March 2013.

  •
  Board Membership Qualifications:  Mr. George brings to our board significant experience with commerce, retail and technology businesses based on his current executive position with QVC and his prior experience with Dell, as well as in his capacity as a senior partner at McKinsey & Company, Inc. His background and executive experience assist the board in evaluating strategic opportunities in the e-commerce and retail industries.

  Gregory B. Maffei

  •
  Age:  56

  •
  Chief Executive Officer, President and a director of our company.

  •
  Professional Background:  Mr. Maffei has served as a director of our company since November 2005, and as the President and Chief Executive Officer of our company since February 2006. He also served as our company's CEO-Elect from November 2005 through February 2006. Mr. Maffei has served as the President and Chief Executive Officer of Liberty Media Corporation (including its predecessor) since May 2007, Liberty TripAdvisor since July 2013 and Liberty Broadband Corporation (Liberty Broadband) since June 2014. Prior thereto, Mr. Maffei served as President and Chief Financial Officer of Oracle Corporation, Chairman, President and Chief Executive Officer of 360networks Corporation (360networks), and Chief Financial Officer of Microsoft.

  •
  Other Public Company Directorships:  Mr. Maffei has served as (i) a director of Liberty Media Corporation (including its predecessor) since May 2007, (ii) a director of Liberty TripAdvisor since July 2013 and as its Chairman of the Board since June 2015 and (iii) a director of Liberty Broadband since June 2014. He has served as (i) the Chairman of the Board of Sirius XM since April 2013 and as a director since March 2009, (ii) the Chairman of the Board of Live Nation Entertainment, Inc. (Live Nation) since March 2013 and as a director since February 2011, (iii) the Chairman of the Board of TripAdvisor, Inc. since February 2013, (iv) a director of Charter Communications, Inc. (Charter) since May 2013 and (v) a director of Zillow Group since May 2005. Mr. Maffei served as (i) a director of DIRECTV and its predecessors from February 2008 to June 2010, (ii) a director of Electronic Arts, Inc. from June 2003 to July 2013, (iii) a director of Barnes & Noble, Inc. from September 2011 to April 2014 and (iv) Chairman of the Board of Starz from January 2013 until its acquisition by Lions Gate Entertainment Corp. in December 2016.

  •
  Board Membership Qualifications:  Mr. Maffei brings to our board significant financial and operational experience based on his current senior policy making positions at our company, Liberty Media Corporation, Liberty TripAdvisor, and Liberty Broadband and his previous executive positions at Oracle Corporation, 360networks and Microsoft. In addition, Mr. Maffei has extensive public company board experience. He provides our board with an executive leadership perspective on the strategic planning for, and operations and management of, large public companies and risk management principles.

  M. LaVoy Robison

  •
  Age:  81

  •
  A director of our company.

  •
  Professional Background:  Mr. Robison has served as a director of our company since June 2003. Mr. Robison served as the executive director of The Anschutz Foundation, a private foundation, from January 1998 to November 2010 and has served as a board member of that foundation since January 1998. He has also served as a deputy director of the American Museum of Western Art—The Anschutz Collection since February 2011. Prior to joining The Anschutz Foundation, he was a partner for over 25 years with KPMG LLP, having served at one point as that firm's audit partner for our former parent, TCI.

  •
  Other Public Company Directorships.  Mr. Robison has served as a director of Discovery Communications, Inc. (Discovery) since September 2008 and served as a director of its predecessor, Discovery Holding Company (DHC), from May 2005 to September 2008. Mr. Robison served as a director of LMI from June 2004 to June 2005.

  •
  Board Member Qualifications:  Mr. Robison brings to our board extensive experience in public accounting and auditing, having spent more than two decades as a partner with KPMG LLP and its predecessor Peat, Marwick, Mitchell & Co., including serving as an SEC reviewing partner. He provides our board with executive and leadership perspective on financial reporting and accounting oversight of large public companies.

  Directors Whose Term Expires in 2019

  John C. Malone

  •
  Age:  76

  •
  Chairman of the Board and a director of our company.

  •
  Professional Background:  Mr. Malone has served as the Chairman of the Board of our company, including its predecessors, since its inception in 1994 and served as our company's Chief Executive Officer from August 2005 to February 2006. Mr. Malone served as Chairman of the Board of TCI from November 1996 until March 1999, when it was acquired by AT&T Corp. (AT&T), and as Chief Executive Officer of TCI from January 1994 to March 1997.

  •
  Other Public Company Directorships:  Mr. Malone has served as (i) Chairman of the Board of Liberty Media Corporation (including its predecessor) since August 2011 and as a director since December 2010, (ii) the Chairman of the Board of Liberty Broadband since November 2014, (iii) the Chairman of the Board of LGP since June 2013, having previously served as Chairman of the Board of LGI from June 2005 to June 2013 and LMI from March 2004 to June 2005 and a director of UnitedGlobalCom, Inc., now a subsidiary of LGP, from January 2002 to June 2005, (iv) a director of Discovery since September 2008 and a director of DHC from May 2005 to September 2008 and as Chairman of the Board from March 2005 to September 2008, (v) a director of Expedia, Inc. since December 2012, having previously served as a director from August 2005 to November 2012, (vi) a director of Charter since May 2013, (vii) a director of Lions Gate Entertainment Corp. since March 2015 and (viii) Chairman of the Board of Liberty Expedia Holdings, Inc. (Liberty Expedia) since November 2016. Previously, he served as (i) the Chairman of the Board of Liberty TripAdvisor from August 2014 to June 2015, (ii) a director of Sirius XM from April 2009 to May 2013, (iii) a director of Ascent Capital Group, Inc. from January 2010 to September 2012, (iv) a director of Live Nation from January 2010 to February 2011, (v) Chairman of the Board of DIRECTV and its predecessors from February 2008 to June 2010 and (vi) a director of IAC/InterActiveCorp from May 2006 to June 2010.

  •
  Board Membership Qualifications:  Mr. Malone, as President of TCI, co-founded Liberty Interactive's former parent company and is considered one of the preeminent figures in the media and telecommunications industry. He is well known for his sophisticated problem solving and risk assessment skills.

  M. Ian G. Gilchrist

  •
  Age:  67

  •
  A director of our company.

  •
  Professional Background:  Mr. Gilchrist has served as a director of our company since July 2009. Mr. Gilchrist held various officer positions including Managing Director at Citigroup/Salomon Brothers from 1995 to 2008, CS First Boston Corporation from 1988 to 1995, and Blyth Eastman Paine Webber from 1982 to 1988 and served as a Vice President of Warburg Paribas Becker

    Incorporated from 1976 to 1982. Previously, he worked in the venture capital field and as an investment analyst.

  •
  Other Public Company Directorships:  Mr. Gilchrist has served as a director of Liberty Media Corporation (including its predecessor) since September 2011.

  •
  Board Membership Qualifications:  Mr. Gilchrist's field of expertise is in the media and telecommunications sector, having been involved with companies in this industry during much of his 32 years as an investment banker. Mr. Gilchrist brings to our board significant financial expertise and a unique perspective on the company and the media and telecommunications sector. He is also an important resource with respect to the financial services firms that our company engages from time to time.

  Mark C. Vadon

  •
  Age:  47

  •
  A director of our company.

  •
  Professional Background:  Mr. Vadon has served as a director of our company since October 2015. Mr. Vadon co-founded zulily, inc. (zulily) and previously served as Chairman of zulily's board of directors from October 2009 until October 2015 when we completed the acquisition of zulily. In addition, since August 2014, Mr. Vadon has served as Chairman of the Board of chewy.com, an internet retailer of pet food. Since 2013, Mr. Vadon also has served as a board member of the Vadon Foundation.

  •
  Other Public Company Directorships:  Mr. Vadon has served on the board of directors of The Home Depot, Inc. since August 2012. From May 1999 to February 2008, Mr. Vadon was Chief Executive Officer of Blue Nile, Inc., which he founded in 1999 and also served as its Chairman of the board of directors from May 1999 to December 2013.

  •
  Board Membership Qualifications:  Mr. Vadon brings extensive experience and in-depth knowledge of commerce, retail and technology businesses to our board based on his prior public company experience in senior policy-making positions at zulily and at Blue Nile, Inc. as its Chief Executive Officer. His background and executive experience assist the board in evaluating strategic opportunities in the e-commerce and retail industries.

  Andrea L. Wong

  •
  Age:  50

  •
  A director of our company.

  •
  Professional Background:  Ms. Wong has served as a director of our company since April 2010. Ms. Wong has served as President, International Production for Sony Pictures Television and President, International for Sony Pictures Entertainment since September 2011. She previously served as President and Chief Executive Officer of Lifetime Entertainment Services from 2007 to April 2010. Ms. Wong also served as an Executive Vice President with ABC, Inc., a subsidiary of The Walt Disney Company, from 2003 to 2007.

  •
  Other Public Company Directorships:  Ms. Wong has served as a director of Liberty Media Corporation (including its predecessor) since September 2011 and as a director of Hudson's Bay Company since September 2014.

  •
  Board Membership Qualifications:  Ms. Wong brings to our board significant experience in the media and entertainment industry, having an extensive background in media programming across a variety of platforms, as well as executive leadership experience with the management and operation of companies in the entertainment sector. Her experience with programming development and production, brand enhancement and marketing brings a pragmatic and unique perspective to our board. Her professional expertise, combined with her continued involvement in the media and entertainment industry, makes her a valuable member of our board.

Vote and Recommendation

        A plurality of the combined voting power of the outstanding shares of our common stock present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors at the annual meeting, voting together as a single class, is required to elect each of Messrs. Evan D. Malone, Rapley and Romrell as a Class I member of our board of directors.

        Our board of directors unanimously recommends a vote "FOR" the election of each nominee to our board of directors.

PROPOSAL 2—THE AUDITORS RATIFICATION PROPOSAL

        We are asking our stockholders to ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2017.

        Even if the selection of KPMG LLP is ratified, the audit committee of our board of directors in its discretion may direct the appointment of a different independent accounting firm at any time during the year if our audit committee determines that such a change would be advisable. In the event our stockholders fail to ratify the selection of KPMG LLP, our audit committee will consider it as a direction to select other auditors for the year ending December 31, 2017.

        A representative of KPMG LLP is expected to be available to answer appropriate questions at the annual meeting and will have the opportunity to make a statement if he or she so desires.

Audit Fees and All Other Fees

        The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our consolidated financial statements for 2016 and 2015 and fees billed for other services rendered by KPMG LLP:

	2016	2015
Audit fees	$6,834,000	5,978,000
Audit related fees(1)	1,485,000	611,000

Audit and audit related fees	8,319,000	6,589,000
Tax fees(2)	1,463,000	1,100,000

Total fees	$9,782,000	7,689,000

(1)
Audit related fees consist of professional consultations and audits in connection with acquisitions, carve-out audits in connection with divestitures, due diligence related to potential business combinations and audits of financial statements of certain employee benefit plans.

(2)
Tax fees consist of tax compliance and consultations regarding the tax implications of certain transactions.

        Our audit committee has considered whether the provision of services by KPMG LLP to our company other than auditing is compatible with KPMG LLP maintaining its independence and believes that the provision of such other services is compatible with KPMG LLP maintaining its independence.

Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

        Our audit committee has adopted a policy regarding the pre-approval of all audit and permissible non-audit services provided by our independent auditor. Pursuant to this policy, our audit committee has approved the engagement of our independent auditor to provide the following services (all of which are collectively referred to as pre-approved services):

  •
  audit services as specified in the policy, including (i) financial audits of our company and our subsidiaries, (ii) services associated with registration statements, periodic reports and other documents filed or issued in connection with securities offerings (including comfort letters and consents), (iii) attestations of management reports on our internal controls and (iv) consultations with management as to accounting or disclosure treatment of transactions;

  •
  audit related services as specified in the policy, including (i) due diligence services, (ii) financial statement audits of employee benefit plans, (iii) consultations with management as to the accounting or disclosure treatment of transactions, (iv) attest services not required by statute or regulation, (v) certain audits incremental to the audit of our consolidated financial statements, (vi) closing balance sheet audits related to dispositions, and (vii) general assistance with implementation of the requirements of certain SEC rules or listing standards; and

  •
  tax services as specified in the policy, including federal, state, local and international tax planning, compliance and review services, and tax due diligence and advice regarding mergers and acquisitions.

        Notwithstanding the foregoing general pre-approval, if, in the reasonable judgment of Liberty Interactive's Chief Financial Officer or Senior Vice President and Controller, an individual project involving the provision of pre-approved services is likely to result in fees in excess of $100,000, or if individual projects under $100,000 are likely to equal or exceed $500,000 during the period between the regularly scheduled meetings of the audit committee, then such projects will require the specific pre-approval of our audit committee. Our audit committee has delegated the authority for the foregoing approvals to the chairman of the audit committee, subject to his subsequent disclosure to the entire audit committee of the granting of any such approval. M. Ian G. Gilchrist currently serves as the chairman of our audit committee. In addition, the independent auditor is required to provide a report at each regularly scheduled audit committee meeting on all pre-approved services incurred during the preceding quarter. Any engagement of our independent auditors for services other than the pre-approved services requires the specific approval of our audit committee.

        Our pre-approval policy prohibits the engagement of our independent auditor to provide any services that are subject to the prohibition imposed by Section 201 of the Sarbanes-Oxley Act.

        All services provided by our independent auditor during 2016 were approved in accordance with the terms of the policy in place.

Vote and Recommendation

        The affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of our common stock that are present in person or by proxy, and entitled to vote at the annual meeting, voting together as a single class, is required to approve the auditors ratification proposal.

Our board of directors unanimously recommends a vote "FOR" the auditors ratification proposal.

 PROPOSAL 3—THE SAY-ON-PAY PROPOSAL

        Stockholders are provided with the opportunity to cast an advisory vote on executive compensation as described below. Our company values the views of its stockholders and is committed to excellence in the design and effectiveness of our company's executive compensation program.

        Our most recent advisory vote on the compensation of our named executive officers was held at our 2014 annual meeting of stockholders on August 4, 2014, at which stockholders representing 98.8% of our aggregate voting power present and entitled to vote on the say-on-pay proposal approved, on an advisory basis, our executive compensation as disclosed in our proxy statement for our 2014 annual meeting of stockholders. At our 2011 annual meeting of stockholders on September 7, 2011, a majority of the votes cast on the say-on-frequency proposal by our stockholders that were present, in person or by proxy, and entitled to vote at the 2011 annual meeting of stockholders, voting together as a single class, voted in favor of holding future advisory votes on executive compensation at a frequency of once every three years, and our board of directors adopted this as the frequency at which future advisory votes on executive compensation would be held. As described in more detail below under "Proposal 4—The Say-on-Frequency Proposal," we are submitting for stockholder consideration at the 2017 annual meeting of stockholders a resolution for a new advisory vote regarding the frequency at which future advisory votes on executive compensation should be held. Assuming the frequency of every three years is maintained, we currently expect that our next advisory vote on executive compensation will be held in 2020.

        Accordingly, we are seeking stockholder approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with applicable SEC rules, which include the disclosures under "Compensation Discussion and Analysis," the compensation tables (including all related footnotes) and any additional narrative discussion of compensation included herein. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices with respect to their compensation, each as described in this proxy statement. Stockholders are encouraged to read the "Compensation Discussion and Analysis" section of this proxy statement, which provides an overview of our company's executive compensation policies and procedures, how they operate and are designed to achieve our company's pay-for-performance objectives, and how they were applied for 2016.

        In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the Exchange Act), and Rule 14a-21(a) promulgated thereunder, and as a matter of good corporate governance, our board of directors is asking stockholders to approve the following advisory resolution at the 2017 annual meeting of stockholders:

  "RESOLVED, that the stockholders of Liberty Interactive Corporation hereby approve, on an advisory basis, the compensation paid to our company's named executive officers, as disclosed in this proxy statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion."

Advisory Vote

        Although this vote is advisory and non-binding on our board and our company, our board and the compensation committee, which is responsible for designing and administering our company's executive compensation program, value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation policies and decisions for named executive officers.

Vote and Recommendation

        This advisory resolution, which we refer to as the say-on-pay proposal, will be considered approved if it receives the affirmative vote of a majority of the aggregate voting power of the outstanding shares of our common stock that are present in person or by proxy, and entitled to vote at the annual meeting, voting together as a single class.

        Our board of directors recommends a vote "FOR" the say-on-pay proposal.

 PROPOSAL 4—THE SAY-ON-FREQUENCY PROPOSAL

        In accordance with the requirements of Section 14A of the Exchange Act and Rule 14a-21(b) promulgated thereunder, and as a matter of good corporate governance, we are submitting for stockholder consideration a separate resolution for an advisory vote as to whether a stockholder vote to approve the compensation paid to our named executive officers should occur every one, two or three years.

        At our 2011 annual meeting of stockholders on September 7, 2011, a majority of the votes cast on the say-on-frequency proposal by our stockholders that were present, in person or by proxy, and entitled to vote at the 2011 annual meeting of stockholders, voting together as a single class, voted in favor of holding future advisory votes on executive compensation at a frequency of once every three years, and our board of directors adopted this as the frequency at which future advisory votes on executive compensation would be held.

        After consideration, our board of directors has determined that an advisory vote on executive compensation that occurs every three years continues to be the most appropriate policy for us.

        Our board of directors believes an advisory vote every three years would allow stockholders to focus on overall compensation objectives rather than the details of individual compensation decisions. Doing so would be compatible with our compensation philosophy which focuses on compensating our executives in a way that ensures that they have a continuing stake in our long-term success. An advisory vote every three years would allow stockholders to consider the achievement of performance objectives by our executives that focus on mid- to long-term strategies as opposed to immediate results and would allow stockholders to engage in more thoughtful analysis of our company's executive compensation program by providing more time between votes. As a result, our board of directors recommends a vote for the holding of advisory votes on named executive officer compensation every three years.

        You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstaining from voting when you vote in response to the following resolution:

  "RESOLVED, that the option of once every one year, two years or three years that receives a majority of the affirmative votes cast for this resolution will be determined to be the frequency for the advisory vote on the compensation of the named executive officers as disclosed pursuant to the SEC's compensation disclosure rules that has been selected by Liberty Interactive Corporation's stockholders."

Vote and Recommendation

        Stockholders will be able to cast their vote for one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. Stockholders are not being asked to vote to approve or disapprove our board of directors' recommendation.

        If one of the frequencies receives the affirmative vote of a majority of the votes cast on the say-on-frequency proposal by the holders of shares of our common stock that are present, in person or by proxy, and entitled to vote at the annual meeting, voting together as a single class, the frequency receiving such majority vote will be the frequency selected by our board of directors for future executive compensation votes. If no frequency receives the requisite majority, our board of directors will carefully consider the outcome of the vote and decide the frequency at which future advisory votes on executive compensation will be held.

        Our board of directors recommends that stockholders vote in favor of "3 YEARS" with respect to the frequency with which stockholders are provided an advisory vote on the compensation paid to our named executive officers.

MANAGEMENT AND GOVERNANCE MATTERS

Executive Officers

        The following lists the executive officers of our company (other than Gregory B. Maffei, our President and Chief Executive Officer, and John C. Malone, our Chairman of the Board, who also serve as directors of our company and who are listed under "Proposals of Our Board—Proposal 1—The Election of Directors Proposal"), their ages and a description of their business experience, including positions held with our company. All positions referenced in the table below with our company include, where applicable, positions with our predecessors.

Name	Positions
Richard N. Baer Age: 60	Mr. Baer has served as Chief Legal Officer of our company, Liberty Media Corporation, Liberty TripAdvisor and Liberty Broadband since January 2016 and Liberty Expedia since March 2016. He previously served as Senior Vice President and General Counsel of our company and Liberty Media Corporation from January 2013 to December 2015, Liberty TripAdvisor from July 2013 to December 2015 and Liberty Broadband from June 2014 to December 2015. Previously, Mr. Baer served as Executive Vice President and Chief Legal Officer of UnitedHealth Group Incorporated from May 2011 to December 2012. He served as Executive Vice President and General Counsel of Qwest Communications International Inc. from December 2002 to April 2011 and Chief Administrative Officer from August 2008 to April 2011.
Albert E. Rosenthaler Age: 57

Mr. Rosenthaler has served as Chief Corporate Development Officer of our company, Liberty Media Corporation, Liberty TripAdvisor, Liberty Broadband and Liberty Expedia since October 2016. He previously served as Chief Tax Officer of our company, Liberty Media Corporation, Liberty TripAdvisor and Liberty Broadband from January 2016 to September 2016 and Liberty Expedia from March 2016 to September 2016. He previously served as a Senior Vice President of our company from April 2002 to December 2015, Liberty Media Corporation (including its predecessor) from May 2007 to December 2015, Liberty TripAdvisor from July 2013 to December 2015 and Liberty Broadband from June 2014 to December 2015.

Mark D. Carleton Age: 56

Mr. Carleton has served as Chief Financial Officer of our company, Liberty Media Corporation and Liberty Broadband since October 2016. He previously served as Chief Development Officer of our company, Liberty Media, Liberty Broadband and Liberty TripAdvisor from January 2016 to September 2016, as a Senior Vice President of our company from November 2014 to December 2015, of Liberty Media Corporation from January 2013 to December 2015, of Liberty Broadband from October 2014 to December 2015, and as a Senior Vice President of predecessors of Liberty Media Corporation from December 2003 to January 2013. Prior to that time, Mr. Carleton served as a partner at KPMG LLP.

        Our executive officers will serve in such capacities until their respective successors have been duly elected and have been qualified, or until their earlier death, resignation, disqualification or removal from office. There is no family relationship between any of our executive officers or directors, by blood, marriage or adoption other than Evan D. Malone, who is the son of John C. Malone.

        During the past ten years, none of our directors and executive officers has had any involvement in such legal proceedings as would be material to an evaluation of his ability or integrity.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish us with copies of all Section 16 forms they file.

        Based solely on a review of the copies of the Forms 3, 4 and 5 and amendments to those forms furnished to us during our most recent fiscal year, or written representations that no Forms 5 were required, we believe that, during the year ended December 31, 2016, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten-percent beneficial owners were met.

Code of Ethics

        We have adopted a code of ethics that applies to all of our employees, directors and officers, which constitutes our "code of ethics" within the meaning of Section 406 of the Sarbanes-Oxley Act. Our code of ethics is available on our website at www.libertyinteractive.com.

Director Independence

        It is our policy that a majority of the members of our board of directors be independent of our management. For a director to be deemed independent, our board of directors must affirmatively determine that the director has no direct or indirect material relationship with us. To assist our board of directors in determining which of our directors qualify as independent for purposes of Nasdaq rules as well as applicable rules and regulations adopted by the SEC, the nominating and corporate governance committee of our board of directors follows the Corporate Governance Rules of The Nasdaq Stock Market on the criteria for director independence.

        Our board of directors has determined that each of Richard N. Barton, M. Ian G. Gilchrist, David E. Rapley, M. LaVoy Robison, Larry E. Romrell, Mark C. Vadon and Andrea L. Wong qualifies as an independent director of our company.

Board Composition

        As described above under "Proposals of Our Board—Proposal 1—The Election of Directors Proposal," our board is comprised of directors with a broad range of backgrounds and skill sets, including in media and telecommunications, science and technology, venture capital, investment banking, auditing and financial engineering. Our board is also chronologically diverse with our members' ages spanning four decades. For more information on our policies with respect to board candidates, see "—Committees of the Board of Directors—Nominating and Corporate Governance Committee" below.

Board Leadership Structure

        Our board has separated the positions of Chairman of the Board and Chief Executive Officer (principal executive officer). John C. Malone, one of our largest stockholders, holds the position of Chairman of the Board, leads our board and board meetings and provides strategic guidance to our Chief Executive Officer. Gregory B. Maffei, our President, holds the position of Chief Executive Officer, leads our management team and is responsible for driving the performance of our company. We believe this division of responsibility effectively assists our board in fulfilling its duties.

Board Role in Risk Oversight

        The board as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant board committees. Our audit committee oversees management of financial risks and risks relating to potential conflicts of interest. Our compensation committee oversees the management of risks relating to our compensation arrangements with senior officers. Our nominating and corporate governance committee oversees risks associated with the independence of the board. These committees then provide reports periodically to the full board. The oversight responsibility of the board and its committees is enabled by management reporting processes that are designed to provide visibility to the board about the identification, assessment, and management of critical risks. These areas of focus include strategic, operational, financial and reporting, succession and compensation, legal and compliance, and other risks. Our management reporting processes include regular reports from our Chief Executive Officer, which are prepared with input from our senior management team, and also include input from our Internal Audit group.

Committees of the Board of Directors

  Executive Committee

        Our board of directors has established an executive committee, whose members are John C. Malone, Gregory B. Maffei and Michael A. George. Except as specifically prohibited by the General Corporation Law of the State of Delaware, the executive committee may exercise all the powers and authority of our board of directors in the management of our business and affairs, including the power and authority to authorize the issuance of shares of our capital stock.

  Compensation Committee

        Our board of directors has established a compensation committee, whose chairman is Larry E. Romrell and whose other members are Mark C. Vadon and Andrea L. Wong. See "—Director Independence" above. M. Ian G. Gilchrist and David E. Rapley served on our compensation committee during 2016 and participated in the 2016 compensation-setting process during their service on the committee.

        The compensation committee reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer and our other executive officers. The compensation committee also reviews and approves the compensation of our Chief Executive Officer, Chief Legal Officer, Chief Financial Officer and Chief Corporate Development Officer, and oversees the compensation of the chief executive officers of our operating subsidiaries. For a description of our processes and policies for consideration and determination of executive compensation, including the role of our Chief Executive Officer and outside consultants in determining or recommending amounts and/or forms of compensation, see "Executive Compensation—Compensation Discussion and Analysis." A subcommittee, whose members are Larry E. Romrell and Andrea L. Wong, was formed in 2017 to review compensation matters for purposes of Section 16 of the Exchange Act and Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code).

        Our board of directors has adopted a written charter for the compensation committee, which is available on our website at www.libertyinteractive.com.

  Compensation Committee Report

        The compensation committee has reviewed and discussed with our management the "Compensation Discussion and Analysis" included under "Executive Compensation" below. Based on such review and discussions, the compensation committee recommended to our board of directors that the "Compensation Discussion and Analysis" be included in this proxy statement.

Submitted by the Members of the Compensation Committee Larry E. Romrell Mark C. Vadon Andrea L. Wong

  Compensation Committee Interlocks and Insider Participation

        No member of our compensation committee during 2016 is or has been an officer or employee of our company, or has engaged in any related party transaction during 2016 in which our company was a participant. In April 2017, our audit committee approved a transaction between zulily and chewy.com. Mr. Vadon is executive chairman of the board of chewy.com and holds a 4.4% equity interest in the company. For additional information regarding this 2017 related party transaction, see "Certain Relationships and Related Transactions."

  Nominating and Corporate Governance Committee

        Our board of directors has established a nominating and corporate governance committee, whose chairman is David E. Rapley and whose other members are Richard N. Barton and Mark C. Vadon. See "—Director Independence" above.

        The nominating and corporate governance committee identifies individuals qualified to become board members consistent with criteria established or approved by our board of directors from time to time, identifies director nominees for upcoming annual meetings, develops corporate governance guidelines applicable to our company and oversees the evaluation of our board and management.

        The nominating and corporate governance committee will consider candidates for director recommended by any stockholder provided that such recommendations are properly submitted. Eligible stockholders wishing to recommend a candidate for nomination as a director should send the recommendation in writing to the Corporate Secretary, Liberty Interactive Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112. Stockholder recommendations must be made in accordance with our bylaws, as discussed under "Stockholder Proposals" below, and contain the following information:

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  the name and address of the proposing stockholder and the beneficial owner, if any, on whose behalf the nomination is being made, and documentation indicating the number of shares of our common stock owned beneficially and of record by such person and the holder or holders of record of those shares, together with a statement that the proposing stockholder is recommending a candidate for nomination as a director;

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  the candidate's name, age, business and residence addresses, principal occupation or employment, business experience, educational background and any other information relevant in light of the factors considered by the nominating and corporate governance committee in making a determination of a candidate's qualifications, as described below;

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  a statement detailing any relationship, arrangement or understanding between the proposing stockholder and/or beneficial owner(s), if different, and any other person(s) (including their names) under which the proposing stockholder is making the nomination and any affiliates or associates (as defined in Rule 12b-2 of the Exchange Act) of such proposing stockholder(s) or beneficial owner (each a Proposing Person);

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  a statement detailing any relationship, arrangement or understanding that might affect the independence of the candidate as a member of our board of directors;

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  any other information that would be required under SEC rules in a proxy statement soliciting proxies for the election of such candidate as a director;

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  a representation as to whether the Proposing Person intends (or is part of a group that intends) to deliver any proxy materials or otherwise solicit proxies in support of the director nominee;

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  a representation by each Proposing Person who is a holder of record of our common stock as to whether the notice is being given on behalf of the holder of record and/or one or more beneficial owners, the number of shares held by any beneficial owner along with evidence of such beneficial ownership and that such holder of record is entitled to vote at the annual stockholders meeting and intends to appear in person or by proxy at the annual stockholders meeting at which the person named in such notice is to stand for election;

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  a written consent of the candidate to be named in the proxy statement and to serve as a director, if nominated and elected;

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  a representation as to whether the Proposing Person has received any financial assistance, funding or other consideration from any other person regarding the nomination (a Stockholder Associated Person) (including the details of such assistance, funding or consideration); and

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  a representation as to whether and the extent to which any hedging, derivative or other transaction has been entered into with respect to our company within the last six months by, or is in effect with respect to, the Proposing Person, any person to be nominated by the proposing stockholder or any Stockholder Associated Person, the effect or intent of which transaction is to mitigate loss to or manage risk or benefit of share price changes for, or increase or decrease the voting power of, the Proposing Person, its nominee, or any such Stockholder Associated Person.

        In connection with its evaluation, the nominating and corporate governance committee may request additional information from the proposing stockholder and the candidate. The nominating and corporate governance committee has sole discretion to decide which individuals to recommend for nomination as directors.

        To be nominated to serve as a director, a nominee need not meet any specific minimum criteria. However, the nominating and corporate governance committee believes that nominees for director should possess the highest personal and professional ethics, integrity, values and judgment and should be committed to the long-term interests of our stockholders. When evaluating a potential director nominee, including one recommended by a stockholder, the nominating and corporate governance committee will take into account a number of factors, including, but not limited to, the following:

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  independence from management;

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  his or her unique background, including education, professional experience and relevant skill sets;

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  judgment, skill, integrity and reputation;

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  existing commitments to other businesses as a director, executive or owner;

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  personal conflicts of interest, if any; and

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  the size and composition of the existing board of directors, including whether the potential director nominee would positively impact the composition of the board by bringing a new perspective or viewpoint to the board of directors.

        The nominating and corporate governance committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The nominating and corporate governance committee does not have a formal policy with respect to diversity; however, our board and the nominating and corporate governance committee believe that it is important that our board members represent diverse viewpoints.

        When seeking candidates for director, the nominating and corporate governance committee may solicit suggestions from incumbent directors, management, stockholders and others. After conducting an initial evaluation of a prospective nominee, the nominating and corporate governance committee will interview that candidate if it believes the candidate might be suitable to be a director. The nominating and corporate governance committee may also ask the candidate to meet with management. If the nominating and corporate governance committee believes a candidate would be a valuable addition to our board of directors, it may recommend to the full board that candidate's nomination and election.

        Prior to nominating an incumbent director for re-election at an annual meeting of stockholders, the nominating and corporate governance committee will consider the director's past attendance at, and participation in, meetings of the board of directors and its committees and the director's formal and informal contributions to the various activities conducted by the board and the board committees of which such individual is a member.

        The members of our nominating and corporate governance committee have determined that Messrs. Evan D. Malone, Rapley and Romrell, who are nominated for election at the annual meeting, continue to be qualified to serve as directors of our company and such nominations were approved by the entire board of directors.

        Our board of directors has adopted a written charter for the nominating and corporate governance committee. Our board of directors has also adopted corporate governance guidelines, which were developed by the nominating and corporate governance committee. The charter and the corporate governance guidelines are available on our website at www.libertyinteractive.com.

  Audit Committee

        Our board of directors has established an audit committee, whose chairman is M. Ian G. Gilchrist and whose other members are David E. Rapley, M. LaVoy Robison and Larry E. Romrell. See "—Director Independence" above.

        Our board of directors has determined that Mr. Robison and Mr. Gilchrist are our company's "audit committee financial experts" under applicable SEC rules and regulations. The audit committee reviews and monitors the corporate financial reporting and the internal and external audits of our company. The committee's functions include, among other things:

  •
  appointing or replacing our independent auditors;

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  reviewing and approving in advance the scope and the fees of our annual audit and reviewing the results of our audits with our independent auditors;

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  reviewing and approving in advance the scope and the fees of non-audit services of our independent auditors;

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  reviewing compliance with and the adequacy of our existing major accounting and financial reporting policies;

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  reviewing our management's procedures and policies relating to the adequacy of our internal accounting controls and compliance with applicable laws relating to accounting practices;

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  confirming compliance with applicable SEC and stock exchange rules; and

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  preparing a report for our annual proxy statement.

        Our board of directors has adopted a written charter for the audit committee, which is available on our website at www.libertyinteractive.com.

  Audit Committee Report

        Each member of the audit committee is an independent director as determined by our board of directors, based on the listing standards of The Nasdaq Stock Market. Each member of the audit committee also satisfies the SEC's independence requirements for members of audit committees. Our board of directors has determined that Mr. Robison and Mr. Gilchrist are "audit committee financial experts" under applicable SEC rules and regulations.

        The audit committee reviews our financial reporting process on behalf of our board of directors. Management has primary responsibility for establishing and maintaining adequate internal controls, for preparing financial statements and for the public reporting process. Our independent auditor, KPMG LLP, is responsible for expressing opinions on the conformity of our audited consolidated financial statements with U.S. generally accepted accounting principles. Our independent auditor also expresses its opinion as to the effectiveness of our internal control over financial reporting.

        Our audit committee has reviewed and discussed with management and KPMG LLP our most recent audited consolidated financial statements, as well as management's assessment of the effectiveness of our internal control over financial reporting and KPMG LLP's evaluation of the effectiveness of our internal control over financial reporting. Our audit committee has also discussed with KPMG LLP the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees, including that firm's judgment about the quality of our accounting principles, as applied in its financial reporting.

        KPMG LLP has provided our audit committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP's communications with the audit committee concerning independence, and the audit committee has discussed with KPMG LLP that firm's independence from the company and its subsidiaries.

        Based on the reviews, discussions and other considerations referred to above, our audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016 (the 2016 Form 10-K), which was filed on February 28, 2017 with the SEC.

Submitted by the Members of the Audit Committee M. Ian G. Gilchrist David E. Rapley M. LaVoy Robison Larry E. Romrell

  Other

        Our board of directors, by resolution, may from time to time establish other committees of our board of directors, consisting of one or more of our directors. Any committee so established will have the powers delegated to it by resolution of our board of directors, subject to applicable law.

Board Meetings

        During 2016, there were five meetings of our full board of directors, no meetings of our executive committee, fourteen meetings of our compensation committee, four meetings of our nominating and corporate governance committee and six meetings of our audit committee.

Director Attendance at Annual Meetings

        Our board of directors encourages all members of the board to attend each annual meeting of our stockholders. Eight of the ten directors then serving attended our 2016 annual meeting of stockholders.

Stockholder Communication with Directors

        Our stockholders may send communications to our board of directors or to individual directors by mail addressed to the Board of Directors or to an individual director c/o Liberty Interactive Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112. All such communications from stockholders will be forwarded to our directors on a timely basis.

Executive Sessions

        In 2016, the independent directors of our company, then serving, met at four executive sessions without management participation.

        Any interested party who has a concern regarding any matter that it wishes to have addressed by our independent directors, as a group, at an upcoming executive session may send its concern in writing addressed to Independent Directors of Liberty Interactive Corporation, c/o Liberty Interactive Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112. The current independent directors of our company are Richard N. Barton, M. Ian G. Gilchrist, David E. Rapley, M. LaVoy Robison, Larry E. Romrell, Mark C. Vadon and Andrea L. Wong.

EXECUTIVE COMPENSATION

        This section sets forth information relating to, and an analysis and discussion of, compensation paid by our company to the following persons (who we collectively refer to as our named executive officers):

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  Gregory B. Maffei, our Chief Executive Officer and President;

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  Mark D. Carleton, our Chief Financial Officer;

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  Michael A. George, Richard N. Baer and Albert E. Rosenthaler, our other three most highly compensated executive officers at the end of 2016; and

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  Christopher W. Shean, our former Chief Financial Officer.

Compensation Discussion and Analysis

  Compensation Overview

        Our compensation committee of our board of directors has responsibility for establishing, implementing and regularly monitoring adherence to our compensation philosophy. That philosophy seeks to align the interests of the named executive officers with those of our stockholders, with the ultimate goal of appropriately motivating our executives to increase long-term stockholder value. To that end, the compensation packages provided to the named executive officers include significant performance-based bonuses and significant equity incentive awards, including equity awards that vest many years after initial grant.

        Our compensation committee seeks to approve a compensation package for each named executive officer that is commensurate with the responsibilities and proven performance of that executive and that is competitive relative to the compensation packages paid to similarly situated executives in other companies. Our compensation committee does not engage in any regular benchmarking analysis; rather, it is familiar with the range of total compensation paid by other companies and periodically reviews survey information provided by Mercer (US) Inc. (Mercer) and others. Our compensation committee uses this range and survey data as a guide to ensure that the named executive officers receive attractive compensation packages. Our compensation committee believes that our compensation packages should assist our company in attracting and retaining key executives critical to our long-term success.

        Our feedback from stockholders on this pay philosophy has been positive. At our 2014 annual stockholder meeting, stockholders representing 98.8% of the aggregate voting power of Liberty Interactive present and entitled to vote on our say-on-pay proposal approved, on an advisory basis, our executive compensation disclosed in our proxy statement for the 2014 annual meeting of stockholders. No material changes were implemented to our executive compensation program as a result of this vote. At our 2011 annual stockholder meeting, stockholders elected to hold a say-on-pay vote every three years and our board of directors adopted this as the frequency at which future say-on-pay votes would be held. At our 2017 annual stockholder meeting, we are submitting for stockholder consideration (i) a separate resolution for an advisory vote as to whether a stockholder vote to approve the compensation paid to our named executive officers should occur every one, two or three years, and (ii) a stockholder vote to approve, on an advisory basis, our executive compensation. See "Proposals of Our Board—Proposal 3—The Say-On-Pay Proposal" and "Proposals of Our Board—Proposal 4—The Say-On-Frequency Proposal" above.

  Services Agreement

        In September 2011, we completed the split-off (the LMC Split-Off) of our former subsidiary then-known as Liberty Media Corporation (currently known as Starz Acquisition, LLC, Old LMC). In January 2013, Old LMC completed the spin-off (the LMC Spin-Off) of its former subsidiary then-known as Liberty Spinco, Inc. (currently known as Liberty Media). In connection with the LMC Split-Off, we entered into a services agreement with Old LMC, which was assumed by Liberty Media in the LMC Spin-Off (the services agreement). Pursuant to the services agreement, in 2016, we reimbursed Liberty Media for the portion of the base salary and certain other compensation Liberty Media paid to our employees that was allocable to us for time spent by each such employee related to our company. We do not reimburse Liberty Media for time spent by Mr. Maffei on Liberty Interactive matters. Rather, we pay Mr. Maffei directly pursuant to his employment agreement with our company. All of Mr. George's compensation was paid by QVC, and none of his time was allocated to Liberty Media because Mr. George did not provide any services to Liberty Media in 2016. The 2016 performance-based bonuses earned by the named executive officers of our company were paid directly by our company. During 2016, the estimate of the allocable percentages of time spent performing services for Liberty Media, on the one hand, and our company, on the other hand, were reviewed quarterly by our audit committee for appropriateness. The salaries and certain perquisite information included in the "Summary Compensation Table" below (other than with respect to Mr. George, whose cash compensation is paid directly by QVC) include the portion of the compensation allocable to our company and for which we reimbursed Liberty Media and do not include the portion of the compensation allocable to Liberty Media. During the year ended December 31, 2016, the weighted average percentage of each such named executive officer's time that was allocated to our company was: Mr. Baer—35%; Mr. Carleton—14%; Mr. Rosenthaler—37%; and Mr. Shean—61%.

  Setting Executive Compensation

        In making its compensation decision for each named executive officer, our compensation committee considers the following:

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  each element of the named executive officer's compensation, including salary, bonus, equity compensation, perquisites and other personal benefits, and weights equity compensation most heavily;

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  the financial performance of our company compared to internal forecasts and budgets;

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  the scope of the named executive officer's responsibilities;

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  the competitive nature of the compensation packages offered based on general industry knowledge of the media, telecommunications and entertainment industries and periodic use of survey information provided by Mercer and others; and

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  the performance of the group reporting to the named executive officer.

        In addition, when setting compensation, our compensation committee considers the recommendations obtained from our Chief Executive Officer as to all elements of the compensation packages of Messrs. Baer, Carleton, Rosenthaler and Shean. To make these recommendations, our Chief Executive Officer evaluates the performance and contributions of each such named executive officer. He also considers whether the pay packages afforded to such named executive officers are competitive and are aligned internally. He also evaluates the named executive officer's performance against individual, department and corporate goals.

        In December 2014, our compensation committee approved a five-year employment agreement with Mr. Maffei (the Maffei Employment Agreement), which sets his compensation for the term of the agreement. See "—Executive Compensation Arrangements—Gregory B. Maffei" below. Prior to entering into the Maffei Employment Agreement, our compensation committee reviewed information from Mercer with respect to chief executive officer compensation packages at e-commerce and brick and mortar retailers, television shopping networks, and entertainment, media, communications and travel companies and discussed this comparative information and alternative equity award structures with Mercer.

        In September 2015, our compensation committee approved a new five-year employment agreement with Mr. George (the George Employment Agreement) and granted equity awards in connection with the execution of the George Employment Agreement. See "—Executive Compensation Arrangements—Michael A. George—2015 Term Options" and "—Equity Incentive Compensation—Annual Performance Awards—QVC CEO RSUs" below. Prior to entering into the 2015 George Employment Agreement, our compensation committee considered the recommendation of Mr. Maffei with respect to Mr. George's compensation package. When considering Mr. Maffei's recommendations concerning Mr. George's compensation, our compensation committee reviewed compensation data from companies similar to QVC, which was compiled by Mercer, as a reference point for the proposed new compensation arrangement. Based on this review, our compensation committee determined to confirm and approve the proposed arrangement.

        In May 2016, our compensation committee approved a new four-year compensation arrangement with Mr. Baer (the 2016 Baer Employment Agreement), which sets his compensation for the term of the agreement. See "—Executive Compensation Arrangements—Richard N. Baer" below. Prior to entering into the 2016 Baer Employment Agreement, our compensation committee considered the recommendation of Mr. Maffei with respect to Mr. Baer's compensation package. When considering Mr. Maffei's recommendations concerning Mr. Baer's compensation, our compensation committee reviewed compensation data with respect to chief legal officer compensation packages at media, telecommunications, e-commerce, and entertainment and travel companies.

  Elements of 2016 Executive Compensation

        For 2016, the principal components of compensation for the named executive officers were:

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  base salary;

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  a performance-based bonus, payable in cash;

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  time-vested and performance based stock option awards and restricted stock units (RSUs); and

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  perquisites and other limited personal benefits.

Base Salary

        Our compensation committee believes base salary should be a relatively smaller portion of each named executive officer's overall compensation package, thereby aligning the interests of our executives more closely with those of our stockholders. The base salaries of the named executive officers are reviewed on an annual basis (other than Mr. Maffei's base salary, the increases of which are governed by his employment agreement), as well as at the time of any change in responsibilities. Typically, after establishing a named executive officer's base salary, salary increases are limited to cost-of-living adjustments, adjustments based on changes in the scope of the named executive officer's responsibilities, and adjustments to align the named executive officer's salary level with those of our other named executive officers. After completion of the annual review in December 2015, the 2016 base salaries of Messrs. Baer, Carleton, Rosenthaler and Shean were increased by 3%, reflecting a cost-of-living adjustment. In 2016, Messrs. Maffei and George received the base salary increases prescribed by the Maffei Employment Agreement and the George Employment Agreement, respectively.

2016 Performance-based Bonuses

        Liberty Awards—Overview.    For 2016, our compensation committee adopted an annual, performance-based bonus program for each of the named executive officers (other than Mr. George, who participated in a separate performance-based bonus program, described under "—QVC Bonus Award" below), which was structured to comply with Section 162(m) of the Code. The 2016 bonus program was comprised of two components: a bonus amount payable based on each participant's individual performance (the Individual Performance Bonus) and a bonus amount payable based on the corporate performance of our company (the Corporate Performance Bonus). No amounts would be payable under our 2016 bonus program unless a minimum corporate performance was achieved: the combined Adjusted OIBDA of (i) QVC and (ii) Bodybuilding.com, LLC, Evite, Inc., zulily and CommerceHub, Inc. (CommerceHub) (collectively, the Digital Commerce Companies) for the year ended December 31, 2016 was required to exceed $750 million (the Bonus Threshold). If the Bonus Threshold was met, the notional bonus pool for our company would be funded with 0.77% of the amount by which such combined Adjusted OIBDA exceeded $750 million (the Cash Bonus Pool). If the Cash Bonus Pool was insufficient to cover the aggregate maximum bonus amounts of all participants (as described in more detail below), each participant's maximum bonus amount would be reduced pro rata, for all purposes under the program, based upon his respective maximum bonus amount. For purposes of the bonus program, Adjusted OIBDA is defined as revenue less cost of sales, operating expense and selling, general and administrative expense (excluding stock compensation).

        Each participant was assigned a maximum bonus under the performance-based bonus program for each of Liberty Interactive and Liberty Media. The maximum bonuses for this program were as follows: Mr. Maffei—$5,043,938; Mr. Baer—$901,500; Mr. Carleton—$875,500; Mr. Rosenthaler—$875,500 and Mr. Shean—$875,500 (each participant's LIC Maximum Performance Bonus). Liberty Media also established maximum performance-based bonuses for our participants in the same amounts.

        To determine the LIC Maximum Performance Bonus for each of Messrs. Baer, Carleton, Rosenthaler, and Shean, our compensation committee divided the aggregate base salary paid by Liberty Media to the named executive officers in half, recognizing that the other half would be subject to Liberty Media's bonus program. Our compensation committee then set the LIC Maximum Performance Bonus at two times the quotient above for Mr. Baer, Mr. Carleton, Mr. Rosenthaler and Mr. Shean. Mr. Maffei's LIC Maximum Performance Bonus was set at five times the base salary paid by our company, which is consistent with the terms of the Maffei Employment Agreement.

        Assuming the Bonus Threshold was met (and after taking into account any reductions associated with a shortfall in the Cash Bonus Pool), each participant was entitled to receive from our company an amount (the LIC Maximum Individual Bonus) equal to 60% of the LIC Maximum Performance Bonus for that participant. The LIC Maximum Individual Bonus was subject to reduction based on a subjective determination of the participant's achievement of qualitative criteria established with respect to the services to be performed by the participant on behalf of our company. Under Liberty Media's corollary program, each participant was entitled to receive from Liberty Media a maximum individual bonus in the same amount, subject to reduction based on a subjective determination of the participant's achievement of qualitative criteria established with respect to the services to be performed by the participant on behalf of Liberty Media. Our compensation committee believes this construct was appropriate in light of the services agreement and the fact that each participant splits his professional time and duties.

        Also, assuming the Bonus Threshold was met (and after taking into account any reductions associated with a shortfall in the Cash Bonus Pool), each participant was entitled to receive from our company an amount (the LIC Maximum Corporate Bonus) equal to 40% of his LIC Maximum Performance Bonus, subject to reduction based on a subjective determination of the corporate performance of our company. Under Liberty Media's corollary program, each participant was entitled to receive from Liberty Media an amount equaling the LIC Maximum Corporate Bonus, subject to reduction based on a subjective determination of the corporate performance of Liberty Media.

        In December 2016, our compensation committee and the Liberty Media compensation committee reviewed contemporaneously our respective named executive officers' performance under each company's program. Notwithstanding this joint effort, our compensation committee retained sole and exclusive discretion with respect to the approval of award terms and amounts payable under our bonus program.

        Also, in December 2016, our compensation committee determined that the combined Adjusted OIBDA for QVC and the Digital Commerce Companies was approximately $1,985.2 million using the formula described above, exceeding the Bonus Threshold by approximately $1,235.2 million, thereby creating a notional Cash Bonus Pool of approximately $9.51 million, which exceeded the amount necessary to cover the aggregate maximum bonus amounts of all the participants and enabling each participant to receive a bonus under the performance-based bonus program up to his maximum bonus amount. These calculations were done on a constant currency basis.

        Individual Performance Bonus.    Our compensation committee then reviewed the individual performance of each participant to determine the reductions that would apply to each participant's LIC Maximum Individual Bonus. Our compensation committee took into account a variety of factors, without assigning a numerical weight to any single performance measure. This determination was based on reports of our board, the observations of committee members throughout the year, executive self-evaluations and, with respect to the participants other than Mr. Maffei, the observations and input of Mr. Maffei. In evaluating the performance of each of the participants for determining the reduction that would apply to each named executive officer's LIC Maximum Individual Bonus, our compensation committee considered the various performance objectives related to our company which had been assigned to each participant for 2016, including:

Individual	Performance Objectives
Gregory B. Maffei	• Complete Liberty Expedia split-off transaction and CommerceHub spin-off transaction, including positioning CommerceHub for success by recruiting strong board and supporting CommerceHub management
• Pursue strategic investments and strategic corporate development opportunities
• Assist QVC and zulily with corporate initiatives and strategic transactions
• Support development and goals of management team; conduct succession planning at all levels
Richard N. Baer	• Complete legal work associated with Liberty Expedia split-off transaction and CommerceHub spin-off transaction
• Provide sound and timely advice to senior management and board on key issues
• Provide effective legal support in connection with mergers, acquisitions, investments and other transactional matters
• Facilitate, along with other members of senior management team, sound approach to governance and compliance
• Provide legal support to, and assess and appropriately manage significant legal matters of, subsidiaries and controlled companies
Mark D. Carleton	• Assist QVC and other subsidiaries with corporate development opportunities
• Assist CommerceHub with corporate development efforts
• Direct corporate development team towards venture investments that intersect well with our company's portfolio of investments

Individual	Performance Objectives
Albert E. Rosenthaler	• Complete Liberty Expedia split-off transaction and CommerceHub spin-off transaction
• Continue legislative efforts
• Provide effective tax counsel and advice on strategic initiatives
• Obtain full or partial acceptance letter from IRS for 2015 Compliance Assurance Process
• Train and develop internal tax staff
Christopher W. Shean	• Assist FTD Companies, Inc. with its management transition, including serving as interim CEO
• Support Liberty Expedia split-off transaction and CommerceHub spin-off transaction; serve as CEO of Liberty Expedia
• Assist QVC with corporate development opportunities
• Oversee financial reporting team and treasury team in executing department and our company's priorities

        Following a review of the participants' performance and a review of the time allocated to matters for our company, our compensation committee determined to pay each participant the following amounts as an Individual Performance Bonus:

Name	Individual Performance Bonus
Gregory B. Maffei	$1,777,080
Richard N. Baer	$331,301
Mark D. Carleton	$105,165
Albert E. Rosenthaler	$340,132
Christopher W. Shean	$400,541

        Corporate Performance Bonus.    Our compensation committee then made a subjective determination as to the reductions that would apply to each participant's LIC Maximum Corporate Bonus. In making this determination, our compensation committee reviewed forecasts of 2016 Adjusted OIBDA, revenue and free cash flow (as defined below) for QVC and the Digital Commerce Companies, all of which forecasts were prepared in December 2016 and are set forth in the table below. Also set forth in the table below are the corresponding actual financial measures achieved for 2016, which were within one percent of our forecasts except that actual free cash flow was 104% of the forecast. In determining whether any reductions would be made to the LIC Maximum Corporate Bonus payable to each participant, our compensation committee weighted the corporate performance metrics as follows: 25% attributable to revenue growth, 50% attributable to Adjusted OIBDA growth and 25% attributable to free cash flow in comparison to budget.

(dollar amounts in millions)	2016 Forecast	2016 Actual	Actual / Forecast
Revenue(1)	$10,654.9	$10,657.6	100%
Adjusted OIBDA(1)	$1,985.2	$1,997.8	101%
Free Cash Flow(1)(2)	$1,177.8	$1,221.0	104%

(1)
Revenue, Adjusted OIBDA and Free Cash Flow information represent the summation for QVC and the Digital Commerce Companies. Bodybuilding.com was split-off in the Liberty Expedia transaction effective November 4, 2016 and CommerceHub was spun-off effective July 22, 2016. As a result, the results of Bodybuilding.com have been included for ten months of 2016 and the results for CommerceHub have been included for seven months of 2016.

(2)
Defined for purposes of the bonus program as Adjusted OIBDA less all other operating and investing items. Free cash flow information is excluded for Bodybuilding.com and CommerceHub completely as the measurement was a year-end comparison to budget and these businesses were separated mid-year.

        Based on a review of these forecasts, and our compensation committee's consideration of our company's performance against plan for these three measures, our compensation committee determined that the growth metrics were achieved to the extent described below:

Growth Factor	Liberty Interactive Corporation
Revenue	0% of a possible 25%
Adjusted OIBDA	0% of a possible 50%
Free Cash Flow	12.5% of a possible 25%

        Our compensation committee then used its subjective discretion to translate the achievement of these growth metrics into a percentage payable to each participant of his LIC Maximum Corporate Bonus, as follows:

Name	LIC Maximum Corporate Bonus	Percentage Payable	Aggregate Dollar Amount
Gregory B. Maffei	$1,838,636	12.5%	$229,829
Richard N. Baer	$328,618	12.5%	$41,077
Mark D. Carleton	$319,141	12.5%	$39,893
Albert E. Rosenthaler	$319,141	12.5%	$39,893
Christopher W. Shean	$319,141	12.5%	$39,893

        Aggregate Results.    The following table presents information concerning the aggregate 2016 performance-based bonus amounts payable to each named executive officer by our company (other than Mr. George), after giving effect to the determinations described above.

Name	Individual Performance Bonus	Corporate Performance Bonus	Total Bonus
Gregory B. Maffei	$1,777,080	$229,829	$2,006,909
Richard N. Baer	$331,301	$41,077	$372,379
Mark D. Carleton	$105,165	$39,893	$145,058
Albert E. Rosenthaler	$340,132	$39,893	$380,024
Christopher W. Shean	$400,541	$39,893	$440,434

        Our compensation committee then noted that, when combined with the total 2016 performance-based bonus amounts paid by Liberty Media to the overlapping named executive officers, each of our named executive officers received the following payments:

Name	Combined Performance Bonus
Gregory B. Maffei	$7,050,847
Richard N. Baer	$1,273,879
Mark D. Carleton	$1,020,558
Albert E. Rosenthaler	$1,255,524
Christopher W. Shean	$1,077,777

        For more information regarding these bonus awards, please see the "Grants of Plan-Based Awards" table below.

        QVC Bonus Award.    Mr. George's 2016 performance-based bonus was structured to align with the 2016 performance-based bonus program established at QVC for QVC senior global officers and to comply with Section 162(m) of the Code. Pursuant to the program, Mr. George would be paid a cash bonus based upon 2016 QVC Consolidated Global EBITDA performance, including zulily performance, on a constant currency basis (QVC Global EBITDA). His target bonus amount would be 100% of his base salary as required by the terms of his employment agreement and his maximum bonus amount would be 240% of his base salary. For this purpose, QVC Global EBITDA was defined as earnings before interest, taxes, depreciation and amortization of QVC and zulily (consolidated, on a constant currency basis).

        For any bonus to be paid, 2016 QVC Global EBITDA would need to equal or exceed $2,008 million. If 2016 QVC Global EBITDA equaled or exceeded $2,008 million, then Mr. George would be eligible to receive a maximum bonus of 240% of his base salary, subject to reduction in the discretion of our compensation committee based on QVC Global EBITDA performance and individual performance, among other things. QVC Global EBITDA for 2016 was $1,955 million, which did not exceed the threshold for receiving a bonus payment. Accordingly, Mr. George did not receive a cash bonus under the program for 2016.

Equity Incentive Compensation

        The Liberty Interactive Corporation 2016 Omnibus Incentive Plan (the 2016 incentive plan) provides, and prior to their expiration, the Liberty Interactive Corporation 2012 Incentive Plan and the Liberty Interactive Corporation 2010 Incentive Plan (As Amended and Restated Effective November 7, 2011) provided, for the grant of a variety of incentive awards, including stock options, restricted shares, RSUs, stock appreciation rights and performance awards. Our compensation committee has a preference for grants of stock-based incentive awards (RSUs, restricted stock and options) as compared with cash incentive awards based on the belief that they better promote retention of key employees through the continuing, long-term nature of an equity investment. It is the policy of our compensation committee that stock options be awarded with an exercise price equal to fair market value on the date of grant, typically measured by reference to the closing price on the grant date.

        Maffei Performance-based Equity Awards.    In December 2014, we entered into the Maffei Employment Agreement which provides Mr. Maffei with the opportunity to earn annual equity incentive awards during the employment term. See "—Executive Compensation Arrangements—Gregory B. Maffei" for additional information about the annual awards to be provided under the Maffei Employment Agreement.

        The Maffei Employment Agreement provides that Mr. Maffei was entitled to receive from our company and Liberty Media in 2016 a combined target value equity award of $17 million and contemplates that the equity awards would be structured to comply with Section 162(m) of the Code. The $17 million equity award would be divided between our company and Liberty Media according to relative market capitalization. Mr. Maffei is also eligible to receive above-target equity awards from our company and Liberty Media equaling in the aggregate $8.5 million (split by relative market capitalization) that would be granted at the end of the performance period in each compensation committee's sole discretion. The Maffei Employment Agreement also sets forth provisions for determining and establishing any performance criteria for equity awards.

        In 2016, our compensation committee, with the consent of Mr. Maffei, elected to waive for purposes of the 2016 equity awards the provisions of the Maffei Employment Agreement that set forth the process for establishing the annual performance criteria. Instead, our compensation committee decided to grant a combination of time-vested stock options and performance-based RSUs. Our compensation committee believes that time-vested stock options are consistent with its philosophy of aligning the interests of the named executive officers with those of our stockholders, with the ultimate goal of appropriately motivating our executives to increase long-term stockholder value. In addition, our compensation committee believed that Mr. Maffei's RSU grants should be subject to performance metrics that incentivize and reward Mr. Maffei for successful completion of our company's strategic initiatives. The parties did not amend the Maffei Employment Agreement and made no decision as to whether to formalize the process for future grants. As a result, our compensation committee granted to Mr. Maffei 730,273 QVCB time-vested options and 208,919 LVNTB time-vested options and granted 53,229 QVCB performance-based RSUs and 16,320 LVNTB performance-based RSUs (the Maffei RSUs). The stock options had a grant date of March 29, 2016 and had a term of seven years. The QVCB stock options had a base price of $25.11, and the LVNTB stock options had a base price of $38.79. Pursuant to our policy of determining fair market value in the absence of sufficient trading volume on the day in question, these base prices were set at 100.75% of the closing price of the corresponding Series A tracking stock group stock. In addition, the stock options vested in full on December 31, 2016, and were subject to other applicable terms and conditions for option grants as set forth in the Maffei Employment Agreement. Our compensation committee also granted to Mr. Maffei the Maffei RSUs on March 29, 2016. The Maffei RSUs would vest only upon attainment of the performance objectives described below.

        Our compensation committee adopted an annual, performance-based program for payment of the Maffei RSUs, which was structured to comply with Section 162(m) of the Code. None of the Maffei RSUs would vest unless a minimum corporate performance was achieved: the combined Adjusted OIBDA of QVC and the Digital Commerce Companies for the year ended December 31, 2016 was required to exceed $750 million (the Maffei RSU Threshold). If the Maffei RSU Threshold was met, the notional pool for payment of the Maffei RSUs would be funded with 0.27% of the amount by which such combined Adjusted OIBDA exceeded $750 million (the Maffei RSU pool). A maximum payout equal to 1.5 times the target number of Maffei RSUs or $2.958 million of initial grant value was established.

        For purposes of the Maffei RSU pool, Adjusted OIBDA was defined in the same manner as the cash performance bonus program. See "—Elements of 2016 Executive Compensation—2016 Performance-based Bonuses—Liberty Awards—Overview" above. Assuming the Maffei RSU Threshold of $750 million was met and the Maffei RSU pool was funded, the amount earned would be subject to reduction from the maximum amount payable by our compensation committee based on subjective performance criteria. After review of our company's 2016 Adjusted OIBDA results, our compensation committee determined and certified that the maximum Maffei RSU awards could be paid to Mr. Maffei. Our compensation committee decided to review Mr. Maffei's performance for purposes of payment of the Maffei RSUs based on his corporate development activity, financial engineering/restructuring activities, executive development activities and industry and investor relations activities. After considering Mr. Maffei's performance in these areas as well as his performance in achieving the metrics under the cash performance bonus program, our compensation committee determined to reduce the maximum payment to target award level and then approved the vesting of 100% of the Maffei RSUs previously granted. For more information regarding the target equity awards, see the "Grants of Plan-Based Awards" table below.

        Multiyear Stock Options.    Consistent with its previous practices, our compensation committee has made larger stock option grants (equaling approximately four to five years' value of the named executive officer's annual grants) that vest between four and five and three-quarters years after grant, rather than making annual grants over the same period. These multiyear grants provide for back-end weighted vesting and generally expire seven to ten years after grant to encourage executives to remain with the company over the long-term and to better align their interests with those of the stockholders. Our compensation committee made such an award to Mr. Maffei in connection with the execution of the Maffei Employment Agreement. See "—Executive Compensation Arrangements—Gregory B. Maffei" below. Also, in March 2015, our compensation committee granted to each of Messrs. Carleton, Rosenthaler and Shean multiyear stock options that equaled the value of the named executive officer's annual grants for the period from January 1, 2016 through December 31, 2020. See "Summary Compensation Table" below. Also, Mr. Baer received a multi-year stock option award in June 2016 in connection with entering into the 2016 Baer Employment Agreement. See "—Executive Compensation Arrangements—Richard N. Baer—2016 Term Options" below. Mr. Baer's grant equaled the value of his annual grants for the period from January 1, 2017 through December 31, 2020. In September 2015, Mr. George received a multiyear stock option grant that equaled the value of his annual grants for the period from January 1, 2016 through December 31, 2020.

  Annual Performance Awards.

            Chief RSU Awards.    Consistent with our practice since December 2014 of granting a combination of multiyear stock options and annual performance awards to senior officers, our compensation committee granted annual performance RSUs to Messrs. Carleton, Rosenthaler and Shean in March 2016. Our compensation committee granted to each of Messrs. Carleton, Rosenthaler and Shean, 22,205 QVCA performance-based RSUs and 6,702 LVNTA performance-based RSUs on March 29, 2016 (the Chief RSUs). The Chief RSUs would vest only upon attainment of the performance objectives described below.

        Our compensation committee adopted an annual, performance-based program for payment of the Chief RSUs, which was structured to comply with Section 162(m) of the Code. None of the Chief RSUs would vest unless a minimum corporate performance was achieved: the combined Adjusted OIBDA of QVC and the Digital Commerce Companies for the year ended December 31, 2016 was required to exceed $750 million (the Chief Threshold). If the Chief Threshold was met, the notional pool for payment of the Chief RSUs would be funded with 0.4% of the amount by which such combined Adjusted OIBDA exceeded $750 million (the Chief RSU pool). If the Chief RSU pool was not funded so that the maximum awards could be paid to all participants, each participant's maximum award would be reduced pro rata. The maximum payout set for each of Messrs. Carleton, Rosenthaler and Shean was $1.6 million of initial grant value of Chief RSUs.

        For purposes of the Chief RSU pool, Adjusted OIBDA was defined in the same manner as the performance cash bonus program. See "—Elements of 2016 Executive Compensation—2016 Performance-based Bonuses—Liberty Awards—Overview" above. Assuming the Chief Threshold of $750 million was met and the Chief RSU pool was fully funded, the amount earned would be subject to reduction from the maximum amount payable by our compensation committee based on subjective performance criteria. After review of our company's 2016 Adjusted OIBDA results, our compensation committee determined and certified that the maximum Chief RSU awards could be paid to Messrs. Carleton, Rosenthaler and Shean. Our compensation committee then determined to review each named executive officer's performance to determine what portion of the maximum award would be paid. Our compensation committee reviewed Messrs. Carleton, Rosenthaler and Shean's performance and also considered the recommendations from Mr. Maffei. Mr. Maffei recommended that our committee vest 100% of the Chief RSUs previously granted to each of Messrs. Carleton, Rosenthaler and Shean based on his assessment of their individual performance against the goals established in connection with the performance cash bonus program and his general observation of their leadership and executive performance. Accordingly, our compensation committee determined to reduce the payouts down to the target award levels and then approved vesting all of the Chief RSUs previously granted to Messrs. Carleton, Rosenthaler and Shean.

        Mr. Baer did not receive an annual performance RSU award in 2016 because his prior equity award grants covered the employment period through December 2016.

            Discretionary Chief RSU Awards.    Based on its assessment of Messrs. Carleton, Rosenthaler and Shean's performance during 2015 and to further align Messrs. Carleton, Rosenthaler and Shean's interests with those of the other stockholders and other senior executives, in March 2016, our compensation committee determined to grant 22,755 RSUs relating to QVCA and 6,765 RSUs relating to LVNTA to each of Messrs. Carleton, Rosenthaler and Shean. The QVCA RSUs and LVNTA RSUs vested in full on March 21, 2016.

            QVC CEO RSUs.    Pursuant to the George Employment Agreement, Mr. George is eligible for an annual $4.125 million target grant of performance-based RSUs with respect to QVCA stock. Accordingly, our compensation committee granted to Mr. George 163,561 QVCA performance-based RSUs (the George RSUs) on March 29, 2016. The George RSUs would vest only upon attainment of the performance objectives described below.

        Our compensation committee adopted an annual, performance-based program for payment of the George RSUs, which was structured to comply with Section 162(m) of the Code. None of the George RSUs would vest unless a minimum corporate performance was achieved: the QVC Global EBITDA was required to exceed $750 million (the George Threshold). If the George Threshold were met, the notional pool for payment of the George RSUs would be funded with 0.55% of the amount by which such combined QVC Global EBITDA exceeded $750 million (the George RSU pool). A maximum payout equal to 1.5 times the target number of George RSUs or $6.188 million of initial grant value was established.

        For purposes of the George RSU pool, QVC Global EBITDA was defined in the same manner as the cash performance bonus program for Mr. George. See "—Elements of 2016 Executive Compensation—QVC Bonus Award" above. Assuming the George Threshold of $750 million was met and the George RSU pool was funded, the amount earned would be subject to reduction from the maximum amount payable under the program based 60% on subjective performance criteria and 40% on objective performance criteria.

        After review of our company's 2016 QVC Global EBITDA results, our compensation committee determined and certified that the maximum George RSU awards could be paid to Mr. George. Our compensation committee then determined to review Mr. George's performance on the subjective and objective criteria discussed below to determine what portion of the maximum award would be paid.

        Our compensation committee and Mr. George had previously established subjective performance criteria for payment of the George RSUs. Our compensation committee evaluated Mr. George on the following subjective criteria:

  •
  Achievement of revenue and cost synergies across QVC and zulily;

  •
  Achievement of core business growth initiatives;

  •
  Success in remediation of 2015 material weakness finding;

  •
  Success in deploying cost and efficiency initiatives across the organization;

  •
  Effectiveness in deploying the OneQ Organization program; and

  •
  Achievement of cultural initiatives.

        In addition, our compensation committee established objective criteria for determining the payout of 40% of any award. For any payout to be made, QVC Global EBITDA would need to exceed $1,902 million. Assuming that the threshold was achieved, Mr. George would be eligible for higher payouts based on QVC Global EBITDA performance. Based on these subjective and objective metrics, our compensation committee reduced down to the target award level represented by the George RSUs and then determined to vest 73% of the 163,561 George RSUs, or 119,231 George RSUs. The balance of the George RSUs was canceled.

Perquisites and Other Personal Benefits.

        The perquisites and other personal benefits available to our executives (that are not otherwise available to all of our salaried employees) consist of:

  •
  limited personal use of Liberty Media's corporate aircraft (pursuant to aircraft time sharing agreements between our company and Liberty Media);

  •
  in the case of Mr. George, reimbursement of legal expenses pertaining to his employment arrangement;

  •
  occasional, personal use of Liberty Media's apartment in New York City (pursuant to a sharing arrangement between our company and Liberty Media), which is primarily used for business purposes, and occasional, personal use of a company car and driver; and

  •
  in the case of Mr. George, a tax gross-up relating to certain out of state income taxes to which Mr. George was subject in connection with the performance of his duties outside of QVC's headquarters.

        Taxable income may be incurred by our executives in connection with their receipt of perquisites and personal benefits. Other than with respect to Mr. George, as described below, we have not provided gross-up payments to our executives in connection with any such taxable income incurred during the past three years.

        Aircraft Usage.    On occasion, and with the approval of our Chairman or Chief Executive Officer, executives may have family members and other guests accompany them on Liberty Media's corporate aircraft when traveling on business. Under the terms of the employment arrangements with our Chairman and our Chief Executive Officer, our Chairman and our Chief Executive Officer and their guests may use the corporate aircraft we share with Liberty Media for non-business purposes subject to specified limitations.

        Pursuant to a February 5, 2013 letter agreement between Liberty Media and Mr. Maffei, Mr. Maffei was entitled to 120 hours per year of personal flight time through the first to occur of (i) the termination of his employment, subject to any continued right to use the corporate aircraft as described below or pursuant to the terms of his employment arrangement in effect at the time of the termination or (ii) the cessation of ownership or lease of corporate aircraft. Effective November 11, 2015, pursuant to a letter agreement between Liberty Media and Mr. Maffei of the same date, Mr. Maffei is entitled to 30 additional hours per year of personal flight time if he reimburses Liberty Media for such usage through the first to occur of (i) the termination of his employment or (ii) the cessation of ownership or lease of corporate aircraft. Under the Maffei Employment Agreement, if Mr. Maffei's employment had been terminated due to disability, for good reason or without cause, Mr. Maffei would have been entitled to continued use of the corporate aircraft under the terms of the

February 5, 2013 letter agreement for 12 months after termination of his employment under the Maffei Employment Agreement. Mr. Maffei incurs taxable income, calculated in accordance with the Standard Industry Fare Level (SIFL) rates, for all personal use of the corporate aircraft under the February 5, 2013 letter agreement. Mr. Maffei incurs taxable income at the SIFL rates minus amounts paid under time sharing agreements with Liberty Media for travel pursuant to the November 11, 2015 letter agreement. Flights where there are no passengers on company-owned aircraft were not charged against the 120 hours of personal flight time per year allotted to Mr. Maffei if the flight department determines that the use of a NetJets, Inc. supplied aircraft for a proposed personal flight would be disadvantageous to our company due to (i) use of budgeted hours under the then current Liberty Media fractional ownership contract with NetJets, Inc. or (ii) higher flight cost as compared to the cost of using company owned aircraft.

        For disclosure purposes, we determine incremental cost using a method that takes into account:

  •
  landing and parking expenses;

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  crew travel expenses;

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  supplies and catering;

  •
  aircraft fuel and oil expenses per hour of flight;

  •
  any customs, foreign permit and similar fees; and

  •
  passenger ground transportation.

        Because the company's aircraft is used primarily for business travel, this methodology excludes fixed costs that do not change based on usage, such as salaries of pilots and crew, purchase or lease costs of aircraft and costs of maintenance and upkeep.

        Pursuant to our aircraft time sharing agreements with Liberty Media, we pay Liberty Media for any costs, calculated in accordance with Part 91 of the Federal Aviation Regulations, associated with Mr. Maffei using Liberty Media's corporate aircraft that are allocable to our company. Pursuant to aircraft time sharing agreements between Liberty Media and Mr. Maffei, Mr. Maffei reimburses Liberty Media for costs associated with his up to 30 hours of personal use of its corporate aircraft under the November 11, 2015 letter agreement, and such costs include the expenses listed above, insurance obtained for the specific flight and an additional charge equal to 100% of the aircraft fuel and oil expenses for the specific flight.

        For purposes of determining an executive's taxable income, personal use of Liberty Media's aircraft is valued using a method based on SIFL rates, as published by the Treasury Department. The amount determined using the SIFL rates is typically lower than the amount determined using the incremental cost method. Under the American Jobs Creation Act of 2004, the amount we may deduct for a purely personal flight is limited to the amount included in the taxable income of the executives who took the flight. Also, the deductibility of any non-business use will be limited by Section 162(m) of the Code to the extent that the named executive officer's compensation that is subject to that limitation exceeds $1 million. See "—Deductibility of Executive Compensation" below.

        Gross-Up.    In 2016, Mr. George received a tax gross-up from QVC relating to certain out of state income taxes to which he was subject in connection with the performance of his duties outside of QVC's headquarters.

  Changes for 2017

        In March 2017, our compensation committee determined to waive again the process required by the Maffei Employment Agreement to set performance criteria for Mr. Maffei's 2017 annual performance awards. Our compensation committee determined to implement the same general process as used in 2016. In addition, the parties are currently considering whether to formalize this process for future annual performance awards but have not determined to do so at this time.

  Deductibility of Executive Compensation

        In developing the compensation packages for the named executive officers, the deductibility of executive compensation under Section 162(m) of the Code is considered. That provision prohibits the deduction of compensation of more than $1 million paid to certain executives, subject to certain exceptions. One exception is for performance-based compensation, including stock options granted under our incentive plans. Our compensation committee has not adopted a policy requiring all compensation to be deductible under Section 162(m) of the Code, in order to maintain flexibility in making compensation decisions. Portions of the compensation we pay to certain of the named executive officers may not be deductible due to the application of Section 162(m) of the Code.

  Policy on Restatements

        In those instances where we grant cash or equity-based incentive compensation, we include in the related agreement with the executive a right, in favor of our company, to require the executive to repay or return to the company any cash, stock or other incentive compensation (including proceeds from the disposition of shares received upon exercise of options or stock appreciation rights). That right will arise if (1) a material restatement of any of our financial statements is required and (2) in the reasonable judgment of our compensation committee, (A) such restatement is due to material noncompliance with any financial reporting requirement under applicable securities laws and (B) such noncompliance is a result of misconduct on the part of the executive. In determining the amount of such repayment or return, our compensation committee may take into account, among other factors it deems relevant, the extent to which the market value of the applicable series of our common stock was affected by the errors giving rise to the restatement. The cash, stock or other compensation that we may require the executive to repay or return must have been received by the executive during the 12-month period beginning on the date of the first public issuance or the filing with the SEC, whichever occurs earlier, of the financial statement requiring restatement. The compensation required to be repaid or returned will include (1) cash or company stock received by the executive (A) upon the exercise during that 12-month period of any stock appreciation right held by the executive or (B) upon the payment during that 12-month period of any incentive compensation, the value of which is determined by reference to the value of company stock, and (2) any proceeds received by the executive from the disposition during that 12-month period of company stock received by the executive upon the exercise, vesting or payment during that 12-month period of any award of equity-based incentive compensation.

Summary Compensation Table

Name and Principal Position (as of 12/31/16)	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)(6)(7)		Total ($)
Gregory B. Maffei	2016	1,045,739	—	1,969,633	8,064,242	2,006,909	—	186,194	(8)(9)	13,272,717
President and Chief Executive	2015	960,750	—	5,928,866	3,626,072	3,981,886	—	370,418	(8)(9)	14,867,993
Officer	2014	765,769	—	—	28,615,359	2,768,132	—	312,254	(8)(9)	32,461,514
Richard N. Baer	2016	327,307	—	—	4,415,468	372,379	—	11,057		5,126,211
Chief Legal Officer	2015	437,622	—	—	—	768,167	—	15,701		1,221,490
	2014	424,875	—	—	—	699,230	—	15,451		1,139,556
Mark D. Carleton(10)	2016	127,147	—	1,630,734	—	145,058	4,434	5,655	(9)	1,913,028
Chief Financial Officer	2015	n/a	n/a	n/a	n/a	n/a	n/a	n/a		n/a
	2014	n/a	n/a	n/a	n/a	n/a	n/a	n/a		n/a
Michael A. George	2016	1,254,788	—	4,075,940	—	—	—	97,707	(11)(12)(13)	5,428,435
President and Chief Executive	2015	1,125,509	—	—	17,474,524	1,000,000	—	100,512	(11)(12)	19,700,545
Officer, QVC, Inc.	2014	1,092,727	—	—	—	841,400	—	54,104	(11)(12)	1,988,231
Albert E. Rosenthaler	2016	336,031	—	1,630,734	—	380,024	—	16,689	(12)	2,363,478
Chief Corporate Development	2015	464,860	—	—	6,302,802	822,513	—	17,271		7,607,447
Officer	2014	346,444	—	—	—	468,070	—	13,597		828,111
Christopher W. Shean(14)	2016	553,997	—	1,630,734	—	440,434	2,075	18,833	(9)	2,646,073
Senior Advisor and Former	2015	526,016	—	—	6,302,802	845,463	806	19,079	(9)	7,694,166
Chief Financial Officer	2014	392,109	—	—	—	486,224	774	14,261	(9)	893,368

(1)
The amounts set forth in the table reflect compensation paid to our named executive officers by Liberty Media but allocable to our company under the services agreement (except with respect to Mr. Maffei's 2016 and 2015 base salary, which we paid directly pursuant to the Maffei Employment Agreement, and Mr. George, whose compensation reported above was paid directly by QVC with respect to the entire year, neither of which is covered by the services agreement). See "—Compensation Discussion and Analysis—Services Agreement."

(2)
Reflects the grant date fair value of restricted stock and RSUs granted to our named executive officers during 2016, 2015 and 2014. The table reflects the grant date fair value of the 2015 performance-based RSUs granted to Mr. Maffei and the 2016 performance-based RSUs granted to Messrs. Maffei, Carleton, George, Rosenthaler and Shean as described in "—Compensation Discussion and Analysis—Elements of 2016 Executive Compensation—Equity Incentive Compensation." A maximum payout equal to 1.5 times the target number of Maffei RSUs, or $2.958 million of initial grant value was established, and the maximum payout set for each of Messrs. Carleton, Rosenthaler and Shean was $1.6 million of initial grant value of the Chief RSUs. A maximum payout equal to 1.5 times the target number of George RSUs or $6.188 million of initial grant value was also established. The grant date fair value of these awards has been computed in accordance with FASB ASC Topic 718, but (pursuant to SEC regulations) without reduction for estimated forfeitures. For a description of the assumptions applied in these calculations, see Note 15 to our consolidated financial statements for the year ended December 31, 2016 (which are included in the 2016 Form 10-K).

(3)
The grant date fair value of Mr. Maffei's Term Options (as defined below) and 2016 and 2015 stock option awards, Mr. Baer's 2016 Term Options and Messrs. George, Rosenthaler and Shean's 2015 stock option awards has been computed in accordance with FASB ASC Topic 718, but (pursuant to SEC regulations) without reduction for estimated forfeitures. For a description of the assumptions applied in these calculations, see Note 15 to our consolidated financial statements for the year ended December 31, 2016 (which are included in the 2016 Form 10-K).

(4)
Reflects the above-market earnings credited to Messrs. Carleton and Shean's deferred compensation accounts. See "—Executive Compensation Arrangements—2006 Deferred Compensation Plan" and "—Nonqualified Deferred Compensation Plans" below.

(5)
The Liberty Media 401(k) Savings Plan provides employees with an opportunity to save for retirement. The Liberty Media 401(k) Savings Plan participants may contribute up to 75% of their eligible compensation on a pre-tax basis to the plan and an additional 10% of their eligible compensation on an after-tax basis (subject to specified maximums and IRS limits), and Liberty Media contributed a matching contribution based on the participants' own contributions up to the maximum matching contribution set forth in the plan. Our company reimburses Liberty Media under the services agreement for our allocable portion of the matching contribution. Participant contributions to the Liberty Media 401(k) Savings Plan are fully vested upon contribution.

Generally, participants acquire a vested right in our matching contributions as follows:

Years of Service	Vesting Percentage
Less than 1	0%
1 - 2	33%
2 - 3	66%
3 or more	100%

  Included in this column, with respect to each named executive officer (except with respect to Mr. George, to whom matching contributions of $16,411, $15,900 and $15,590 were made by QVC under its 401(k) savings plan in 2016, 2015 and 2014, respectively), are the following matching contributions made by Liberty Media to the Liberty Media 401(k) Savings Plan and allocated to our company under the services agreement in each of 2016, 2015 and 2014, respectively:

	Amounts ($)
Name	2016	2015	2014
Gregory B. Maffei	8,480	11,925	10,920
Richard N. Baer	9,275	13,250	13,000
Mark D. Carleton	3,710	n/a	n/a
Albert E. Rosenthaler	9,805	14,575	11,440
Christopher W. Shean	16,165	16,430	12,480

  With respect to these matching contributions, all of our named executive officers are fully vested.

(6)
Included in this column are the following life insurance premiums paid by Liberty Media (with the exception of Mr. George, whose life insurance premium was paid by QVC), on behalf of each of the named executive officers and allocated to our company under the services agreement:

	Amounts ($)
Name	2016	2015	2014
Gregory B. Maffei	1,629	2,206	1,101
Richard N. Baer	1,782	2,451	2,451
Mark D. Carleton	713	n/a	n/a
Michael A. George	2,709	1,242	1,242
Albert E. Rosenthaler	1,884	2,696	2,157
Christopher W. Shean	1,661	1,626	821
(7)
Liberty Media makes available to our personnel, including our named executive officers, tickets to various sporting events with no aggregate incremental cost attributable to any single person.

(8)
Includes the following:

	Amounts ($)
	2016	2015	2014
Reimbursement for legal services	—	147,883	93,413
Compensation related to personal use of corporate aircraft(a)	174,853	204,962	205,560

(a)
Calculated based on aggregate incremental cost of such usage to our company.
(9)
Prior to the LMC Split-Off, we owned an apartment in New York City which was primarily used for business purposes. The apartment was assigned to Old LMC in the LMC Split-Off and later to Liberty Media in the LMC Spin-Off. Messrs. Maffei, Carleton and Shean occasionally used this apartment for personal reasons. From time to time, we also pay the cost of miscellaneous shipping and catering expenses for Mr. Maffei.

(10)
Mr. Carleton is a named executive officer of our company for the first time and his compensation for 2015 and 2014 has been omitted in reliance upon the SEC's interpretive guidance.

(11)
Includes tax gross-ups in the following amounts relating to certain out of state income taxes to which Mr. George was subject as a result of the performance of his duties outside of QVC's headquarters:

Amounts ($)
2016	2015	2014
64,333	83,370	27,272
(12)
Includes $10,000 in each of 2016, 2015 and 2014 in charitable contributions made on behalf of Mr. George and $5,000 in 2016 in charitable contributions made on behalf of Mr. Rosenthaler pursuant to our political action committee matching contribution program.

(13)
Includes a reimbursement for legal services in 2016.

(14)
Mr. Shean ceased serving as our Chief Financial Officer and began serving as a Senior Advisor, effective October 1, 2016.

Executive Compensation Arrangements

  Gregory B. Maffei

        December 2014 Employment Arrangement.    On December 24, 2014, our compensation committee approved a new compensation arrangement with Mr. Maffei. The arrangement provides for a five year employment term beginning January 1, 2015 and ending December 31, 2019, with an annual base salary of $960,750, increasing annually by 5% of the prior year's base salary, and an annual target cash bonus equal to 250% of the applicable year's base salary. The arrangement also provides Mr. Maffei with the opportunity to earn annual performance-based equity incentive awards during the employment term, as described in more detail below. In connection with the approval of his compensation arrangement,

Mr. Maffei was granted options with respect to shares of QVCB and LVNTB, also as described in more detail below. Mr. Maffei's compensation arrangement was memorialized in the Maffei Employment Agreement executed on December 29, 2014, which, unlike his previous employment arrangement, is directly with our company (while Mr. Maffei has a substantially similar employment agreement with Liberty Media). However, we are still obligated to reimburse Liberty Media for our allocable portion of certain perquisite payments made to Mr. Maffei under his employment agreement with Liberty Media.

        The arrangement provides that, in the event Mr. Maffei is terminated for cause (as defined in the Maffei Employment Agreement), he will be entitled to only his accrued base salary and any amounts due under applicable law. If Mr. Maffei is terminated by our company without cause or if Mr. Maffei terminates his employment for good reason (as defined in the Maffei Employment Agreement), he is entitled to his accrued base salary, his accrued but unpaid bonus and any amounts due under applicable law (the Standard Entitlements), a severance payment of 1.5 times his base salary during the year of his termination to be paid in equal installments over 18 months, a payment equal to $11,750,000 pro rated based upon the elapsed number of days in the calendar year of termination (including the date of termination), with (subject to certain exceptions) up to 25% of such amount payable in shares of QVCB and LVNTB, at the discretion of our company and with the remainder of such amount paid in cash (the Pro Rated Amount), a payment equal to $17,500,000, with (subject to certain exceptions) up to 25% of such amount payable in shares of QVCB and LVNTB at the discretion of our company and with the remainder of such amount paid in cash (the Un-Pro Rated Amount), and continued use of certain services and perquisites provided by our company, including continued aircraft benefits consistent with those provided to him during the period of his employment (the Services). If Mr. Maffei terminates his employment without good reason, he will be entitled to the Standard Entitlements and a payment of the Pro Rated Amount. Lastly, in the case of Mr. Maffei's death or disability, he is entitled to the Standard Entitlements, a payment of 1.5 times his base salary during the year of his termination, payments of the Pro Rated Amount and the Un-Pro Rated Amount, and, only in the case of his termination for disability, the Services. The Maffei Employment Agreement also contains other customary terms and conditions.

        Term Options.    Also on December 24, 2014, in connection with the approval of his compensation arrangement, Mr. Maffei received a one-time grant of 646,352 options to purchase shares of QVCB at an exercise price of $29.87 per share (the QVCB Term Options), and a one-time grant of 1,406,463 options to purchase shares of LVNTB at an exercise price of $37.63 (the LVNTB Term Options and together with the QVCB Term Options, the Term Options). Mr. Maffei's LVNTB Term Options have been adjusted in connection with the Liberty Expedia split-off transaction (the Expedia Holdings Split-Off) that was completed in November 2016 and the CommerceHub spin-off transaction that was completed in July 2016 (the CommerceHub Spin-Off). One-half of each of the QVCB Term Options and the LVNTB Term Options will vest on the fourth anniversary of the grant date with the remaining QVCB Term Options and LVNTB Term Options, respectively, vesting on the fifth anniversary of the grant date, in each case, subject to Mr. Maffei being employed on the applicable vesting date. The QVCB Term Options and LVNTB Term Options each have a term of seven years.

        Upon a change in control (as defined in the Maffei Employment Agreement) prior to Mr. Maffei's termination or in the event of Mr. Maffei's termination for death or disability, all of his unvested Term Options will become exercisable. If Mr. Maffei is terminated for cause, all of his unvested Term Options will terminate immediately. If Mr. Maffei is terminated by our company without cause or if he terminates his employment for good reason, then each unvested tranche of each type of Term Options will vest pro rata based on the number of days elapsed in the vesting period for such tranche since the grant date plus 548 calendar days; however, in the event (i) all members of the Malone Group (as defined in the Maffei Employment Agreement) cease to beneficially own securities of our company representing at least 20% of our company's voting power, (ii) within 90 to 210 days of clause (i)

Mr. Maffei's employment is terminated by our company without cause or by Mr. Maffei for good reason and (iii) at the time of clause (i) Mr. Maffei does not beneficially own securities of our company representing at least 20% of our company's voting power, then all unvested Term Options will vest in full as of the date of Mr. Maffei's termination. If Mr. Maffei terminates his employment without good reason, then a portion of each unvested tranche of each type of Term Options will vest pro rata based on the number of days elapsed in the vesting period for such tranche since the grant date. In the event of a change in control prior to Mr. Maffei's termination, all of the Term Options will remain exercisable until the end of the term. If Mr. Maffei is terminated for cause prior to December 31, 2019 (without a prior change in control occurring), then all vested Term Options will expire on the 90th day following such termination. In all other events of termination or if Mr. Maffei has not been terminated prior to December 31, 2019, all vested Term Options will expire at the end of the term.

        Annual Awards.    Mr. Maffei will receive annual grants of options to purchase shares of QVCB and LVNTB with a term of seven years (the Annual Options) and RSUs with respect to QVCB and LVNTB (the Annual RSUs and together with the Annual Options, the Annual Awards). For a description of Mr. Maffei's target Annual Awards, see "—Compensation Discussion and Analysis—Elements of 2016 Compensation—Equity Incentive Compensation—Maffei Performance-based Equity Awards." Pursuant to the Maffei Employment Agreement, Mr. Maffei will receive upfront grants of the Annual Awards and awards from Liberty Media in the following combined target amounts: $16 million for 2015, $17 million for calendar year 2016, $18 million for calendar year 2017, $19 million for calendar year 2018 and $20 million for calendar year 2019. The combined target amounts will be allocated between Liberty Media and our company based on relative market capitalization. In our compensation committee's sole discretion, Mr. Maffei is also eligible to receive additional awards each year from Liberty Interactive up to a maximum of 50% of the Liberty Interactive target award grant amount for such year as an above-target award. Subject to certain exceptions, the grants of Annual Awards to be made by our company will then be further allocated between Annual Awards with respect to QVCB and Annual Awards with respect to LVNTB based on the relative market capitalization of all series of our QVC Group common stock on the one hand, and all series of our Liberty Ventures common stock, on the other hand.

        Upon Mr. Maffei's termination for any reason, his unvested Annual Awards (including any "dividend equivalents" related to any unvested Annual RSUs) will terminate at the close of business on the day of the separation, except that, in the case of performance-based Annual RSUs, if Mr. Maffei remains employed through the end of the relevant grant year but his termination occurs prior to the date as of which any performance criteria has been determined to have been met or not with respect to the Annual RSUs relating to such grant year, such Annual RSUs will remain outstanding until such determination date and become vested to the extent determined by the compensation committee. Upon a change in control prior to Mr. Maffei's termination, all vested Annual Options (and any Annual Options that vest after such change in control) will terminate at the expiration of the original term. If Mr. Maffei is terminated by our company for cause (without a prior change in control) prior to December 31, 2019, all vested Annual Options will terminate at the close of business on the 90th day following the termination. In all other events of termination or if Mr. Maffei has not been terminated prior to December 31, 2019, all vested Annual Options will terminate at the expiration of the original term.

        Aircraft Usage.    Pursuant to a February 5, 2013 letter agreement between Mr. Maffei and Liberty Media, Mr. Maffei is entitled to 120 hours per year of personal flight time through the first to occur of (i) the termination of his employment, subject to any continued right to use the corporate aircraft as described below or pursuant to the terms of his employment arrangement in effect at the time of the termination or (ii) the cessation of ownership or lease of corporate aircraft. Effective November 11, 2015, pursuant to a letter agreement between Liberty Media and Mr. Maffei of the same date, Mr. Maffei is entitled to 30 additional hours per year of personal flight time if he reimburses Liberty Media for such usage through the first to occur of (i) the termination of his employment or (ii) the cessation of ownership or lease of corporate aircraft. Mr. Maffei will continue to incur taxable income, calculated in accordance with SIFL, for all personal use of Liberty Media's corporate aircraft under the February 5, 2013 letter agreement. Mr. Maffei incurs taxable income at the SIFL rates minus amounts paid under time sharing agreements with Liberty Media for travel pursuant to the November 11, 2015 letter agreement. Pursuant to aircraft time sharing agreements with Liberty Media, we pay Liberty Media for any costs, calculated in accordance with Part 91 of the Federal Aviation Regulations, associated with Mr. Maffei using its corporate aircraft that are allocable to our company. Pursuant to Liberty Media's aircraft time sharing agreements with Mr. Maffei, Mr. Maffei reimburses Liberty Media for costs associated with his up to 30 hours of personal use of its corporate aircraft under the November 11, 2015 letter agreement. Flights where there are no passengers on company-owned aircraft are not charged against the 120 hours of personal flight time per year allotted to Mr. Maffei if the flight department determines that the use of a NetJets, Inc. supplied aircraft for a proposed personal flight would be disadvantageous to our company due to (i) use of budgeted hours under the then current Liberty Media fractional ownership contract with NetJets, Inc. or (ii) higher flight cost as compared to the cost of using company owned aircraft.

  Michael A. George

        September 2015 Employment Arrangement.    On September 27, 2015, the compensation committee approved a new compensation arrangement with Michael A. George, the President and Chief Executive Officer of QVC. The arrangement provides for a five year employment term beginning December 16, 2015 and ending December 31, 2020, with an annual base salary of $1.25 million and an annual target cash bonus equal to 100% of Mr. George's annual base salary. The arrangement also provides Mr. George with the opportunity to earn annual performance-based equity incentive awards during the employment term, as described in more detail below. In connection with the approval of his compensation arrangement, Mr. George was granted the 2015 Term Options with respect to shares of QVCA, also as described in more detail below. Mr. George's compensation arrangement was memorialized in the George Employment Agreement executed on December 16, 2015.

        The arrangement also provides that, in the event Mr. George is terminated for cause (as defined in the George Employment Agreement) or he terminates his employment without good reason (as defined in the George Employment Agreement), he will be entitled only to his accrued base salary and any amounts due under applicable law, and he will forfeit all rights to his unvested performance-based equity incentive awards and unvested 2015 Term Options. Upon a termination for cause, his vested options remain exercisable for 90 days. In addition, if Mr. George terminates his employment without good reason, he will be entitled to any awarded but unpaid annual bonus. If, however, Mr. George is terminated by QVC without cause or if he terminates his employment for good reason, the arrangement provides (i) for him to receive one year of base salary, a $1.5 million lump sum payment, and any awarded but unpaid annual bonus, (ii) for his unvested 2015 Term Options to vest pro rata on a tranche-by-tranche basis based on the portion of the term that has elapsed through the termination date plus 12 months and for all vested and accelerated options to remain exercisable until the earlier of (x) their original expiration date or (y) two years from the termination (except if Mr. George dies during such two-year period, the later of (a) the end of such two-year period and (b) the end of the one-year period that began on his date of death) and (iii) for any performance-based equity awards that are issued and outstanding but unvested as of the date of termination to remain outstanding until the end of the applicable performance period, for the compensation committee to then determine whether the performance criteria for such performance period were met, and to the extent such criteria were met, for payment of a pro rata portion of such performance-based equity incentive awards based on the number of days he was employed during the applicable performance period. If Mr. George's employment is terminated by QVC without cause or if he terminates his employment for good reason within six months after a change in control of QVC then he will receive the same payments as if his termination had occurred absent the change in control, except that Mr. George will also be entitled to full vesting of (i) any unvested 2015 Term Options as of his termination date, which will remain exercisable through the original expiration date, and (ii) any unvested performance-based equity incentive awards that are issued and outstanding as of his termination date. Lastly, in the case of Mr. George's death or disability, the arrangement provides for (i) a payment of one year of base salary and any awarded but unpaid annual bonus, (ii) full vesting of unvested 2015 Term Options, with such options remaining exercisable through the original expiration date and (iii) full vesting of any then issued and outstanding but unvested performance-based equity incentive awards.

        As a condition to Mr. George's receipt of any severance payments as a result of his termination, as well as any acceleration of vesting or extension of exercise periods for his equity grants, Mr. George must execute a severance agreement and release in favor of QVC in accordance with the procedures set forth in the George Employment Agreement. Mr. George's receipt of severance benefits is also conditioned on his compliance with the post-termination non-compete restrictions in his employment agreement.

        2015 Term Options.    Also, on September 27, 2015, in connection with the approval of his compensation arrangement, the compensation committee approved a one-time grant of 1,680,065 stock options to Mr. George to purchase shares of QVCA with an exercise price of $26.00 per share (the 2015 Term Options), which was the closing price of QVCA on September 28, 2015, the grant date for these options. The 2015 Term Options expire on December 31, 2022. One-half of the options will vest on December 31, 2019, with the remaining options vesting on December 31, 2020, in each case, subject to Mr. George being employed by QVC on the applicable vesting date. The 2015 Term Options were not eligible for accelerated vesting for any reason until January 1, 2016.

        Annual Performance-Based Awards.    Beginning in 2016, Mr. George will receive an annual $4.125 million grant of performance-based RSUs with respect to QVCA. The compensation committee will establish performance metrics with respect to each grant of performance-based RSUs that will determine, in the compensation committee's sole discretion, the extent to which such grant will vest. For a description of Mr. George's 2016 performance-based RSU award, see "—Compensation Discussion and Analysis—Elements of 2016 Executive Compensation—Equity Incentive Compensation—Annual Performance Awards—QVC CEO RSUs."

  Richard N. Baer

        2012 Employment Agreement.    On November 7, 2012, Old LMC entered into an executive employment agreement (the 2012 Employment Agreement), effective October 31, 2012, with Richard N. Baer. Mr. Baer served as an independent contractor providing consulting services to Old LMC and Liberty Interactive from October 31, 2012 until the start of his employment as Senior Vice President and General Counsel with the companies on January 1, 2013. The 2012 Employment Agreement was assigned to Liberty Media in connection with the LMC Spin-Off. The agreement provides for, among other things, a four year term ending on December 31, 2016, with an annual base salary of $825,000, subject to adjustments at Liberty Media's discretion, and an annual discretionary bonus beginning in the calendar year 2013. Pursuant to the terms of the agreement, Mr. Baer's target bonus for each year was 100% of his annual base salary for that year, and in no event would his bonus for any year be greater than two times his annual base salary. Mr. Baer was also entitled to certain benefits and perquisites available to Liberty Media's senior executives. Pursuant to the agreement, on November 8, 2012, as part of the consideration for his services under the 2012 Employment Agreement, Mr. Baer was granted a combination of options and restricted shares. These options (the 2012 Term Options) and restricted shares were fully vested as of December 31, 2016 and December 15, 2016, respectively. The options have a term of ten years. The other terms and conditions of Mr. Baer's options and restricted shares, including acceleration and continued exercisability in connection with certain terminations of employment, are described in the applicable award agreements.

        The 2012 Employment Agreement governs any termination of Mr. Baer's employment that occurs prior to January 1, 2017. The 2012 Employment Agreement provides that, in the event Mr. Baer is terminated for cause (as defined in the 2012 Employment Agreement), he will be entitled to his accrued but unpaid base salary through the date of termination and any unpaid expenses. If, however, Mr. Baer terminates his employment for good reason (as defined in the 2012 Employment Agreement) or if his employment is terminated without cause (as defined in the 2012 Employment Agreement), then he is entitled to receive his accrued but unpaid base salary, any unpaid expenses, any accrued but unpaid bonus from the prior year and a severance payment of two times his annual base salary at the time of termination. If Mr. Baer terminates his employment without good reason, he is entitled to receive any accrued but unpaid base salary, any accrued but unpaid bonus from the prior year and any unpaid expenses. In the case of Mr. Baer's death or disability (as defined in the 2012 Employment Agreement), such employment agreement provides for the right for his estate or him, as applicable, to receive any accrued but unpaid base salary, any unpaid expenses, any accrued but unpaid bonus from the prior year and a severance payment of two times his annual base salary at the time of death or disability (as defined in the 2012 Employment Agreement). As a condition to Mr. Baer's receipt of any severance payments as a result of his termination, as well as any acceleration of vesting or extension of exercise periods described in the grant agreements for the equity grants, Mr. Baer must execute a severance agreement and release in favor of Liberty Media in accordance with the procedures set forth in the 2012 Employment Agreement.

        Although we are not a party to the 2012 Employment Agreement, we are obligated to reimburse Liberty Media for our allocable portion of any payments made to Mr. Baer thereunder (other than payments relating to equity awards which are directly settled with the applicable issuer) pursuant to the services agreement.

        2016 Baer Employment Agreement.    On May 24, 2016, the compensation committee of each of our company and Liberty Media approved a new compensation arrangement with Mr. Baer, which was memorialized in the 2016 Baer Employment Agreement, dated effective as of August 18, 2016. The 2016 Baer Employment Agreement provides for a four year employment term beginning January 1, 2017 and ending December 31, 2020 during which Mr. Baer will continue to serve as Chief Legal Officer of our company, Liberty Media, Liberty Broadband and Liberty TripAdvisor. Mr. Baer's current annual base salary of $901,500 and annual target cash bonus of 100% of base salary under the 2012 Employment Agreement remain unchanged under the new compensation arrangement. The arrangement also provides Mr. Baer with the opportunity to earn annual performance-based equity incentive awards from our company and Liberty Media during the employment term, as described in more detail below. In connection with the approval of his compensation arrangement with Liberty Media, the compensation committee of our company granted options to Mr. Baer with respect to QVCA and LVNTA (together, the 2016 Term Options), each as described in more detail below.

        The 2016 Baer Employment Agreement governs any termination of Mr. Baer's employment that occurs on or after January 1, 2017 during the term of such agreement. The 2016 Baer Employment Agreement provides that, in the event Mr. Baer is terminated for cause (as defined in the 2016 Baer Employment Agreement), he will be entitled to his accrued but unpaid base salary through the date of termination, any unpaid expenses and other amounts required to be paid by law. In addition, all unexercised 2016 Term Options, whether vested or unvested, will be forfeited.

        If, however, Mr. Baer terminates his employment for good reason (as defined in the 2016 Baer Employment Agreement) or if his employment is terminated without cause (as defined in the 2016 Baer Employment Agreement), then he is entitled to receive his (i) accrued but unpaid base salary, (ii) any unpaid expenses and other amounts required to be paid by law, (iii) a lump sum payment of any declared but unpaid bonus from the prior year and (iv) if such termination occurs (x) between January 1, 2017 and March 31, 2018, a lump sum cash payment of $5.3 million, (y) between April 1, 2018 and March 31, 2019, a lump sum cash payment of $3.5 million or (z) between April 1, 2019 and the close of business on December 31, 2020, a lump sum cash payment of $1.9 million. In addition, if his employment is terminated by us without cause or by Mr. Baer for good reason (a protected termination), (a) between January 1, 2017 and December 31, 2019, he will vest in 75% of the original number of 2016 Term Options (less any options that have previously vested) or (b) during 2020, the unvested portion of his 2016 Term Options will vest in full, in each case on the date of his termination, and such options will remain exercisable for the period specified in the applicable award agreement. The award agreements for Mr. Baer's annual grants of Performance RSUs (as described below) will provide that if a protected termination occurs during the employment period, any Performance RSUs that are outstanding and unvested on the termination date will remain outstanding until the date that our compensation committee determines whether the performance criteria applicable to such Performance RSUs were met and will vest to the extent determined by the committee on date of such determination.

        If Mr. Baer terminates his employment without good reason (as defined in the 2016 Baer Employment Agreement), he is entitled to receive any accrued but unpaid base salary, any declared but unpaid bonus from the prior year and any unpaid expenses and other amounts required to be paid by law. In addition, Mr. Baer will forfeit any 2016 Term Options and Performance RSUs that are unvested on the date of such termination. Any vested 2016 Term Options will remain exercisable for 90 days after Mr. Baer's termination without good reason, or, if such termination occurs after December 31, 2020, for the remainder of the term of such options.

        In the case of Mr. Baer's death or disability (as defined in the 2016 Baer Employment Agreement), such employment agreement provides for the right for his estate or him, as applicable, to receive any accrued but unpaid base salary, any unpaid expenses and other amounts required to be paid by law, any declared but unpaid bonus from the prior year and a lump sum cash payment of $1.9 million. In addition, the 2016 Term Options will vest in full and remain exercisable for a one year period following his death or, if such termination occurs after December 31, 2020, for the remainder of the term of such options. Any outstanding but unvested Performance RSUs will vest immediately in the event of Mr. Baer's death or disability to the extent not already vested as of the date of his termination due to death or disability.

        As a condition to Mr. Baer's receipt of any severance payments as a result of his termination, as well as any acceleration of vesting or extension of exercise periods described in the grant agreements for the equity grants, Mr. Baer must execute a severance agreement and release in favor of Liberty Media in accordance with the procedures set forth in the 2016 Baer Employment Agreement.

        Although we are not a party to the 2016 Baer Employment Agreement, we are obligated to reimburse Liberty Media for our allocable portion of the above payments (other than payments relating to performance bonuses and payments relating to equity awards which are directly settled with the applicable issuer) pursuant to the services agreement.

        2016 Term Options.    On May 24, 2016, in connection with the approval of his compensation arrangement, the compensation committee approved a one-time grant to Mr. Baer of (i) 386,434 options to purchase shares of QVCA with an exercise price of $27.05 per share and (ii) 103,832 options to purchase shares of LVNTA with an exercise price of $37.69 per share. The exercise prices are equal to the closing price of QVCA and LVNTA on June 1, 2016, the grant date for these options.

Mr. Baer's options to purchase LVNTA shares have been adjusted in connection with the CommerceHub Spin-Off and the Expedia Holdings Split-Off. One-half of the 2016 Term Options will vest on December 31, 2019 with the remaining 2016 Term Options vesting on December 31, 2020, in each case, subject to Mr. Baer being employed on the applicable vesting date, and subject to any accelerated vesting upon a termination event. Vesting of the 2016 Term Options will not start until January 1, 2017, and no early acceleration will occur if Mr. Baer is terminated prior to January 1, 2017. The 2016 Term Options expire on December 31, 2023.

        Annual Performance-Based Awards.    Beginning in 2017, Mr. Baer will receive annual grants of performance-based RSUs with respect to QVCA and LVNTA (the Performance RSUs). The combined annual target value of the Performance RSUs and the performance-based RSUs issued by Liberty Media will be $1.875 million. The compensation committee will establish performance metrics with respect to each grant of Performance RSUs that will determine, in the compensation committee's sole discretion, the extent to which such grant will vest.

  Equity Incentive Plans

        The 2016 incentive plan is administered by the compensation committee of our board of directors regard to all awards granted under the 2016 incentive plan (other than awards granted to the nonemployee directors), and the compensation committee has full power and authority to determine the terms and conditions of such awards. The 2016 incentive plan is administered by the full board of directors with regard to all awards granted under the 2016 incentive plan to nonemployee directors, and the full board of directors has full power and authority to determine the terms and conditions of such awards. The 2016 incentive plan is designed to provide additional remuneration to officers, employees, nonemployee directors and independent contractors for service to our company and to encourage those persons' investment in our company. Non-qualified stock options, SARs, restricted shares, cash awards, performance awards or any combination of the foregoing may be granted under the 2016 incentive plan (collectively, awards).

        As of December 31, 2016, (i) the maximum number of shares of our common stock with respect to which awards may be issued under the 2016 incentive plan is 39,873,000, subject to anti-dilution and other adjustment provisions of the 2016 incentive plan (which gives effect to certain anti-dilution adjustments resulting from the CommerceHub Spin-Off in July 2016 and the Expedia Holdings Split-Off in November 2016), and (ii) with limited exceptions, no person may be granted in any calendar year awards covering more than 8,699,000 shares of our common stock under the 2016 incentive plan (subject to anti-dilution and other adjustment provisions of the 2016 incentive plan) nor may any person receive under the 2016 incentive plan payment for cash awards during any calendar year in excess of $10 million, and no nonemployee director may be granted during any calendar year awards having a value (as determined on the grant date of such award) in excess of $3 million. Shares of our common stock issuable pursuant to awards made under the existing incentive plans are made available from either authorized but unissued shares or shares that have been issued but reacquired by our company. The 2016 incentive plan has a five year term.

  2006 Deferred Compensation Plan

        Effective for the year beginning January 1, 2007 and until the time of the LMC Split-Off, officers of our company at the level of Senior Vice President and above were eligible to participate in the Liberty Media Corporation 2006 Deferred Compensation Plan (as amended, the 2006 deferred compensation plan). In connection with the LMC Split-Off (pursuant to which employees of our company became employees of Old LMC), Old LMC assumed this plan and all obligations outstanding thereunder. In connection with the LMC Spin-Off, Liberty Media assumed this plan and all obligations outstanding thereunder. Prior to the assumption of this plan by Old LMC, each eligible officer of our company, including our Chief Executive Officer, principal financial officer and principal accounting officer, could elect to defer up to 50% of his annual base salary and the cash portion of his performance bonus under the 2006 deferred compensation plan. Elections were required to be made in advance of certain deadlines and could include (1) the selection of a payment date, which generally could not be later than 30 years from the end of the year in which the applicable compensation is initially deferred, and (2) the form of distribution, such as a lump-sum payment or substantially equal annual installments over two to five years. Compensation deferred under the plan that otherwise would have been received prior to 2015 would earn interest income at the rate of 9% per annum, compounded quarterly, for the period of the deferral. Compensation deferred under the plan that otherwise would have been received on or after January 1, 2015 will earn interest income at the prime rate of interest (as determined in the Wall Street Journal as of the first business day of November of the year prior to each plan year) plus 3% per annum, compounded quarterly, for the period of the deferral, and for 2016, this rate was 6.25%. Effective January 1, 2017, amounts deferred under the plan will earn interest income at the 10-year Treasury rate plus 4.5%, as determined as of the first business day of November of the year prior to each plan year.

        Following the LMC Split-Off, our officers are no longer permitted to elect the deferral of a portion of their base salary and performance bonus allocable to our company. Messrs. Carleton and Shean took advantage of a one-time deferral opportunity in 2011 with respect to a portion of his 2011 performance-bonus that was allocable to and paid by our company, and we will be responsible for the payment of such deferred amount and all interest thereon going forward.

  QVC 1997 Nonqualified Defined Pension Restoration Plan, As Amended and Restated

        The QVC 1997 Nonqualified Defined Pension Restoration Plan, as amended and restated (the Pension Restoration Plan), in which Mr. George is a participant, is unfunded and is maintained primarily for the purpose of providing a select group of QVC-U.S.'s management with a nonqualified defined contribution benefit. Effective as of January 1, 2012, the Pension Restoration Plan has been frozen so that no additional amounts may be credited to the Pension Restoration Plan, and no additional employees may be eligible to participate. Participants' existing account balances will continue to be credited with earnings at the rate of, (1) for the period prior to December 31, 2005, 12% per annum for amounts credited for the period from the date on which such amount was credited through October 31, 2011 or, (2) for all other amounts, the prime lending rate identified by the Bank of New York, plus 3%, each compounded annually at the end of the calendar year. Distribution of participants' vested percentages will be made in a single lump sum payment on the first day of the month following such participant's separation from service, with the exception of specified employees who are subject to Section 409A of the Code, and thus receive the payment on the first day of the sixth month of such employee's separation. The Pension Restoration Plan can be amended or terminated at any time.

Grants of Plan-Based Awards

        The following table contains information regarding plan-based incentive awards granted during the year ended December 31, 2016 to the named executive officers.

				Estimated Future Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Options Awards ($)
Name	Grant Date	Committee Action Date		Threshold ($)(1)	Target ($)(1)	Maximum ($)(2)	Threshold (#)(3)	Target (#)(3)	Maximum (#)(4)
Gregory B. Maffei
	3/29/2016		(5)	—	—	5,043,938	—	—	—	—		—		—	—
QVCB	3/29/2016			—	—	—	—	—	—	—		730,273	(6)	25.11	5,457,476
QVCB	3/29/2016		(7)	—	—	—	—	53,229	—	—		—		—	1,336,580
LVNTB	3/29/2016			—	—	—	—	—	—	—		208,919	(6)	38.79	2,606,766
LVNTB	3/29/2016		(7)	—	—	—	—	16,320	—	—		—		—	633,053
Richard N. Baer
	3/29/2016		(5)	—	—	901,500	—	—	—	—		—		—	—
QVCA	6/01/2016	5/24/2016	(8)	—	—	—	—	—	—	—		386,434	(9)	27.05	3,144,317
LVNTA	6/01/2016	5/24/2016	(8)	—	—	—	—	—	—	—		103,832	(9)	37.69	1,271,151
Mark D. Carleton
	3/29/2016			—	—	875,500	—	—	—	—		—		—	—
QVCA	3/15/2016			—	—	—	—	—	—	22,755	(10)	—		—	566,144
QVCA	3/29/2016		(7)	—	—	—	—	22,205	—	—		—		—	553,349
LVNTA	3/15/2016			—	—	—	—	—	—	6,765	(10)	—		—	253,214
LVNTA	3/29/2016		(7)	—	—	—	—	6,702	—	—		—		—	258,027
Michael A. George
	3/15/2016		(5)	—	—	3,000,000	—	—	—			—		—	—
QVCA	3/29/2016		(7)	—	—	—	—	163,561	—	—		—		—	4,075,940
Albert E. Rosenthaler
	3/29/2016		(5)	—	—	875,500	—	—	—			—		—	—
QVCA	3/15/2016			—	—	—	—	—	—	22,755	(10)	—		—	566,144
QVCA	3/29/2016		(7)	—	—	—	—	22,205	—	—		—		—	553,349
LVNTA	3/15/2016			—	—	—	—	—	—	6,765	(10)	—		—	253,214
LVNTA	3/29/2016		(7)	—	—	—	—	6,702	—	—		—		—	258,027
Christopher W. Shean
	3/29/2016		(5)	—	—	875,500	—	—	—			—		—	—
QVCA	3/15/2016			—	—	—	—	—	—	22,755	(10)	—		—	566,144
QVCA	3/29/2016		(7)	—	—	—	—	22,205	—	—		—		—	553,349
LVNTA	3/15/2016			—	—	—	—	—	—	6,765	(10)	—		—	253,214
LVNTA	3/29/2016		(7)	—	—	—	—	6,702	—	—		—		—	258,027

(1)
Our 2016 performance-based bonus program does not provide for a threshold bonus amount. The program also does not provide for a target payout amount for any named executive officer that would be payable upon satisfaction of the performance criteria under the 2016 performance-based bonus program. For the actual bonuses paid by our company and QVC, as applicable, see the amounts included for 2016 in the column entitled Non-Equity Incentive Plan Compensation in the "Summary Compensation Table" above.

(2)
With respect to Messrs. Maffei, Baer, Carleton, Rosenthaler and Shean, represents the maximum amount that would have been payable to each named executive officer assuming (x) the Bonus Threshold was met in order to permit the maximum bonus amounts to have been payable, (y) the full 60% of the participant's maximum bonus amount attributable to individual performance was attained and (z) the full 40% of the participant's maximum bonus amount attributable to corporate performance of our company was attained. For more information on this performance bonus program, see "—Compensation Discussion and Analysis—Elements of 2016 Executive Compensation—2016 Performance-based Bonuses—Liberty Awards—Overview." With respect to Mr. George, represents the maximum amount that would have been payable to Mr. George assuming (x) the QVC Global EBITDA target of $2,008 million was achieved and (y) Mr. George's individual performance warranted the maximum additional increase of his bonus determined based on QVC EBITDA growth. For more information on this performance bonus program, see "—Compensation Discussion and Analysis—Elements of 2016 Executive Compensation—2016 Performance-based Bonuses—QVC Bonus Award."

(3)
The terms of each of the Maffei RSUs, the Chief RSUs and the George RSUs do not provide for a threshold amount that would be payable upon satisfaction of the performance criteria established by the compensation committee. Represents the target amount that would have been payable to the award holder assuming (x) maximum achievement of the Maffei RSU Threshold, the Chief Threshold and the George Threshold was attained and (y) our compensation committee determined not to reduce such payout after considering a combination of the objective, subjective and discretionary criteria established by our compensation committee in March 2016. For the actual Maffei RSUs, Chief RSUs and George RSUs that vested, see "—Compensation Discussion and Analysis—Elements of 2016 Executive Compensation—Equity Incentive Compensation—Maffei Performance-based Equity Awards" and "—Compensation Discussion and Analysis—Elements of 2016 Executive Compensation—Equity Incentive Compensation—Annual Performance Awards."

(4)
Our compensation committee also set a maximum grant value payout with respect to (i) the Maffei RSUs—equal to 1.5 times the target number of Maffei RSUs or $2.958 million of initial grant value, (ii) the Chief RSUs—equal to $1.6 million of initial grant value of the Chief RSUs and (iii) the George RSUs—equal to 1.5 times the target number of George RSUs or $6.188 million of initial grant value. Any payout of an equity award by our company above the target equity award would be in our compensation committee's sole discretion, would be issued in the first quarter of 2017, and would vest immediately after grant. For more information on the named executive officers' performance-based RSU awards (other than Mr. Baer), see "—Compensation Discussion and Analysis—Elements of 2016 Executive Compensation—Equity Incentive Compensation—Maffei Performance-based Equity Awards" and "—Compensation Discussion and Analysis—Elements of 2016 Executive Compensation—Equity Incentive Compensation—Annual Performance Awards."

(5)
Reflects the date on which our compensation committee established the terms of the 2016 performance-based bonus program, as described under "—Compensation Discussion and Analysis—Elements of 2016 Executive Compensation—2016 Performance-based Bonuses—Liberty Awards—Overview" and "—Compensation Discussion and Analysis—Elements of 2016 Executive Compensation—2016 Performance-based Bonuses—QVC Bonus Award."

(6)
Vested in full on December 31, 2016.

(7)
Reflects the date on which our compensation committee established the terms of the Maffei RSUs, the Chief RSUS and the George RSUs, as described under "—Compensation Discussion and Analysis—Elements of 2016 Executive Compensation—Equity Incentive Compensation—Maffei Performance-based Equity Awards" and "—Compensation Discussion and Analysis—Elements of 2016 Executive Compensation—Equity Incentive Compensation—Annual Performance Awards."

(8)
Reflects the date on which our compensation committee approved Mr. Baer's 2016 Term Options award.

(9)
Vests 50% on December 31, 2019 and 50% on December 31, 2020.

(10)
Vested in full on March 21, 2016.

Outstanding Equity Awards at Fiscal Year-End

        The following table contains information regarding unexercised options and unvested awards of restricted stock and RSUs which were outstanding as of December 31, 2016 and held by the named executive officers.

	Option awards(1)						Stock awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Gregory B. Maffei
Option Awards
QVCA	1,826,731	—		—	17.74	12/17/2019	—	—	—		—
QVCA	3,643,497	—		—	17.74	12/17/2019	—	—	—		—
QVCB	—	646,352	(2)	—	29.87	12/24/2021	—	—	—		—
QVCB	112,436	—		—	29.41	03/31/2022	—	—	—		—
QVCB	730,273	—		—	25.11	03/29/2023	—	—	—		—
LVNTA	206,127	—		—	13.67	12/17/2019	—	—	—		—
LVNTA	116,437	—		—	13.67	12/17/2019	—	—	—		—
LVNTA	147,894	—		—	20.52	12/17/2019	—	—	—		—
LVNTA	294,983	—		—	20.52	12/17/2019	—	—	—		—
LVNTB	—	803,245	(2)	—	34.61	12/24/2021	—	—	—		—
LVNTB	64,732	—		—	38.93	03/31/2022	—	—	—		—
LVNTB	119,545	—		—	35.68	03/29/2023	—	—	—		—
RSU Award
QVCB	—	—		—	—	—	—	—	53,229	(3)	1,077,887
Stock Award
LVNTB	—	—		—	—	—	—	—	9,792	(4)	361,619
Richard N. Baer
Option Awards
QVCA	238,109	—		—	18.27	11/08/2022	—	—	—		—
QVCA	—	386,434	(5)	—	27.05	12/31/2023	—	—	—		—
LVNTA	15,050	—		—	13.23	11/08/2022	—	—	—		—
LVNTA	19,288	—		—	21.14	11/08/2022	—	—	—		—
LVNTA	—	59,225	(5)	—	34.66	12/31/2023	—	—	—		—

	Option awards(1)						Stock awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mark D. Carleton
Option Awards
QVCA	59,378	—		—	17.74	03/19/2020	—	—	—		—
QVCA	37,625	75,250	(6)	—	29.59	03/04/2022	—	—	—		—
QVCA	—	255,199	(5)	—	29.59	03/04/2023	—	—	—		—
LVNTA	5,178	—		—	13.67	03/19/2020	—	—	—		—
LVNTA	4,807	—		—	20.52	03/19/2020	—	—	—		—
LVNTA	6,115	12,234	(6)	—	36.86	03/04/2022	—	—	—		—
LVNTA	—	40,712	(5)	—	36.86	03/04/2023	—	—	—		—
RSU Award
QVCA	—	—		—	—	—	—	—	22,205	(3)	443,656
Stock Award
LVNTA	—	—		—	—	—	—	—	4,021	(4)	148,254
Michael A. George
Option Awards
QVCA	1,719,843	—		—	17.74	03/02/2018	—	—	—		—
QVCA	—	1,680,065	(5)	—	26.00	12/31/2022	—	—	—		—
LVNTA	169,107	—		—	13.67	03/02/2018	—	—	—		—
LVNTA	133,360	—		—	20.52	03/02/2018	—	—	—		—
RSU Award
QVCA	—	—		—	—	—	—	—	163,561	(3)	3,267,949
Albert E. Rosenthaler
Option Awards
QVCA	162,990	—		—	17.74	03/19/2020	—	—	—		—
QVCA	37,625	75,250	(6)	—	29.59	03/04/2022	—	—	—		—
QVCA	—	255,199	(5)	—	29.59	03/04/2023	—	—	—		—
LVNTA	9,474	—		—	13.67	03/19/2020	—	—	—		—
LVNTA	13,195	—		—	20.52	03/19/2020	—	—	—		—
LVNTA	6,115	12,234	(6)	—	36.86	03/04/2022	—	—	—		—
LVNTA	—	40,712	(5)	—	36.86	03/04/2023	—	—	—		—
RSU Award
QVCA	—	—		—	—	—	—	—	22,205	(3)	443,656
Stock Award
LVNTA	—	—		—	—	—	—	—	4,021	(4)	148,254

	Option awards(1)						Stock awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Christopher W. Shean
Option Awards
QVCA	162,990	—		—	17.74	03/19/2020	—	—	—		—
QVCA	37,625	75,250	(6)	—	29.59	03/04/2022	—	—	—		—
QVCA	—	255,199	(5)	—	29.59	03/04/2023	—	—	—		—
LVNTA	28,424	—		—	13.67	03/19/2020	—	—	—		—
LVNTA	26,391	—		—	20.52	03/19/2020	—	—	—		—
LVNTA	6,115	12,234	(6)	—	36.86	03/04/2022	—	—	—		—
LVNTA	—	40,712	(5)	—	36.86	03/04/2023	—	—	—		—
RSU Award
QVCA	—	—		—	—	—	—	—	22,205	(3)	443,656
Stock Award
LVNTA	—	—		—	—	—	—	—	4,021	(4)	148,254

(1)
As adjusted for the CommerceHub Spin-Off and the Expedia Holdings Split-Off. In connection with the completion of the CommerceHub Spin-Off, all option awards to purchase LVNTA shares and LVNTB shares held by the named executive officers (each, a Pre-CH Spin Ventures Award) were adjusted pursuant to the anti-dilution provisions of the various incentive plans under which the option awards were granted, such that the award holder received (i) an adjustment to the exercise price and number of shares relating to the Pre-CH Spin Ventures Award (as so adjusted, an Adjusted Ventures Award) and (ii) an option relating to shares of the corresponding series of CommerceHub common stock and an option to purchase shares of CommerceHub Series C common stock. In connection with the Expedia Holdings Split-Off, all option awards held by the named executive officers to purchase LVNTA shares and LVNTB shares (each, a Pre-Split Ventures Award) were adjusted pursuant to the anti-dilution provisions of the various incentive plans under which the option awards were granted, such that the award holder received (i) an adjustment to the exercise price and number of shares relating to the Pre-Split Ventures Award (as so adjusted, a Post-Split Ventures Award) and (ii) an option relating to shares of the corresponding series of Liberty Expedia Holdings common stock. In addition, the unvested Maffei RSUs relating to shares of LVNTB and the unvested Chief RSUs relating to shares of LVNTA were converted into restricted stock awards in connection with the CommerceHub Spin-Off and then adjusted pursuant to the anti-dilution provisions of the various incentive plans under which the awards were granted in connection with both the CommerceHub Spin-Off and the Expedia Holdings Split-Off.

(2)
Vests 50% on December 24, 2018 and 50% on December 24, 2019.

(3)
Represents the target number of Maffei RSUs that Mr. Maffei could earn and the target number of Chief RSUs that each of Messrs. Carleton, Rosenthaler and Shean could earn based on our performance in 2016, as well as the target number of George RSUs that Mr. George could earn based on QVC's performance during 2016.

(4)
Represents the target number of 2016 performance-based restricted shares that the named executive officer could earn based on our performance in 2016.

(5)
Vests 50% on December 31, 2019 and 50% on December 31, 2020.

(6)
33-1/3% vested on March 4, 2016. The remainder vests 33-1/3% on March 4, 2017 and 33-1/3% on March 4, 2018.

Option Exercises and Stock Vested

        The following table sets forth information concerning the exercise of vested options and the vesting of restricted stock or RSUs held by our named executive officers, in each case, during the year ended December 31, 2016.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)(1)	Value realized on exercise ($)	Number of shares acquired on vesting (#)(1)	Value realized on vesting ($)
Gregory B. Maffei
QVCB	—	—	155,533	3,878,993
LVNTB	—	—	11,498	430,370
Richard N. Baer
QVCA	238,108	1,721,521	45,189	929,086
LVNTA	60,250	1,159,231	6,585	264,849
Mark D. Carleton
QVCA	—	—	22,755	565,917
LVNTA	4,463	117,779	6,765	263,159
Michael A. George
QVCA	1,050,000	8,734,515	—	—
LVNTA	144,829	2,672,417	—	—
Albert E. Rosenthaler
QVCA	—	—	22,755	565,917
LVNTA	—	—	6,765	263,159
Christopher W. Shean
QVCA	162,990	1,139,300	22,755	565,917
LVNTA	13,824	348,503	6,765	263,159

(1)
Includes shares withheld in payment of withholding taxes at election of holder.

Nonqualified Deferred Compensation Plans

        The following table sets forth certain information regarding the Pension Restoration Plan in which Mr. George participated and the 2006 deferred compensation plan in which Mr. Carleton and Mr. Shean participated, in each case during the year ended December 31, 2016. During December 31, 2016, no other named executive officers participated in the Pension Restoration Plan or the 2006 deferred compensation plan.

Name	Executive contributions in 2016 ($)	Registrant contributions in 2016 ($)	Aggregate earnings in 2016 ($)		Aggregate withdrawals/ distributions ($)	Aggregate balance at 12/31/16 ($)
Mark D. Carleton(1)	—	—	6,664	(2)	—	78,259
Michael A. George	—	—	867		—	14,730	(3)
Christopher W. Shean(1)	—	—	3,116	(2)	(3,297)	11,016	(4)

(1)
As described above in "—Executive Compensation Arrangements—2006 Deferred Compensation Plan," Mr. Carleton and Mr. Shean were each permitted a one-time deferral election under the 2006 deferred compensation plan following the LMC Split-Off with respect to $50,002 and $32,336, respectively, which represented 50% of a portion of Mr. Carleton's 2011 performance-based bonus and 10% of a portion of Mr. Shean's 2011 performance-based bonus that was allocable to and paid by our company (the 2011 deferrals). Although such amounts were transferred to Old LMC upon its assumption of the plan and obligations thereunder in connection with the LMC Split-Off (and later by Liberty Media in connection with the LMC Spin-Off), Liberty Interactive will be responsible for the payment of the 2011 deferrals and for the payment of interest income at the rate of 9% per annum, compounded quarterly, thereon. Mr. Carleton has not received any payments with respect to his 2011 deferral election, and at December 31, 2016, the outstanding balance was $78,259. In 2016 and 2015, Mr. Shean received installment payments with respect to his 2011 deferral pursuant to his deferral election, and at December 31, 2016, the outstanding balance was $19,350. In 2016, the amount of interest with respect to Mr. Carleton's 2011 deferral and Mr. Shean's 2011 deferral for which Liberty Interactive is responsible was $6,664 and $3,116, respectively. Of these amounts, $4,434 with respect to Mr. Carleton's 2011 deferral and $2,075 with respect to Mr. Shean's 2011 deferral were reported in the "Summary Compensation Table" as above-market earnings that were credited to Mr. Carleton and Mr. Shean's respective deferred compensation account during 2016.

(2)
Of these amounts, the following were reported in the "Summary Compensation Table" as above-market earnings that were credited to the named executive officer's deferred compensation account during 2016:

Name	Amount ($)
Gregory B. Maffei	—
Richard N. Baer	—
Mark D. Carleton	4,434
Michael A. George	—
Albert E. Rosenthaler	—
Christopher W. Shean	2,075
(3)
Mr. George is a participant in the Pension Restoration Plan. At December 31, 2016, the outstanding balance of Mr. George under the Pension Restoration Plan was $14,730.

(4)
In our prior year proxy statements, we reported the following above-market earnings that were credited as interest to the applicable officer's deferred compensation accounts during the years reported:

Amount ($)
Name	2015	2014	2013
Gregory B. Maffei	—	—	—
Richard N. Baer	—	—	—
Mark D. Carleton	n/a	n/a	n/a
Michael A. George	—	—	—
Albert E. Rosenthaler	—	—	—
Christopher W. Shean	806	774	777

Potential Payments Upon Termination or Change-in-Control

        The following table sets forth the potential payments to our named executive officers if their employment had terminated or a change in control had occurred, in each case, as of December 30, 2016, which was the last business day of our last completed fiscal year. In the event of such a termination or change in control, the actual amounts may be different due to various factors. In addition, we may enter into new arrangements or modify these arrangements from time to time.

        The amounts provided in the tables are based on the closing market prices on December 30, 2016 for our QVCA common stock, QVCB common stock, LVNTA common stock and LVNTB common stock, which were $19.98, $20.25, $36.87 and $36.93, respectively. The value of the options shown in the table is based on the spread between the exercise price of the award and the applicable closing market price. The value of the restricted stock and RSUs shown in the table is based on the applicable closing market price and the number of shares and RSUs unvested.

        Each of our named executive officers has received awards and payments under the existing incentive plans. Additionally, each of Messrs. Maffei, Baer and George is entitled to certain payments and acceleration rights upon termination under his respective employment agreement. See "—Executive Compensation Arrangements" above and "Potential Payments Upon Termination or Change in Control—Termination Without Cause or for Good Reason" below.

        As described above in "—Executive Compensation Arrangements—2006 Deferred Compensation Plan," each of Messrs. Carleton and Shean had deferred a portion of his respective 2011 performance-based bonus under the 2006 deferred compensation plan, a portion of which is allocable to and paid by our company in accordance with his deferral election. Under the 2006 deferred compensation plan, we do not have an acceleration right to pay out account balances to Messrs. Carleton and Shean upon a separation from service. However, Mr. Carleton and Mr. Shean were permitted to file at the time of the deferral an election to receive distributions under the 2006 deferred compensation plan upon his separation from service, including a voluntary termination, termination for cause, a termination without cause or for good reason and a termination due to death or disability. For purposes of the tabular presentation below, we have assumed that each of Mr. Carleton and Mr. Shean has elected to receive a payout of all deferred compensation upon his separation from service, including interest. In addition, the 2006 deferred compensation plan provides Liberty Media's compensation committee with the option of terminating the plan 30 days preceding or within 12 months after a change of control and distributing the account balances (which option is assumed to have been exercised for purposes of the tabular presentation below).

        The circumstances giving rise to these potential payments and a brief summary of the provisions governing their payout are described below and in the footnotes to the table (other than those described under "—Executive Compensation Arrangements," which are incorporated by reference herein):

        Voluntary Termination.    Each of the named executive officers holds equity awards that were issued under our existing incentive plans. Under these plans and the related award agreements, in the event of a voluntary termination of his employment with our company for any reason, each named executive officer would only have a right to the equity grants that vested prior to his termination date. Mr. Maffei also has certain acceleration rights upon a voluntary termination without good reason pursuant to the award agreement relating to the Term Options that were granted in connection with the approval of his current compensation arrangement. Mr. Maffei would have forfeited his 2016 Annual Awards if he had voluntarily terminated his employment as of December 30, 2016. Mr. Baer would have forfeited his 2016 Term Options if he had voluntarily terminated his employment as of December 30, 2016. Mr. Baer would also have forfeited the unvested portion of his 2012 Term Options upon a voluntary termination. Mr. George would have forfeited all rights to his unvested George RSUs and his 2015 Term Options, upon a voluntary termination without good reason as of December 30, 2016 (the impact on such awards of a voluntary termination with good reason is described below). Each of Messrs. Maffei, Baer and George would have been entitled to certain other benefits upon a voluntary termination of his employment with our company as of December 30, 2016 for good reason. See "—Executive Compensation Arrangements—Gregory B. Maffei," "—Executive Compensation Arrangements—Michael A. George" and "—Executive Compensation Arrangements—Richard N. Baer" above. Mr. Carleton, Mr. Shean and Mr. Rosenthaler are not entitled to any severance payments or other benefits upon a voluntary termination of his employment. The foregoing discussion assumes that the named executive officers voluntarily terminated his respective employment without good reason. See "—Termination Without Cause or for Good Reason" below for a discussion of potential payments and benefits upon a named executive officer's voluntary termination of his employment for good reason.

        Termination for Cause.    All outstanding equity grants constituting options, whether unvested or vested but not yet exercised, and all equity grants constituting unvested restricted shares and RSUs under the existing incentive plans would be forfeited by any named executive officer (other than Mr. Maffei and Mr. George in the case of equity grants constituting vested options or similar rights) who is terminated for "cause." The existing incentive plans, which govern the awards unless there is a different definition in the applicable award agreement, define "cause" as insubordination, dishonesty, incompetence, moral turpitude, other misconduct of any kind and the refusal to perform his duties and responsibilities for any reason other than illness or incapacity; provided that, if such termination is within 12 months after a change in control (as described below), "cause" means a felony conviction for fraud, misappropriation or embezzlement. Each of Mr. Maffei and Mr. George has certain rights to exercise vested options or similar rights following a termination for cause under his employment agreement. See "—Executive Compensation Arrangements" above.

        Termination Without Cause or for Good Reason.    As of December 30, 2016, Mr. Maffei's unvested equity awards consisted of the Term Options and the 2016 Annual Awards. The Term Options are subject to partial acceleration upon a termination of his employment without cause or for good reason. Mr. Maffei would have forfeited his 2016 Annual Awards upon a termination without cause or for good reason as of December 30, 2016. See "—Executive Compensation Arrangements—Gregory B. Maffei" above.

        As of December 30, 2016, Mr. George's unvested equity awards consisted of his 2015 Term Options and his George RSUs. The 2015 Term Options are subject to acceleration upon a termination of his employment without cause or for good reason. If Mr. George had been terminated without cause or for good reason as of December 30, 2016, his George RSUs would have stayed outstanding until the date the compensation committee acted to determine the extent to which the performance criteria were met and the number of George RSUs that would have been earned and vested had he remained employed through December 31, 2016. A pro rata portion of such number of George RSUs (based on the number of days Mr. George was employed during calendar year 2016) would then have vested on the date action was taken by the compensation committee. See "—Executive Compensation Arrangements—Michael A. George" above.

        As of December 30, 2016, Mr. Baer's unvested equity awards consisted of his 2016 Term Options and the second tranche of his 2012 Term Options. The 2012 Term Options would have vested in full if Mr. Baer had been terminated without cause or for good reason as of December 30, 2016. The 2016 Term Options would have been forfeited if Mr. Baer had been terminated without cause or for good reason as of December 30, 2016. See "—Executive Compensation Arrangements—Richard N. Baer" above.

        Each of Messrs. Maffei, Baer and George is also entitled under certain circumstances to severance payments and other benefits upon a termination without cause or for good reason. See "—Executive Compensation Arrangements—Gregory B. Maffei," "—Executive Compensation Arrangements—Richard N. Baer" and "—Executive Compensation Arrangements—Michael A. George" above.

        As of December 30, 2016, Mr. Carleton's, Mr. Rosenthaler's and Mr. Shean's only unvested equity awards were the stock options granted to them on March 4, 2015 and their Chief RSUs granted to them on March 29, 2016. The standard stock option awards granted to them on March 4, 2015 provide for vesting upon a termination of employment without cause of those options that would have vested during the 12-month period following the termination date if such person had remained an employee. The multi-year awards granted to them on that date provide for vesting upon a termination of employment without cause of those options that would have vested during the 12-month period following the termination date if such person had remained an employee, plus a pro rata portion of the remaining unvested options based on the portion of the vesting period elapsed through the termination date. The Chief RSUs held by these officers would have been forfeited if the individual had been terminated without cause as of December 30, 2016. None of these officers is entitled to any severance pay or other benefits upon a termination without cause.

        Death.    In the event of death, the existing incentive plans provide for vesting in full of any outstanding options and the lapse of restrictions on any restricted share and RSU awards, except that Mr. Maffei would have forfeited his 2016 Annual Awards and Mr. Baer would have forfeited the 2016 Term Options in the event of his respective death as of December 30, 2016. Each of Mr. Maffei, Mr. George and Mr. Baer is also entitled to certain payments and other benefits if he dies while employed by our company.

        No amounts are shown for payments pursuant to life insurance policies, which Liberty Media makes available to all of its employees.

        Disability.    If the employment of any of the named executive officers is terminated due to disability, which is defined in the existing incentive plans or applicable award agreements, such plans or agreements provide for vesting in full of any outstanding options and the lapse of restrictions on any restricted share and RSU awards, except that Mr. Maffei would have forfeited his 2016 Annual Awards and Mr. Baer would have forfeited his 2016 Term Options if his employment was terminated due to disability as of December 30, 2016. Each of Mr. Maffei, Mr. George and Mr. Baer is also entitled to certain payments and other benefits upon a termination of his employment due to disability. See "—Executive Compensation Arrangements" above.

        No amounts are shown for payments pursuant to short-term and long-term disability policies, which Liberty Media makes available to all of its employees.

        Change in Control.    In case of a change in control, the incentive plans provide for vesting in full of any outstanding options and the lapse of restrictions on any restricted share and RSU awards held by the named executive officers, except that neither Mr. Maffei's unvested 2016 Annual Awards nor Mr. Baer's 2016 Term Options would have been accelerated. A change in control is generally defined as:

  •
  The acquisition by a non-exempt person (as defined in the incentive plans) of beneficial ownership of at least 20% of the combined voting power of the then outstanding shares of our company ordinarily having the right to vote in the election of directors, other than pursuant to a transaction approved by our board of directors.

  •
  The individuals constituting our board of directors over any two consecutive years cease to constitute at least a majority of the board, subject to certain exceptions that permit the board to approve new members by approval of at least two-thirds of the remaining directors.

  •
  Any merger, consolidation or binding share exchange that causes the persons who were common stockholders of our company immediately prior thereto to lose their proportionate interest in the common stock or voting power of the successor or to have less than a majority of the combined voting power of the then outstanding shares ordinarily having the right to vote in the election of directors, the sale of substantially all of the assets of the company or the dissolution of the company.

        In the case of a change in control described in the last bullet point, our compensation committee may determine not to accelerate the existing equity awards of the named executive officers if equivalent awards will be substituted for the existing awards, except that Mr. Maffei's Term Options, may also be subject to acceleration upon a change in control. For purposes of the tabular presentation below, we have assumed no such determination was made by the compensation committee.

Benefits Payable Upon Termination or Change-in-Control

Name	Voluntary Termination Without Good Reason ($)		Termination for Cause ($)		Termination Without Cause or for Good Reason ($)		Death ($)		Disability ($)		After a Change in Control ($)
Gregory B. Maffei
Severance	11,750,000	(1)	—		30,763,181	(2)	30,763,181	(2)	30,763,181	(2)	—
Options	27,823,935	(3)	26,977,834	(3)	28,453,058	(4)	28,841,363	(5)	28,841,363	(5)	28,841,363	(5)
Perquisites(6)	—		—		148,922		—		148,922		—

Total	39,573,935		26,977,834		59,365,161		59,604,544		59,753,466		28,841,363

Richard N. Baer
Severance(7)	—		—		631,050		631,050		631,050		—
Options	—	(3)	—	(3)	1,066,349	(10)	1,066,349	(5)	1,066,349	(5)	1,066,349	(5)

Total	—		—		1,697,399		1,697,399		1,697,399		1,066,349

Mark D. Carleton
Deferred Compensation(14)	78,259	(8)	78,259	(8)	78,259	(8)	78,259	(8)	78,259	(8)	78,259	(9)
Options	331,792	(3)	—		331,981	(10)	332,321	(5)	332,321	(5)	332,321	(5)
Restricted Stock/RSUs	—		—		—		591,910	(5)	591,910	(5)	591,910	(5)

Total	410,051		78,259		410,240		1,002,491		1,002,491		1,002,491

Michael A. George
Severance(11)	—		—		1,500,000		—		—		1,500,000
Base Compensation Continuing Payment(12)	—		—		1,254,788		1,254,788		1,254,788		1,254,788
Pension Restoration Plan Payout(13)	14,730		14,730		14,730		14,730		14,730		14,730
Options	9,956,167	(3)	9,956,167	(3)	9,956,167	(10)	9,956,167	(5)	9,956,167	(5)	9,956,167	(5)
RSUs	—		—		3,267,949	(10)	3,267,949	(5)	3,267,949	(5)	3,267,949	(5)

Total	9,970,897		9,970,897		15,993,634		14,493,634		14,493,634		15,993,634

Albert E. Rosenthaler
Options	800,694	(3)	—		800,883	(10)	801,223	(5)	801,223	(5)	801,223	(5)
Restricted Stock/RSUs	—		—		—		591,910	(5)	591,910	(5)	591,910	(5)

Total	800,694		—		800,883		1,393,133		1,393,133		1,393,133

Christopher W. Shean
Deferred Compensation(14)	11,016	(8)	11,016	(8)	11,016	(8)	11,016	(8)	11,016	(8)	11,016	(9)
Options	1,456,088	(3)	—		1,456,277	(10)	1,456,618	(5)	1,456,618	(5)	1,456,618	(5)
Restricted Stock/RSUs	—		—		—		591,910	(5)	591,910	(5)	591,910	(5)

Total	1,467,104		11,016		1,467,293		2,059,544		2,059,544		2,059,544

(1)
If Mr. Maffei had voluntarily terminated his employment without good reason (as defined in the Maffei Employment Agreement) as of December 30, 2016, he would have been entitled to receive in a lump sum the Pro-Rated Amount of $11,750,000, with up to 25% of such amount payable in shares of QVCB and LVNTB, allocated between them in accordance with the pro rata allocation of his target equity awards. See "—Executive Compensation Arrangements—Gregory B. Maffei" above.

(2)
If Mr. Maffei's employment had been terminated at our company's election without cause or by Mr. Maffei for good reason (as defined in the Maffei Employment Agreement) (whether before or within a specified period following a change in control) or due to Mr. Maffei's death or disability, as of December 30, 2016, he would have been entitled to receive a payment of 1.5 times his 2016 base salary payable in 18 equal monthly installments. Mr. Maffei would also be entitled to receive in lump sums the Pro Rated Amount of $11,750,000, and a separate Un-Pro Rated Amount of $17,500,000 and, in each case, up to 25% of such amounts would be payable in shares of QVCB and LVNTB, allocated between them in accordance with the pro rata allocation of his target equity awards. See "—Executive Compensation Arrangements—Gregory B. Maffei" above.

(3)
Based on the number of vested options held by each named executive officer at December 30, 2016 and, with respect to Mr. Maffei upon a voluntary termination of his employment without good reason, the pro rata vesting of his unvested Term Options. Mr. Maffei would have forfeited his 2016 Annual Awards if his employment had been terminated for any reason as of December 30, 2016. If Mr. Baer's employment had been terminated for any reason as of December 30, 2016, he would have forfeited the 2016 Term Options. If Mr. Baer's employment had been terminated by us for cause or by Mr. Baer without good reason as of December 30, 2016, he would have forfeited the unvested portion of his 2012 Term Options. If Mr. George's employment with QVC had been terminated by us for cause or by Mr. George without good reason as of December 30, 2016, he would have forfeited the 2015 Term Options and his George RSUs. For more information, see the "Outstanding Equity Awards at Fiscal Year-End" table, "—Executive Compensation Arrangements—Gregory B. Maffei," "—Executive Compensation Arrangements—Michael A. George" and "—Executive Compensation Arrangements—Richard N. Baer" above.

(4)
Based on (i) the number of vested options held by Mr. Maffei at December 30, 2016 and (ii) the number of unvested Term Options held by Mr. Maffei at December 30, 2016 that would vest pursuant to the forward-vesting provisions in the award agreement if he were terminated without cause or for good reason as of December 30, 2016. Mr. Maffei would have forfeited his 2016 Annual Awards if his employment had been terminated for any reason as of December 30, 2016. See "—Executive Compensation Arrangements—Gregory B. Maffei" above and the "Outstanding Equity Awards at Fiscal Year-End" table above.

(5)
Based on (i) the number of vested options, (ii) the number of unvested performance-based restricted shares relating to LVNTA and Chief RSUs relating to QVCA held by Messrs. Carleton, Rosenthaler and Shean, (iii) the number of unvested George RSUs held by Mr. George and (iii) the number of unvested options held by each named executive officer at December 30, 2016, other than the unvested 2016 Term Options held by Mr. Baer and the unvested 2016 Annual Options held by Mr. Maffei. For more information, see the "Outstanding Equity Awards at Fiscal Year-End" table above.

(6)
If Mr. Maffei's employment had been terminated at our company's election for any reason (other than cause) or by Mr. Maffei for good reason (as defined in his employment agreement) or by reason of disability, as of December 30, 2016, he would have been entitled to receive personal use of the corporate aircraft for 120 hours per year over a 12-month period. Based on an hourly average of the incremental cost of use of the corporate aircraft, perquisite amount of $148,922 represents the maximum potential incremental cost attributable to our company for Mr. Maffei's use of the corporate aircraft for 120 hours based on an hourly average of the incremental cost of use of the corporate aircraft. The remainder of such perquisite expense that would have been allocable to Liberty Media pursuant to the services agreement is not reflected in the table.

(7)
If Mr. Baer's employment had been terminated due to his death or disability or at Liberty Media's election without cause or by Mr. Baer for good reason (as defined in his 2012 Employment Agreement), as of December 30, 2016, he would have been entitled to receive a lump sum payment in an amount equal to two times his base salary then in effect. See "—Executive Compensation Arrangements—Richard N. Baer" above. The 65% of such lump sum severance payment that would have been allocable to Liberty Media pursuant to the services agreement is not reflected in the table.

(8)
Under the 2006 deferred compensation plan, we do not and Liberty Media does not have an acceleration right to pay out account balances to Mr. Carleton and Mr. Shean upon this type of termination. However, Mr. Carleton and Mr. Shean had the right to file an election at the time of his initial deferral to receive distributions under the 2006 deferred compensation plan upon his separation from service, including under these circumstances. For purposes of the tabular presentation above, we have assumed that Mr. Carleton and Mr. Shean has elected to receive payout upon a separation from service of all deferred compensation, including interest.

(9)
The 2006 deferred compensation plan provides Liberty Media's compensation committee with the option of terminating the plan 30 days preceding or within 12 months after a change of control of Liberty Media and distributing the account balances (which option is assumed to have been exercised for purposes of the tabular presentation above).

(10)
Based on (i) the number of vested options held by such named executive officer at December 30, 2016 and (ii) the number of unvested options held by each named executive officer at December 30, 2016 that would vest pursuant to the forward-vesting provisions in such named executive officer's award agreements if he were terminated without cause as of December 30, 2016. See the "Outstanding Equity Awards at Fiscal Year-End" table and "Potential Payments Upon Termination or Change in Control—Termination Without Cause or for Good Reason" above.

(11)
If Mr. George's employment had been terminated at QVC's election without cause or by Mr. George for good reason (as defined in the George Employment Agreement) (whether before or within a specified period following a change in control), as of December 30, 2016, he would have been entitled to receive a lump sum payment of $1,500,000. See "—Executive Compensation Arrangements—Michael A. George" above.

(12)
If Mr. George's employment had been terminated at QVC's election without cause or by Mr. George for good reason (whether before or within a specified period following a change in control) or in the event of his death or disability, he would have been entitled to receive a base compensation continuing payment for one year equal to his base salary upon termination.

(13)
Under the Pension Restoration Plan, upon separation from service, a participant would receive a lump sum payment of the vested percentage of such participant's account on the first day of the month following such separation, in this case, January 1, 2017.

(14)
Represents deferred compensation payable to Messrs. Carleton and Shean based on a one-time deferral election of a portion of his annual cash bonus that was allocable to and paid by Liberty Interactive pursuant to the services agreement. See "—Executive Compensation Arrangements—2006 Deferred Compensation Plan" and "—Nonqualified Deferred Compensation Plans" above for more information.

DIRECTOR COMPENSATION

Nonemployee Directors

        Director Fees.    Each of our directors who is not an employee of our company is paid an annual fee of $214,000 (which, in 2016, was $210,000) (which we refer to as the director fee), of which $102,000 ($100,000 in 2016) is payable in cash and the balance is payable in RSUs or options to purchase shares of QVCA and LVNTA. For service on our board in 2016, each director was permitted to elect to receive $110,000 of his or her director fee in restricted shares or options to purchase QVCA and LVNTA shares. The awards issued to our directors with respect to their service on our board in 2016 were issued in December 2015. No equity awards were granted to our nonemployee directors during 2016, but we expect to grant equity awards to our directors with respect to service on our board in 2017 in the first half of 2017. Each director will be eligible to receive an equity grant in either options or RSUs, at the director's election, in a grant value of $112,000.

        The fees for service as a board committee chairman and as a board committee member are the same for 2016 and 2017. The chairman of the audit committee of our board of directors is paid an additional annual fee of $40,000 and each other member of that committee receives an additional annual fee of $30,000. With respect to our compensation committee and nominating and corporate governance committee, each member thereof receives an annual fee of $10,000 for his or her participation on each such committee, except that any committee member who is also the chairman of that committee instead receives an annual fee of $20,000 for his or her participation on that committee. The cash portion of the director fees and the fees for participation on committees are payable quarterly in arrears.

        Charitable Contributions.    If a director makes a donation to our political action committee, we will make a matching donation to a charity of his or her choice in an amount not to exceed $10,000.

        Equity Incentive Plans.    The Liberty Interactive Corporation 2002 Nonemployee Director Incentive Plan (As Amended and Restated Effective November 7, 2011), as amended (the 2002 director plan) and the 2011 Nonemployee Director Incentive Plan (Amended and Restated as of December 17, 2015) (the 2011 director plan, together with the 2002 director plan, the prior plans) are administered by our entire board of directors. Awards granted to our nonemployee directors under the 2016 incentive plan are administered by our board of directors or our compensation committee. Our board of directors and compensation committee each has full power and authority to grant eligible persons the awards described below and to determine the terms and conditions under which any awards are made. The prior plans and the 2016 incentive plan are designed to provide our nonemployee directors with additional remuneration for services rendered, to encourage their investment in our common stock and to aid in attracting persons of exceptional ability to become nonemployee directors of our company. Our board of directors may grant non-qualified stock options, SARs, restricted shares and cash awards or any combination of the foregoing under the 2016 incentive plan. The 2002 director plan and the 2011 director plan expired according to its respective terms on December 17, 2012 and September 7, 2016, respectively, and as a result no further grants are permitted under the prior plans.

        The maximum number of shares of our common stock with respect to which awards may be issued under the 2016 incentive plan is 39,873,000, subject to anti-dilution and other adjustment provisions of the respective plans. Under the 2016 incentive plan, no nonemployee director may be granted during any calendar year awards having a value determined on the date of grant in excess of $3 million. Shares of our common stock issuable pursuant to awards made under the 2016 incentive plan are made available from either authorized but unissued shares or shares that have been issued but reacquired by our company.

        Stock Ownership Guidelines.    In March 2016, our board of directors adopted stock ownership guidelines that require each director to own shares of our company's stock equal to at least three times the value of their annual cash retainer fees. Directors will have five years from the later of (i) the effective date of the new guidelines and (ii) the director's initial appointment to our board to comply with these guidelines.

        Director Deferred Compensation Plan.    Effective beginning in the fourth quarter of 2013, directors of our company are eligible to participate in the Liberty Interactive Corporation Nonemployee Director Deferred Compensation Plan (the director deferred compensation plan), pursuant to which eligible directors of our company can elect to defer all or any portion of their annual cash fees that they would otherwise be entitled to receive. The deferral of such annual cash fees shall be effected by a reduction in the quarterly payment of such annual cash fees by the percentage specified in the director's election. Elections are required to be made in advance of certain deadlines, which generally must be on or before the close of business on December 31 of the year prior to the year to which the director's election will apply, and elections must include the form of distribution, such as a lump-sum payment or substantially equal installments over a period not to exceed ten years. The director deferred compensation plan was amended effective January 1, 2015, to reflect the following changes: (A) compensation deferred under the director deferred compensation plan prior to January 1, 2015 will earn interest at the rate of 9% per year, compounded quarterly at the end of each calendar quarter. For amounts deferred on or after January 1, 2015, those amounts will earn interest at a rate equal to the prime rate of interest (as determined by reference to the Wall Street Journal) plus 3%; and (B) the board of directors has the authority to change this interest rate for future deferrals at any time prior to a change of control. For 2016, this rate was 6.25%. Effective January 1, 2017, amounts deferred under the plan will earn interest income at the 10-year Treasury rate plus 4.5%, as determined as of the first business day of November of the year prior to each plan year.

John C. Malone

        In connection with the merger of TCI and AT&T in 1999, an employment agreement between John C. Malone and TCI was assigned to our company. In connection with the LMC Split-Off and the LMC Spin-Off, Mr. Malone's employment agreement (as amended) and his deferred compensation arrangements, as described below, were assumed by Old LMC and later Liberty Media. The term of Mr. Malone's employment agreement is extended daily so that the remainder of the employment term is five years. The employment agreement was amended in June 1999 to provide for, among other things, an annual salary of $2,600 (which was increased to $3,900 in 2014), subject to increase with board approval. The employment agreement was amended in 2003 to provide for payment or reimbursement of personal expenses, including professional fees and other expenses incurred by Mr. Malone for estate, tax planning and other services, and for personal use of corporate aircraft and flight crew. The aggregate amount of such payments or reimbursements and the value of his personal use of corporate aircraft was originally limited to $500,000 per year but increased to $1 million effective January 1, 2007 by our compensation committee. Although the "Director Compensation Table" below reflects the portion of the aggregate incremental cost of Mr. Malone's personal use of our corporate aircraft attributable to our company, the value of his aircraft use for purposes of his employment agreement is determined in accordance with SIFL, which aggregated $170,821 for use of the aircraft by our company and Liberty Media during the year ended December 31, 2016. A portion of the costs, calculated in accordance with Part 91 of the Federal Aviation Regulations, incurred with respect to Mr. Malone were allocated to our company and reimbursed to Liberty Media under the services agreement.

        In December 2008, the compensation committee determined to modify Mr. Malone's employment arrangements to permit Mr. Malone to begin receiving fixed monthly payments in 2009, while he remains employed by our company, in satisfaction of our obligations to him under a 1993 deferred compensation arrangement, a 1982 deferred compensation arrangement and an installment severance plan, in each case, entered into with him by our predecessors (and which had been assumed by our company). At the time of the amendment, the amounts owed to Mr. Malone under these arrangements aggregated approximately $2.4 million, $20 million and $39 million, respectively. As a result of these modifications, Mr. Malone receives 240 equal monthly installments, which commenced February 2009, of: (1) approximately $20,000 under the 1993 deferred compensation arrangement, (2) approximately $237,000 under the 1982 deferred compensation arrangement and (3) approximately $164,000 under the installment severance plan. Interest ceased to accrue under the installment severance plan once these payments began; however, interest continues to accrue on the 1993 deferred compensation arrangement at a rate of 8% per annum and on the 1982 deferred compensation arrangement at a rate of 13% per annum. Following certain termination events, Mr. Malone (or, in the event of Mr. Malone's death, his beneficiaries) would be entitled to receive the remaining payments under these arrangements, subject to certain conditions. In connection with the LMC Split-Off and the LMC Spin-Off, Old LMC and later Liberty Media assumed all outstanding obligations under these deferred compensation arrangements and the installment severance plan.

        Under the terms of Mr. Malone's employment agreement, he is entitled to receive upon the termination of his employment for any reason (other than for death or "cause"), a lump sum equal to his salary for a period of five full years following termination (calculated on the basis of $3,900 per annum, the lump sum severance payment). As described above, in connection with the LMC Split-Off and later the LMC Spin-Off, Liberty Media assumed Mr. Malone's employment agreement and all outstanding obligations thereunder, and we will reimburse Liberty Media for our allocated portion of any such lump sum severance payments made thereunder.

Director Compensation Table

Name(1)	Fees Earned or Paid in Cash ($)		Stock Awards ($)(2)	Option Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All other compensation ($)(4)		Total ($)
John C. Malone	—		—	—	—	580,048	(5)(6)(7)	580,048
Richard N. Barton(8)	5,464		—	—	—	—		5,464
M. Ian G. Gilchrist	160,000		—	—	—	—		160,000
Evan D. Malone	100,000		—	—	—	—		100,000
David E. Rapley	160,000	(3)	—	—	17,066	500(9)		177,566
M. LaVoy Robison	140,000	(3)	—	—	6,858	—		146,858
Larry E. Romrell	140,000		—	—	—	—		140,000
Mark C. Vadon	110,000		—	—	—	—		110,000
Andrea L. Wong	120,000	(3)	—	—	10,860	1,000(9)		131,860

(1)
Gregory B. Maffei and Michael A. George, who are directors of our company and named executive officers, and John C. Malone, who is a director of our company, received no compensation for serving as directors of our company during 2016. However, we are allocated a portion of the compensation paid to Mr. Malone by Liberty Media. See footnotes (5), (6) and (7) below.

(2)
As of December 31, 2016, our directors (other than Messrs. Maffei and George, whose equity awards are listed in "Outstanding Equity Awards at Fiscal Year-End" above) held the following equity awards:

	John C. Malone	Richard N. Barton	M. Ian G. Gilchrist	Evan D. Malone	David E. Rapley	M. LaVoy Robison	Larry E. Romrell	Mark C. Vadon	Andrea L. Wong
Options
QVCA	—	—	10,524	10,958	9,813	34,156	25,452	864,737	—
LVNTA	—	—	2,185	1,572	1,397	5,175	3,632	—	—
Restricted Stock
QVCA	—	—	—	—	—	—	—	597	—
LVNTA	—	—	—	—	—	—	—	102	—
(3)
Includes 2016 compensation that was earned but not paid in cash because it was deferred under the director deferred compensation plan. Amounts deferred are reflected below:

Name	2016 Deferred Compensation	2016 Above Market Earnings on Accrued Interest	2015 Above Market Earnings on Accrued Interest
David Rapley	160,000	17,066	4,748
M. LaVoy Robison	70,000	6,858	1,887
Andrea L. Wong	120,000	10,860	2,786
(4)
Liberty Media makes available to our directors tickets to various sporting events with no aggregate incremental cost attributable to any single person.

(5)
Includes the amount of Mr. Malone's base salary of $2,418 and the following amounts, in each case, which were allocated to our company under the services agreement:

Amounts ($)
Reimbursement for personal legal and accounting services	43,812
Compensation related to personal use of corporate aircraft(a)	47,684
Tax payments made on behalf of Mr. Malone	459,315

(a)
Calculated based on aggregate incremental cost of such usage to our company.

  Also includes miscellaneous personal expenses, such as courier charges.

  Prior to the LMC Split-Off, we owned an apartment in New York City which was primarily used for business purposes. The apartment was assigned to Liberty Media in the LMC Split-Off and later the LMC Spin-Off. Mr. Malone makes use of this apartment and a company car and driver for personal reasons. From time to time, we also pay the cost of miscellaneous shipping and catering expenses for Mr. Malone.

(6)
Also includes $16,430 in matching contributions allocated to our company with respect to the Liberty Media 401(k) Savings Plan.

(7)
Also includes $3,832 in health insurance premiums allocated to our company for the benefit of Mr. Malone.

(8)
Appointed to our board on December 12, 2016.

(9)
Includes $500 and $1,000 in charitable contributions made on behalf of Mr. Rapley and Ms. Wong, respectively, pursuant to our matching donation program.

EQUITY COMPENSATION PLAN INFORMATION

        The following table sets forth information as of December 31, 2016, with respect to shares of our common stock authorized for issuance under our equity compensation plans.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders:
Liberty Interactive Corporation 2000 Incentive Plan (As Amended and Restated Effective November 7, 2011), as amended			—(1)
QVCA	267,017	$12.45
QVCB	—	—
LVNTA	2,164	$39.63
LVNTB	—	—
Liberty Interactive Corporation 2002 Nonemployee Director Incentive Plan (As Amended and Restated Effective November 7, 2011), as amended			—(2)
QVCA	47,576	$17.09
QVCB	—	—
LVNTA	6,814	$16.05
LVNTB	—	—
Liberty Interactive Corporation 2007 Incentive Plan (As Amended and Restated Effective November 7, 2011), as amended			—(3)
QVCA	1,415,466	$14.66
QVCB	—	—
LVNTA	45,139	$9.91
LVNTB	—	—
Liberty Interactive Corporation 2010 Incentive Plan (As Amended and Restated Effective November 7, 2011), as amended			—(4)
QVCA	9,283,769	$19.45
QVCB	646,352	$29.87
LVNTA	1,165,395	$17.01
LVNTB	803,245	$34.61
Liberty Interactive Corporation 2011 Nonemployee Director Incentive Plan (As Amended and Restated as of December 17, 2015)			—(5)
QVCA	53,591	$24.87
QVCB	—	—
LVNTA	8,615	$33.93
LVNTB	—	—
Liberty Interactive Corporation 2012 Incentive Plan (As Amended and Restated as of March 31, 2015)			—(6)
QVCA	12,952,445	$24.60
QVCB	842,709	$25.68
LVNTA	745,473	$30.89
LVNTB	184,277	$36.82

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Liberty Interactive Corporation 2016 Omnibus Incentive Plan			39,873,000	(7)
QVCA	—	—
QVCB	—	—
LVNTA	—	—
LVNTB	—	—
Equity compensation plans not approved by security holders: None(8)
Total
QVCA	24,019,864

QVCB	1,489,061

LVNTA	1,973,600

LVNTB	987,522

			39,873,000

(1)
The Liberty Interactive Corporation 2000 Incentive Plan (As Amended and Restated Effective November 7, 2011), as amended, expired on December 6, 2010 and, as a result, no further grants are permitted under this plan.

(2)
The Liberty Interactive Corporation 2002 Nonemployee Director Incentive Plan (As Amended and Restated Effective November 7, 2011), as amended, expired on December 17, 2012 and, as a result, no further grants are permitted under this plan.

(3)
The Liberty Interactive Corporation 2007 Incentive Plan (As Amended and Restated Effective November 7, 2011), as amended, expired on June 30, 2012 and, as a result, no further grants are permitted under this plan.

(4)
The Liberty Interactive Corporation 2010 Incentive Plan (As Amended and Restated Effective November 7, 2011), as amended, expired on February 23, 2015 and, as a result, no further grants are permitted under this plan.

(5)
The Liberty Interactive 2011 Nonemployee Director Incentive Plan (As Amended and Restated as of December 17, 2015), expired on September 7, 2016 and, as a result, no further grants are permitted under this plan.

(6)
Upon adoption of the Liberty Interactive 2016 Omnibus Incentive Plan, the board of directors ceased making any further grants under the prior incentive plans, including the Liberty Interactive Corporation 2012 Incentive Plan.

(7)
The Liberty Interactive Corporation 2016 Omnibus Incentive Plan permits grants of, or with respect to, shares of any series of our common stock, subject to a single aggregate limit.

(8)
On October 1, 2015, in connection with our acquisition of zulily, we assumed each outstanding award issued pursuant to the zulily, inc. 2009 Equity Incentive Plan and the zulily, inc. 2013 Equity Plan (together, the zulily Plans and such awards collectively, the Assumed Awards). The Assumed Awards were converted into a corresponding award with respect to shares of QVCA (such converted awards, the Converted Awards). We do not intend to issue any new grants under the zulily Plans in the future. As of December 31, 2016, the number of securities to be issued upon exercise of outstanding options, warrants and rights under the zulily, inc. 2009 Equity Incentive Plan was 5,025,189 QVCA shares, which have a weighted average exercise price of $13.75. With respect to the zulily, inc. 2013 Equity Plan, the number of securities to be issued upon exercise of outstanding options, warrants and rights was 539,570 QVCA shares, which have a weighted average exercise price of $38.63.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Under our Code of Business Conduct and Ethics and Corporate Governance Guidelines, if a director or executive officer has an actual or potential conflict of interest (which includes being a party to a proposed "related party transaction" (as defined by Item 404 of Regulation S-K)), the director or executive officer should promptly inform the person designated by our board to address such actual or potential conflicts. No related party transaction may be effected by our company without the approval of the audit committee of our board or another independent body of our board designated to address such actual or potential conflicts.

Transaction between Chewy.com and zulily

        In April 2017, our audit committee approved a proposed related party transaction involving zulily and chewy.com, an internet retailer of pet food. Mr. Vadon is the executive chairman of the board of chewy.com and holds a 4.4% equity interest in the company. In the proposed transaction, zulily would distribute a number of chewy.com-branded post card advertisements in its customer packages for three to four months in 2017. The amount involved in the proposed transaction is approximately $575,000, which is a de minimus amount of chewy.com's estimated 2016 revenue.

 STOCKHOLDER PROPOSALS

        This proxy statement relates to our annual meeting of stockholders for the calendar year 2017 which will take place on May 24, 2017. Based solely on the date of our 2017 annual meeting and the date of this proxy statement, (i) a stockholder proposal must be submitted in writing to our Corporate Secretary and received at our executive offices at 12300 Liberty Boulevard, Englewood, Colorado 80112, by the close of business on December 25, 2017 in order to be eligible for inclusion in our proxy materials for the annual meeting of stockholders for the calendar year 2018 (the 2018 annual meeting), and (ii) a stockholder proposal, or any nomination by stockholders of a person or persons for election to the board of directors, must be received at our executive offices at the foregoing address not earlier than February 23, 2018 and not later than March 26, 2018 to be considered for presentation at the 2018 annual meeting. We currently anticipate that the 2018 annual meeting will be held during the second quarter of 2018. If the 2018 annual meeting takes place more than 30 days before or 30 days after May 24, 2018 (the anniversary of the 2017 annual meeting), a stockholder proposal, or any nomination by stockholders of a person or persons for election to the board of directors, will instead be required to be received at our executive offices at the foregoing address not later than the close of business on the tenth day following the first day on which notice of the date of the 2018 annual meeting is communicated to stockholders or public disclosure of the date of the 2018 annual meeting is made, whichever occurs first, in order to be considered for presentation at the 2018 annual meeting.

        All stockholder proposals for inclusion in our proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act, our charter and bylaws and Delaware law.

ADDITIONAL INFORMATION

        We file periodic reports, proxy materials and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. You may also inspect such filings on the Internet website maintained by the SEC at www.sec.gov. Additional information can also be found on our website at www.libertyinteractive.com. (Information contained on any website referenced in this proxy statement is not incorporated by reference in this proxy statement.) If you would like to receive a copy of the 2016 10-K, or any of the exhibits listed therein, please call or submit a request in writing to Investor Relations, Liberty Interactive Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Tel. No. (877) 772-1518, and we will provide you with the 2016 Form 10-K without charge, or any of the exhibits listed therein upon the payment of a nominal fee (which fee will be limited to the expenses we incur in providing you with the requested exhibits).

. MMMMMMMMMMMM MMMMMMMMMMMMMMM C123456789 IMPORTANT ANNUAL MEETING INFORMATION 000004 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 X Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 24, 2017. Vote by Internet • Go to www.envisionreports.com/LIC • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch-tone telephone • Follow the instructions provided by the recorded message Annual Meeting Proxy Card 1234 5678 9012 345 q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + 1. Election of Directors:For WithholdFor WithholdFor Withhold 01 - Evan D. Malone02 - David E. Rapley03 - Larry E. Romrell 2. A proposal to ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2017. 4. The say-on-frequency proposal, to approve, on an advisory basis, the frequency at which stockholders are provided an advisory vote on the compensation of our named executive officers. B Non-Voting Items ForAgainst Abstain 3 Years 2 Years 1 Year Abstain 3. The say-on-pay proposal, to approve, on an advisory basis, the compensation of our named executive officers. ForAgainst Abstain Change of Address — Please print your new address below.Comments — Please print your comments below.Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer. MMMMMMM Signature 1 — Please keep signature within the box.Signature 2 — Please keep signature within the box. C 1234567890 J N T 1 U P X3 2 7 5 8 5 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE + MMMMMMMMM 02KBMC

. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — LIBERTY INTERACTIVE CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS MAY 24, 2017 The undersigned hereby appoint(s) Richard N. Baer and Mark D. Carleton, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Series A QVC Group common stock, Series B QVC Group common stock, Series A Liberty Ventures common stock and/or Series B Liberty Ventures common stock held by the undersigned at the Annual Meeting of Stockholders to be held at 8:15 a.m., local time, on May 24, 2017, at the Atlanta Braves Headquarters, 755 Battery Avenue, Atlanta, Georgia 30339, and any adjournment or postponement thereof, with all the powers the undersigned would possess if present in person. All previous proxies given with respect to the meeting are revoked. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSALS 2 AND 3 AND IN FAVOR OF EVERY “3 YEARS” FOR PROPOSAL 4. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PERSONS NAMED IN THIS PROXY WILL VOTE IN THEIR DISCRETION. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. CONTINUED AND TO BE SIGNED ON REVERSE SIDE